AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 23, 1994

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                            FORT HOWARD CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                            2676                           39-1090992
(State or other jurisdiction of     (Primary standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                              -------------------

                              1919 SOUTH BROADWAY
                           GREEN BAY, WISCONSIN 54304
                                 (414) 435-8821
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              -------------------

                               JAMES W. NELLEN II
                          VICE PRESIDENT AND SECRETARY
                            FORT HOWARD CORPORATION
                              1919 SOUTH BROADWAY
                           GREEN BAY, WISCONSIN 54304
                                 (414) 435-8821
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   COPIES TO:

               FAITH D. GROSSNICKLE                                 RICHARD J. SANDLER
               SHEARMAN & STERLING                                DAVIS POLK & WARDWELL
               599 LEXINGTON AVENUE                                450 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10022                            NEW YORK, NEW YORK 10017
                  (212) 848-4000                                      (212) 450-4000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the
Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE
[CAPTION]

                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
     TITLE OF EACH CLASS OF       NUMBER OF SHARES  OFFERING PRICE PER     AGGREGATE       REGISTRATION
   SECURITIES TO BE REGISTERED   TO BE REGISTERED(1)      SHARE(2)    OFFERING PRICE(2)        FEE
Common Stock, par value $.01 per
Share............................  15,000,000 Shares       $23.00        $345,000,000        $118,966


(1) Includes 1,900,000 shares subject to the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of determining the registration fee.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: one to be used in connection with a United States and Canadian offering of the registrant's Common Stock (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering of the Common Stock (the "International Prospectus" and, together with the U.S. Prospectus, the "Prospectuses"). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page. The U.S. Prospectus is included herein and is followed by the front cover page to be used in the International Prospectus. The front cover page for the International Prospectus included herein has been labeled "Alternate Page for International Prospectus."

    If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, ten copies of each of the Prospectuses in the forms in which they are used will be filed with the Securities and Exchange Commission.

                            FORT HOWARD CORPORATION
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


           FORM-S-1 PART 1 ITEM AND HEADING             CAPTION OR LOCATION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front Cover Page; Additional
                                                     Information; Outside Front Cover Page
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Certain Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page; Underwriters
  6.  Dilution...................................  Dilution
  7.  Selling Security Holders...................  Not applicable
  8.  Plan of Distribution.......................  Outside Front Cover Page; Underwriters
  9.  Description of Securities to be
      Registered.................................  Outside Front Cover Page; Prospectus
                                                     Summary; Description of Capital Stock
 10.  Interests of Named Experts and Counsel.....  Legal Matters
 11.  Information with Respect to the
      Registrant.................................  Prospectus Summary; Certain Risk Factors;
                                                     Capitalization; Selected Historical
                                                     Consolidated Financial Data; Pro Forma
                                                     Financial Data; Management's Discussion
                                                     and Analysis of Consolidated Financial
                                                     Condition and Results of Operations;
                                                     Business; Management; Ownership of Common
                                                     Stock; Certain Transactions; Description
                                                     of Certain Indebtedness; Description of
                                                     Capital Stock; Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
      Liabilities................................  Not applicable

PROSPECTUS (Subject to Completion)

Issued November 23, 1994


                                     Shares
                            Fort Howard Corporation
                                  COMMON STOCK
                              -------------------

ALL SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. OF THE
       SHARES OF COMMON STOCK BEING OFFERED,      SHARES ARE BEING OFFERED
    INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND
         SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." PRIOR TO
      THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK
       OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC
          OFFERING PRICE WILL BE BETWEEN $     AND $     PER SHARE. SEE
          "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS
              TO BE CONSIDERED IN DETERMINING THE INITIAL
                        PUBLIC OFFERING PRICE.

                              -------------------

 THE COMPANY INTENDS TO APPLY TO HAVE THE COMMON STOCK APPROVED FOR LISTING ON
                                      THE
                        UNDER THE TRADING SYMBOL "   ".

                              -------------------
                   SEE "CERTAIN RISK FACTORS" FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                     OFFENSE.

                              -------------------

                             PRICE $        A SHARE

                              -------------------

                                                                     UNDERWRITING
                                                        PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                         PUBLIC     COMMISSIONS(1)    COMPANY(2)
                                                        ---------   ---------------   -----------
Per Share............................................       $              $               $
Total(3).............................................       $              $               $

- ---------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting expenses payable by the Company estimated at $        .

(3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional shares at the price to public less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
    $        , $        and $        , respectively. See "Underwriters."

                              -------------------

    The Shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about        , 1995, at the office of
Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in New York funds.

                              -------------------

MORGAN STANLEY & CO.
              Incorporated

                           CS FIRST BOSTON

                                                            SALOMON BROTHERS INC

            , 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                   [PICTURES]

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

    No action has been or will be taken in any jurisdiction by the Company or any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

    In this Prospectus, references to "dollar" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction. All tons are short tons.

    MARDI GRAS(R), SOFT'N GENTLE(R), SO-DRI(R), PAGE(R), GREEN FOREST(R), ENVISION(R), GENERATION II(R) and NOUVELLE(R)are trademarks of the Company that are registered or otherwise protected under laws of various jurisdictions.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH
TRANSACTIONS MAY BE EFFECTED ON THE                                  , IN THE
OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     5
Certain Risk Factors..................    11
Use of Proceeds.......................    16
Dividend Policy.......................    17
Dilution..............................    17
Capitalization........................    18
Selected Historical Consolidated
  Financial Data......................    19
Pro Forma Financial Data..............    21
Management's Discussion and Analysis
  of Consolidated Financial Condition
  and Results of Operations...........    27
Business..............................    37
Management............................    55

                                         PAGE
                                         ----
Ownership of Common Stock.............    68
Certain Transactions..................    69
Description of Certain Indebtedness...    72
Description of Capital Stock..........    80
Shares Eligible for Future Sale.......    83
Certain United States Federal Tax
  Considerations for Non-U.S. Holders
  of Common Stock.....................    84
Underwriters..........................    87
Legal Matters.........................    90
Experts...............................    90
Additional Information................    90
Index to Financial Statements.........   F-1


                              -------------------

    The principal executive offices of the Company are located at 1919 South Broadway, Green Bay, Wisconsin 54304, and the Company's telephone number is
(414) 435-8821. The Company was incorporated in Delaware in 1967.


    The Company intends to make available annual reports to its shareholders containing audited consolidated financial statements and a report thereon by the Company's independent auditors and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY


    The following information is qualified in its entirety by the detailed information and financial statements found elsewhere in this Prospectus. As used in this Prospectus, unless the context indicates otherwise: (i) the "Company" or "Fort Howard" means Fort Howard Corporation, and where appropriate, its subsidiaries; (ii) "Common Stock" means the Common Stock, par value $.01 per share, of Fort Howard Corporation; (iii) "Offering" means the offering of shares of Common Stock in the underwritten public offering to which this Prospectus relates and (iv) numbers and percentage of shares outstanding assume that the U.S. Underwriters' over-allotment option is not exercised and have been adjusted to reflect a 6.5-for-one split of the Common Stock which is expected to occur two days prior to the effective date of the Registration Statement to which this Prospectus relates. The market share information and, unless otherwise indicated, the industry statistical information presented herein reflect the Company's best estimates based on publicly available information, and no assurance can be given regarding the accuracy of such estimates and statistics.


                                  THE COMPANY


    Founded in 1919, Fort Howard is a leading manufacturer, converter and marketer of sanitary tissue products, including specialty dry form products, in the United States and the United Kingdom. Its principal products, which are sold in the commercial (away-from-home) and consumer (at-home) markets, include paper towels, bath tissue, table napkins, wipers and boxed facial tissue manufactured from virtually 100% recycled fibers. The Company believes that it is the leading producer of tissue products in the domestic commercial market with a 26% market share and has focused two-thirds of its capacity on this faster growing segment of the tissue market. In the domestic consumer market, where the Company has a 9% market share, its principal brands include Mardi Gras printed napkins (which hold the leading domestic market position) and paper towels, Soft 'N Gentle bath and facial tissue, So-Dri paper towels, Page paper towels, bath tissue and table napkins, and Green Forest, the leading domestic line of environmentally positioned, recycled tissue paper products. Fort Howard also manufactures and distributes its products in the United Kingdom where it currently has the fourth largest market share, primarily in the consumer segment of that market.


    For the past 20 years Fort Howard has maintained EBITDA margins in excess of 30%, approximately double those publicly reported by the Company's competitors over the past five years. At the same time, the Company has achieved strong market share growth on the basis of its position as a low cost producer in the markets in which it competes. From 1983 to 1993, the Company has doubled its production capacity by constructing world-class, integrated, regional tissue mills which utilize the Company's proprietary de-inking technology to produce quality tissue from a broad range of wastepaper grades. These mills enable the Company to produce low cost, quality tissue products because they: (i) include state-of-the-art wastepaper de-inking and processing systems that process relatively low grades of wastepaper to produce low cost fiber for making tissue paper; (ii) contain eight of the eleven largest (270-inch) tissue paper machines in the world, which significantly increase labor productivity; (iii) are geographically located to minimize distribution costs; (iv) generate their own steam and electrical power and (v) manufacture certain of their own process chemicals and converting materials.


    The Company's business strategy is focused on increasing its profitability by maintaining and enhancing its position in the United States and internationally. The Company's strategy involves: (i) maintaining its position as a low cost producer of tissue products in the markets in which it competes;
(ii) sustaining its growth in domestic commercial market shipments and market share by selectively increasing sales to large distributors and national accounts, improving its position with club warehouses and expanding its specialty dry form business; (iii) sustaining its growth in domestic consumer market shipments and market share by focusing on the value segment of that market; (iv) developing opportunities for further international growth and (v) improving its financial flexibility. The Company's current plans to support growth in domestic tissue shipments include, subject to market conditions and the successful completion of the Recapitalization described below, adding one world-class (270-inch) tissue paper machine over the next five years.


    The Company was acquired by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and other investors in 1988 (the "Acquisition"). Morgan Stanley Group Inc. ("Morgan Stanley Group"), directly and through certain affiliated entities which it controls, including MSLEF II, currently beneficially owns 62.8% of the outstanding Common Stock of Fort Howard. Upon consummation of the Offering, Morgan Stanley Group and its affiliates will own
    % of the outstanding Common Stock (      % if the U.S. Underwriters'
over-allotment option is exercised in full). Morgan Stanley Group and MSLEF II are affiliates of both Morgan Stanley & Co. Incorporated ("MS&Co"), a representative of the U.S. Underwriters, and Morgan Stanley & Co. International Limited ("MS&Co International"), a representative of the International Underwriters.


                                  THE OFFERING


Common Stock offered by the Company:
  U.S. Offering..............................  shares
  International Offering.....................  shares
      Total..................................  shares
Common Stock to be outstanding following
  the Offering...............................  shares(a)
Use of Proceeds..............................  The net proceeds to the Company from the
                                               Offering will be used to repay or refinance
                                               certain indebtedness of the Company. See
                                               "Use of Proceeds."
Symbol.......................................  "    "


- ------------


(a) Excludes 3,746,015 shares of Common Stock issuable upon exercise of outstanding options. Also excludes 650,000 shares of Common Stock issuable upon exercise of options the Company intends to grant under the 1995 Stock Incentive Plan concurrently with or as promptly as practicable after consummation of the Offering. See "Management--Compensation of Executive Officers and Directors."


                         THE PROPOSED RECAPITALIZATION


    The Company is implementing a recapitalization plan (the "Recapitalization") to prepay or redeem a substantial portion of its indebtedness in order to reduce the level and overall cost of its debt, extend certain maturities, increase shareholders' equity and enhance its access to capital markets.


    The Recapitalization includes the following components:

        (1) The offering by the Company of    shares of Common Stock in the
    United States and internationally;


        (2) Entering into a consolidated, amended and restated bank credit agreement (the "New Bank Credit Agreement") consisting of a $400 million revolving credit facility (the "1995 Revolving Credit Facility"), a $900 million term loan (the "1995 Term Loan A") and a $300 million delayed term loan (the "1995 Term Loan B" and, together with the 1995 Term Loan A, the "New Term Loans");



        (3) The application of the net proceeds of the Offering, together with borrowings under the New Term Loans, to prepay or redeem all of the Company's indebtedness outstanding under (a) the Company's Amended and Restated Credit Agreement, dated as of October 24, 1988, as amended (the "1988 Bank Credit Agreement"), (b) the Company's term loan agreement dated as of March 22, 1993 (the "1993 Term Loan Agreement;" the prepayment of the 1988 Bank Credit

    Agreement and the 1993 Term Loan Agreement are collectively referred to as the "Bank Refinancing") and (c) all outstanding Senior Secured Floating Rate Notes (the "Senior Secured Notes") due 1997 through 2000 (the "Senior Secured Note Redemption"); and


        (4) The application approximately one month following the closing of the Offering of borrowings under the New Term Loans and the 1995 Revolving Credit Facility to redeem (a) all outstanding 14 1/8% Junior Subordinated Discount Debentures (the "14 1/8% Debentures") due 2004 ("the 14 1/8% Debenture Redemption") and (b) all outstanding 12 5/8% Subordinated Debentures (the "12 5/8% Debentures") due 2000 (the "12 5/8% Debenture Redemption"), at 102.5% of the principal amount thereof. The Senior Secured Note Redemption, 12 5/8% Debenture Redemption and 14 1/8% Debenture Redemption are collectively referred to as the "1995 Debt Redemptions."


    Consummation of the Offering is conditioned on the concurrent consummation of the other components of the Recapitalization (other than the 14 1/8% Debenture Redemption and the 12 5/8% Debenture Redemption) and the provision by the Company of notices of redemption to the respective trustees of the 14 1/8% Debentures and the 12 5/8% Debentures.



    The estimated sources and uses of funds required to complete the Recapitalization, assuming that the Recapitalization is consummated on
            , 1995, are as follows (in millions):



Sources of Funds:                                                    AMOUNT
Proceeds of the Offering..........................................  $  300.0
1995 Term Loan A..................................................     900.0
1995 Term Loan B..................................................     300.0
1995 Revolving Credit Facility....................................     116.4
                                                                    --------
Total Sources of Funds............................................  $1,616.4
                                                                    --------
                                                                    --------
Uses of Funds:
14 1/8% Debenture Redemption......................................  $  566.9
Senior Secured Note Redemption....................................     300.0
1988 Term Loan Prepayment.........................................     224.5
1988 Revolving Credit Facility Prepayment.........................     200.0
12 5/8% Debenture Redemption (including 2.5% redemption premium)..     149.5
1993 Term Loan Prepayment.........................................     100.0
Company Transaction Fees and Expenses(a)..........................      75.5
                                                                    --------
Total Uses of Funds...............................................  $1,616.4
                                                                    --------
                                                                    --------


- ------------


 (a) Includes underwriters' commissions and other transaction fees and expenses of the Recapitalization payable or reimbursable by the Company.


    For more information concerning the Recapitalization, see "Use of Proceeds."

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA


    The following table sets forth summary historical consolidated financial data of the Company for the years ended December 31, 1993, 1992 and 1991, that were derived from the consolidated financial statements of the Company, which were audited by Arthur Andersen LLP, independent public accountants, whose report thereon appears elsewhere in this Prospectus. Reference is made to such report which calls attention to changes in methods of accounting for postretirement benefits other than pensions and income taxes. The following table also sets forth summary historical consolidated financial data of the Company for the nine-month periods ended September 30, 1994 and 1993. The information presented for the interim periods is unaudited but in the opinion of management, such information reflects all adjustments (which, with the exception of the extraordinary losses in 1994 and 1993 on debt repurchases and the goodwill write-off in 1993, consist only of normal recurring accruals) necessary for a fair presentation of the financial data for the interim periods. The results for the interim periods presented are not necessarily indicative of the results for a full year.


    The following table also sets forth summary unaudited pro forma consolidated financial data of the Company derived from the unaudited pro forma condensed consolidated statements of income and pro forma condensed consolidated balance sheet and notes thereto included elsewhere in this Prospectus. The pro forma financial data were prepared as if the Recapitalization had occurred on September 30, 1994, for consolidated balance sheet purposes, and as if the Recapitalization had occurred on January 1, 1993 for consolidated statement of income purposes. In addition, the sale of the Company's 8 1/4% Senior Notes due 2002 (the "8 1/4% Notes") and the Company's 9% Senior Subordinated Notes due 2006 (the "9% Notes"), the redemption of $238 million of the 12 5/8% Debentures, the redemption of all the Company's 12 3/8% Senior Subordinated Notes due 1997 (the "12 3/8% Notes") and a $100 million prepayment of the term indebtedness (the "1988 Term Loan") under the 1988 Bank Credit Agreement, all of which occurred in February and March 1994 (collectively, the "1994 Refinancing"), the sale of the Company's 9 1/4% Senior Unsecured Notes due 2001 (the "9 1/4% Notes") and the Company's 10% Subordinated Notes due 2003 (the "10% Notes"), the borrowings under the 1993 Term Loan, the redemption of all the Company's 14 5/8% Junior Subordinated Debentures due 2004 (the "14 5/8% Debentures") and a $250 million prepayment on the 1988 Term Loan, all of which occurred in March and April 1993, and the redemption on November 1, 1993 of $50 million aggregate principal amount of 12 3/8% Notes (collectively, the "1993 Refinancing") are also treated for consolidated statement of income purposes as if they occurred on January 1, 1993. See "Pro Forma Financial Data."


    THE PRO FORMA FINANCIAL DATA DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS WOULD ACTUALLY HAVE BEEN IF THE RECAPITALIZATION IN FACT HAD OCCURRED AT SEPTEMBER 30, 1994, OR IF THE RECAPITALIZATION AND THE 1994 AND 1993 REFINANCINGS HAD OCCURRED ON JANUARY 1, 1993 OR TO PROJECT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.


    The following financial information should be read in conjunction with "Capitalization," "Selected Historical Consolidated Financial Data," "Pro Forma Financial Data," "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations," the audited consolidated financial statements and the related notes thereto and the unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                                             PRO FORMA(A)                                HISTORICAL
                                     ----------------------------    ---------------------------------------------------
                                      NINE MONTHS                    NINE MONTHS ENDED
                                         ENDED        YEAR ENDED       SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                     SEPTEMBER 30,   DECEMBER 31,    ------------------    -----------------------------
                                         1994            1993         1994       1993       1993       1992       1991
                                     -------------   ------------    -------    -------    -------    -------    -------
                                                     (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
 Net sales..........................    $   930        $  1,187      $   930    $   896    $ 1,187    $ 1,151    $ 1,138
 Cost of sales(b)...................        624             784          624        590        784        726        713
                                         ------          ------      -------    -------    -------    -------    -------
 Gross income.......................        306             403          306        306        403        425        425
 Selling, general and
   administrative(b)(c).............         82              97           82         71         97         97         98
 Amortization of goodwill(d)........         --              43           --         43         43         57         57
 Goodwill write-off(d)..............         --           1,980           --      1,980      1,980         --         --
                                         ------          ------      -------    -------    -------    -------    -------
 Operating income (loss)............        224          (1,717)         224     (1,788)    (1,717)       271        270
 Interest expense...................        209             289          252        259        342        338        371
 Other (income) expense, net........         --              (3)          --         (5)        (3)         2         (3)
                                         ------          ------      -------    -------    -------    -------    -------
 Income (loss) before taxes.........         15          (2,003)         (28)    (2,042)    (2,056)       (69)       (98)
 Income taxes (credit)..............          6               4          (11)        (6)       (16)        --        (24)
                                         ------          ------      -------    -------    -------    -------    -------
 Income (loss) before equity
   earnings, extraordinary items and
   adjustment for accounting
   change...........................          9          (2,007)         (17)    (2,036)    (2,040)       (69)       (74)
 Equity in net loss of
   unconsolidated subsidiaries(e)...         --              --           --         --         --         --        (32)
                                         ------          ------      -------    -------    -------    -------    -------
 Net income (loss) before
   extraordinary items and
   adjustment for accounting change.          9          (2,007)         (17)    (2,036)    (2,040)       (69)      (106)
 Extraordinary items--losses on debt
   repurchases (net of income
   taxes)...........................         --              --          (28)       (10)       (12)        --         (5)
 Adjustment for adoption of SFAS No.
   106 (net of income taxes)(f).....         --              --           --         --         --        (11)        --
                                         ------          ------      -------    -------    -------    -------    -------
 Net income (loss)..................    $     9        $ (2,007)     $   (45)   $(2,046)   $(2,052)   $   (80)   $  (111)
                                         ------          ------      -------    -------    -------    -------    -------
                                         ------          ------      -------    -------    -------    -------    -------
 Earnings (loss) per share(g).......    $              $ (     )     $ (1.18)   $(53.69)   $(53.85)   $ (2.10)   $ (3.17)
OTHER DATA:
 EBITDA(h)..........................    $   294        $    387      $   294    $   290    $   387    $   410    $   444
 EBITDA as a percent of net
   sales(h).........................       31.6%           32.6%        31.6%      32.4%      32.6%      35.6%      39.0%
 Depreciation of property, plant and
  equipment.........................    $    70        $     88      $    70    $    63    $    88    $    81    $   116
 Non-cash interest expense(i).......         10              13           65         80        101        140        141
 Capital expenditures...............         65             166           65        107        166        233        144
 Weighted average number of shares
   of Common Stock outstanding (in
   thousands)(g)....................                                  38,104     38,107     38,107     38,107     34,868
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Total assets.......................    $ 1,705                      $ 1,678    $ 1,619    $ 1,650    $ 3,575    $ 3,470
 Working capital (deficit)..........         52                           45         14        (92)      (124)         2
 Long-term debt (including current
   portion) and Common Stock with
   put right........................      3,117                        3,350      3,197      3,234      3,104      2,947
 Shareholders' equity (deficit).....     (1,852)                      (2,123)    (2,074)    (2,081)       (29)        62

- ------------
(a) For a discussion of the pro forma adjustments, see "Pro Forma Financial
    Data."

(b) Effective January 1, 1992, the Company prospectively changed its estimates of the depreciable lives of certain machinery and equipment. The change had the effect of reducing depreciation expense by approximately $38 million and net loss by $24 million in 1992.

(c) Selling, general and administrative expense in 1993 reflects an $8 million reduction for the reversal of all employee stock compensation expense accrued prior to 1993. See Note 13 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.

(d) During the third quarter of 1993, the Company wrote off the remaining unamortized balance of its goodwill of $1.98 billion and, accordingly, there is no amortization of goodwill related to the Acquisition for periods subsequent to September 30, 1993. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and Note 4 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.

(e) In 1989, the Company transferred all the capital stock of Fort Howard Cup Corporation ("Fort Howard Cup") to Sweetheart Holdings Inc. ("Sweetheart") for a 49.9% equity interest in Sweetheart and other assets for a total consideration of $620 million (the "Cup Transfer"). The Company also undertook a plan to divest all its remaining international cup operations. As of
                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
    December 31, 1991, the Company had sold all its international cup operations and had discontinued recording equity in net losses of Sweetheart because the carrying value of the Company's investment in Sweetheart was reduced to zero.

(f) Reflects the cumulative effect on years prior to 1992 of adopting SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This change in accounting principle, excluding the cumulative effect, decreased operating income for 1992 by $1.2 million.

(g) The computation of earnings (loss) per share is based on the weighted average number of shares of Common Stock outstanding during the period plus (in periods in which they have a dilutive effect) the effect of shares of Common Stock contingently issuable upon the exercise of stock options. The
    pro forma earnings (loss) per share also assumes the issuance of    million
    shares of Common Stock at an initial public offering price of $   per share.


(h) EBITDA represents operating income plus depreciation of property, plant and equipment, amortization of goodwill, the goodwill write-off and the effects of employee stock compensation (credits). EBITDA is presented here as a measure of the Company's debt service ability. Certain financial and other restrictive covenants in the New Bank Credit Agreement and other instruments governing the Company's indebtedness are based on the Company's EBITDA, subject to certain adjustments.



(i) Following the Recapitalization, the Company will no longer have zero coupon or pay-in-kind indebtedness. Accordingly, non-cash interest expense will consist solely of amortization of debt issuance costs.


                              CERTAIN RISK FACTORS


    For a discussion of certain factors that should be considered in evaluating an investment in the Common Stock, including: pricing of the Company's products; increasing wastepaper prices; competition; recent net losses and deficit in shareholders' equity; the Company's highly leveraged position and ability to service debt; the Company's sensitivity to interest rates; covenant restrictions that may limit the Company's operating flexibility; environmental matters; control by Morgan Stanley Group and its affiliates; restrictions on dividends; effect on the public market of shares of Common Stock eligible for future sale; dilution; anti-takeover effects of certain provisions of the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company and the absence of a prior public market for the Common Stock, see "Certain Risk Factors."

                              CERTAIN RISK FACTORS

    In evaluating an investment in the Common Stock, purchasers of the Common Stock should carefully consider the following factors as well as the other information set forth in this Prospectus.

PRICING

    Prices for tissue paper products are significantly affected by the levels of industry capacity and operating rates, demand, general economic conditions and competitive conduct, all of which are beyond the Company's control. The high level of growth in tissue industry capacity from 1990 through 1992, coupled with weakening commercial demand resulting from the recession and competitive new product introductions in the consumer market, caused industry operating rates and pricing to fall. The Company's average domestic net selling prices declined by approximately 5% in each of 1991 and 1992 and by 1.2% in 1993 which adversely affected the Company's operating results. Due to the impact of industry conditions on the Company's then projected operating results, which assumed that net selling prices and cost increases would approximate 1% per year and that further capacity expansion would not be justifiable given the Company's high leverage and adverse tissue industry operating conditions, the Company wrote off its remaining goodwill balance of $1.98 billion in the third quarter of 1993. As discussed in "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations," although the Company believes that the adverse economic and industry operating conditions which persisted from 1991 and into 1994 are beginning to improve, there can be no assurance that such improvement, which is not within the Company's control, will continue, or that industry operating rates and pricing will not decline from current levels. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and "Business--Industry Overview."

INCREASING WASTEPAPER PRICES

    Fort Howard uses wastepaper for substantially all its fiber requirements. The price of wastepaper is affected by demand which is primarily dependent upon de-inking and recycling capacity levels in the paper industry overall and by the price of market pulp. Since August 1994, wastepaper prices for the grades of wastepaper used in Fort Howard's products have increased sharply. Such wastepaper prices are expected to increase further because of increased demand resulting from substantial additions of de-inking and recycling capacity in the paper industry which are expected to come on line during 1995 and 1996, increasing market pulp prices and other factors. If the current trend in the Company's wastepaper costs continues, there can be no assurance that the Company will be able to recoup increases in the cost of wastepaper through price increases for its products and the Company's earnings could be materially adversely affected. Further, a reduction in supply of wastepaper due to increased demand or other factors could have an adverse effect on the Company's business. See "Business--Industry Overview."

COMPETITION


    The manufacture and sale of tissue products are highly competitive. The Company's tissue products compete directly with those of a number of large diversified paper companies, including Chesapeake Corporation, Georgia-Pacific Corporation, James River Corporation of Virginia, Kimberly-Clark Corporation, Pope & Talbot, Inc., Scott Paper Company and The Procter & Gamble Company, as well as regional manufacturers, including converters of tissue into finished products who buy tissue directly from tissue mills. Over the last four years, price has become a more important competitive factor affecting tissue producers. Many of the Company's competitors are larger and more strongly capitalized than the Company which may enable them to better withstand periods of declining prices and adverse operating conditions in the tissue industry. See "Business--Competition."


RECENT NET LOSSES AND DEFICIT IN SHAREHOLDERS' EQUITY

    The Company has experienced net losses for the nine-month period ended September 30, 1994 of $45 million and for the fiscal years ended December 31, 1993, 1992 and 1991 of $2,052 million

(including the write-off in 1993 of the Company's then remaining goodwill), $80 million and $111 million, respectively. Improvements in the Company's consolidated results of operations depend largely upon its ability to increase prices of its products; accordingly, there can be no assurance as to the Company's ability to generate net income in future periods. See "--Pricing" and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations." The Company has a substantial deficit in common shareholders' equity. At September 30, 1994, the Company's deficit in common shareholders' equity was approximately $2,123 million. On a pro forma basis after giving effect to the Recapitalization, the Company's deficit in common shareholders' equity would have been approximately $1,852 million at September 30, 1994. See "Capitalization."


HIGHLY LEVERAGED POSITION AND ABILITY TO SERVICE DEBT


    The Company has substantial consolidated indebtedness. At September 30, 1994, the Company's consolidated debt was approximately $3,350 million. On a pro forma basis after giving effect to the Recapitalization, the Company's consolidated debt would have been approximately $3,117 million at September 30, 1994. See "Capitalization."



    For the nine-month period ended September 30, 1994 and the year ended December 31, 1993, the Company's earnings before fixed charges (excluding the write-off in 1993 of its then remaining goodwill balance of $1.98 billion and amortization of goodwill of $43 million) were inadequate to cover its fixed charges by $31 million and $42 million, respectively. On a pro forma basis after giving effect to the Recapitalization and excluding the goodwill write-off and amortization of goodwill in 1993, the ratio of earnings to fixed charges would have been 1.05 to 1.00 for the nine months ended September 30, 1994 and 1.04 to
1.00 for the year ended December 31, 1993. Although the consummation of the Recapitalization will reduce the Company's consolidated interest expense over the next several years, the Company will remain obligated to make substantial interest and principal payments on its indebtedness. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations--Financial Condition" and "Description of Certain Indebtedness."



    The ability of the Company to meet its obligations and to comply with the financial covenants contained in the agreements relating to the Company's indebtedness is largely dependent upon the future performance of the Company, which is subject to financial, business and other factors affecting it. Many of these factors, such as economic conditions, interest rate levels, job formation, demand for and selling prices of its products, costs of its raw materials, environmental regulation and other factors relating to its industry generally or to specific competitors are beyond the Company's control. There can be no assurance that the Company will generate sufficient cash flow to meet its obligations under its indebtedness, which include repayment obligations, assuming consummation of the Recapitalization, of $8 million in 1995, $114 million in 1996, $142 million in 1997, $164 million in 1998 and $166 million in 1999 (and increasing thereafter). If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on its indebtedness, or if the Company fails to comply with the various covenants in such indebtedness, it would be in default under the terms thereof, which would permit the lenders thereunder to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company or result in a bankruptcy of the Company. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations--Financial Condition" and "Description of Certain Indebtedness."


SENSITIVITY TO INTEREST RATES


    At September 30, 1994, the Company's indebtedness had a weighted average interest rate of 9.83% and approximately $910 million of the Company's indebtedness bore interest at a floating rate. Pursuant to the Recapitalization, the Company will become more sensitive to prevailing interest rates, as $1.4 billion (or 45%) of its outstanding indebtedness will bear interest at a floating rate. Of this amount, $500 million will be subject to an interest rate cap of 8.50% pursuant to an agreement which will expire in June 1996. Interest rates were at comparatively low levels in 1993 and began to increase in 1994. If interest rates continue to increase in 1995, the Company may be less able to meet its debt service obligations. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations--Financial Condition" and "Description of Certain Indebtedness."

COVENANT RESTRICTIONS MAY LIMIT COMPANY'S OPERATING FLEXIBILITY

    The limitations contained in the agreements relating to the Company's indebtedness, together with the highly leveraged position of the Company could limit the ability of the Company to effect future debt or equity financings and may otherwise restrict corporate activities, including its ability to avoid defaults and to respond to competitive market conditions, to provide for capital expenditures beyond those permitted or to take advantage of business opportunities. If the Company cannot generate sufficient cash flow from operations to meet its obligations, then its indebtedness might have to be refinanced. There can be no assurance that any such refinancing could be effected successfully or on terms that are acceptable to the Company. In the absence of such refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the best price for such assets. Further, there can be no assurance that any assets could be sold quickly enough, or for amounts sufficient, to enable the Company to make any such payments. See "Description of Certain Indebtedness."

ENVIRONMENTAL MATTERS


    The Company is subject to substantial regulation by various federal, state and local authorities in the U.S. and national and local authorities in the U.K. concerned with the impact of the environment on human health, the limitation and control of emissions and discharges to the air and waters, the quality of ambient air and bodies of water and the handling, use and disposal of specified substances and solid waste at, among other locations, the Company's process waste landfills. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource liability can extend to previously owned or used properties, waterways and properties owned by third parties, as well as to properties currently owned and used by the Company even if contamination is attributable entirely to prior owners. The Company is involved in a voluntary investigation and potential clean-up of the Lower Fox River in Wisconsin and has been named as a potentially responsible party ("PRP") for natural resource damages related to the Lower Fox River and Green Bay system. There can be no assurance that the costs associated with the Lower Fox River will not be material. In addition, there can be no assurance that the Company will not be named a PRP at other sites in the future or that the costs associated with such future sites would not be material. Finally, environmental legislation and regulations and the interpretation and enforcement thereof are expected to become increasingly stringent and to further limit emission and discharge levels and may increase the likelihood and cost of environmental clean-ups or related costs, all of which are likely to increase certain operating expenses, require continuing capital expenditures and adversely affect the operating flexibility of the Company's manufacturing operations. While the Company has budgeted for future capital and operating expenditures to maintain such compliance, indeterminable significant expenditures in connection with such compliance or other environmental matters could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Environmental Matters" and "--Legal Proceedings."


CONTROL BY MORGAN STANLEY GROUP


    Upon consummation of the Offering, Morgan Stanley Group, directly and through certain affiliated entities which it controls, including MSLEF II,
collectively will beneficially own       % of the outstanding shares of Common
Stock (      % if the U.S. Underwriters' over-allotment option is exercised in full). Currently, four of the seven directors of the Company are officers of MS&Co, a subsidiary of Morgan Stanley Group. Pursuant to the terms of the Stockholders Agreement (as defined), holders of Common Stock that are parties thereto are required to vote for director designees of Morgan Stanley Group and its affiliates, including: (i) one director designated by MSLEF II, if MSLEF II owns at least 5% of the then outstanding Common Stock; (ii) one director designated by Morgan Stanley Group, if Morgan Stanley Group owns at least 5% of the then outstanding Common

Stock; (iii) for as long as Morgan Stanley Group and its affiliates have not disposed of more than 5% of the number of shares of Common Stock owned by them in the aggregate on the date of completion of the Offering, all Morgan Stanley Group director designees subject to reelection (or replacements designated by Morgan Stanley Group) plus, up to two additional Morgan Stanley Group director designees as would bring the total number of directors to not more than 11 members, and only to the extent required to increase the representation of Morgan Stanley Group and its affiliates to a majority of the board of directors and (iv) after such time as Morgan Stanley Group and its affiliates have disposed of more than 5% of the number of shares of Common Stock owned by them in the aggregate on the date of completion of the Offering, a number of director designees which, together with the other Morgan Stanley Group and MSLEF II designees already on the board of directors, equals the integer obtained by multiplying the number of post-election directors by the percentage of outstanding Common Stock eligible to vote in the election owned by Morgan Stanley Group and its affiliates in the aggregate, rounding to the nearest integer, subject to (i) and (ii) above. As a result of its board representation, Morgan Stanley Group and its affiliates currently have control over the management policies of the Company. In addition, Morgan Stanley Group and its affiliates will have significant control over all other matters requiring shareholder approval, including the election of all directors, the adoption of amendments to the Company's Restated Certificate of Incorporation and the approval of mergers and sales of all or substantially all of the Company's assets which may deter a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, even if such events might be favorable to the Company's shareholders. See "--Anti-Takeover Effects of Provisions of the Restated Certificate of Incorporation and By-laws" and "Certain Transactions-- Stockholders Agreement."


    Since the Acquisition, MS&Co has acted as lead underwriter in connection with the public offerings of the Company's various debt securities and as financial advisor to the Company. Since 1991, MS&Co has received an aggregate of $54.3 million of underwriting and financial advisory fees in connection therewith. See "Certain Transactions--Other Transactions."

RESTRICTIONS ON DIVIDENDS

    Since the Acquisition, the Company has not declared or paid any cash dividends on any class of its capital stock, and currently does not intend to pay dividends on the Common Stock. The New Bank Credit Agreement and the indentures and other agreements governing the Company's indebtedness limit the payment of cash dividends on the Common Stock. See "Dividend Policy" and "Description of Certain Indebtedness."

EFFECT ON PUBLIC MARKET OF SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, there will be       shares of Common Stock
outstanding, of which the       shares sold pursuant to the Offering will be
tradeable without restrictions by persons other than "affiliates" of the Company. The remaining shares of Common Stock will be "restricted" securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities.

    Pursuant to the Stockholders Agreement, Morgan Stanley Group, MSLEF II and other shareholders of the Company have certain registration rights with respect to the shares of Common Stock that they currently own. Morgan Stanley Group, MSLEF II and their affiliates may choose to dispose of the Common Stock owned by them. The timing of such sales or other dispositions by such shareholders

(which could include distributions to MSLEF II's partners) will depend on market and other conditions, but could occur relatively soon after the 180-day hold back period described below, including pursuant to the exercise of their registration rights. MSLEF II is unable to predict the timing of sales by any of its limited partners in the event of a distribution to them. Such dispositions could be privately negotiated transactions or public sales.



    The Company and substantially all current shareholders of the Company (who
beneficially own an aggregate of       million shares of Common Stock) have
agreed with the Underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of MS&Co (except with respect to shares of Common Stock held by Morgan Stanley Group and its affiliates, for which the prior written consent of all the U.S. representatives of the U.S. Underwriters will be required). See "Shares Eligible for Future Sale" and "Underwriters."


DILUTION

    The deficit in net tangible book value of the Company at September 30, 1994 was $2,191 million or $57.51 per share. Based upon an initial public offering
price of $      per share, purchasers of the Common Stock offered hereby will
incur immediate dilution in net tangible book value of $      per share of
Common Stock purchased. See "Dilution."

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS


    Certain provisions of the Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated By-laws (the "By-laws") of the Company that will become operative immediately prior to consummation of the Offering may be deemed to have anti-takeover effects and may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest. Such provisions also may adversely affect prevailing market prices for the Common Stock. These provisions, among other things: (i) classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods; (ii) provide that only the Board of Directors or the Chairman of the Board of Directors of the Company may call special meetings of the shareholders; (iii) eliminate the ability of the shareholders to take any action without a meeting; (iv) permit the adjournment of shareholder meetings in certain circumstances and (v) limit the ability of the shareholders to amend or repeal the By-laws or any of the foregoing provisions of the Certificate, except with the consent of holders of at least 80% of the Company's outstanding Common Stock. In addition, the By-laws establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings. See "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Company's Restated Certificate of Incorporation and By-laws."


ABSENCE OF PRIOR PUBLIC MARKET FOR THE COMMON STOCK


    Since the Acquisition, there has been no public market for the Common Stock. Although the Company intends to apply to have the Common Stock approved for
listing on the                                     , there can be no assurance
that an active trading market will develop for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters in accordance with the recommendation of CS First Boston Corporation ("CS First Boston"), the "qualified independent underwriter," as is required by the by-laws of the National Association of Securities Dealers, Inc. (the "NASD") and may not be indicative of the market price for the Common Stock after the Offering.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the Offering are
estimated to be approximately $   million, assuming an initial public offering
price of $   per share, after deducting estimated underwriting commissions and expenses of the Offering.


    Following consummation of the Offering, the Company intends to use the net proceeds of the Offering, together with borrowings under the New Bank Credit Agreement, to: (i) redeem in full all outstanding 14 1/8% Debentures which mature in 2004; (ii) redeem in full all outstanding 12 5/8% Debentures which mature in 2000, at 102.5% of the principal amount thereof; (iii) redeem in full all outstanding Senior Secured Notes, which bear interest at floating rates (a weighted average rate of 8.08% at September 30, 1994) and mature between 1997 and 2000; (iv) prepay in full $224.5 million of the 1988 Term Loan, which bears interest at floating rates (a weighted average rate of 7.26% at September 30, 1994); (v) repay $200.0 million of the Company's indebtedness under the 1988 Revolving Credit Facility which is part of the 1988 Bank Credit Agreement (the "1988 Revolving Credit Facility"), which bears interest at floating rates (a weighted average rate of 7.43% at September 30, 1994); (vi) prepay in full the 1993 Term Loan which bears interest at floating rates (a weighted average rate of 7.63% at September 30, 1994) and (vii) pay certain fees and expenses incurred in connection with the Recapitalization.



    The Company is implementing the Recapitalization to prepay or redeem a substantial portion of its indebtedness in order to reduce the level and overall cost of its debt, extend certain maturities, increase shareholders' equity and enhance its access to capital markets. The Recapitalization includes the following primary components: (i) the Offering; (ii) the Bank Refinancing and
(iii) the 1995 Debt Redemptions.



    Consummation of the Offering is conditioned upon the concurrent consummation of the other components of the Recapitalization (other than the 14 1/8% Debenture Redemption and the 12 5/8% Debenture Redemption) and the provision by the Company of notices of redemption to the respective trustees of the 14 1/8% Debentures and the 12 5/8% Debentures.



    The estimated sources and uses of funds required to complete the Recapitalization, assuming that the Recapitalization is consummated on
            , 1995, are as follows (in millions):



Sources of Funds:                                                    AMOUNT
Proceeds of the Offering..........................................  $  300.0
1995 Term Loan A..................................................     900.0
1995 Term Loan B..................................................     300.0
1995 Revolving Credit Facility....................................     116.4
                                                                    --------
Total Sources of Funds............................................  $1,616.4
                                                                    --------
                                                                    --------
Uses of Funds:
14 1/8% Debenture Redemption......................................  $  566.9
Senior Secured Note Redemption....................................     300.0
1988 Term Loan Prepayment.........................................     224.5
1988 Revolving Credit Facility Prepayment(a)......................     200.0
12 5/8% Debenture Redemption (including 2.5% redemption premium)..     149.5
1993 Term Loan Prepayment.........................................     100.0
Company Transaction Fees and Expenses(b)..........................      75.5
                                                                    --------
Total Uses of Funds...............................................  $1,616.4
                                                                    --------
                                                                    --------


- ------------


 (a) Includes estimated accrued interest on all indebtedness to be prepaid or redeemed in connection with the Recapitalization.

 (b) Includes underwriters' commissions and other transaction fees and expenses of the Recapitalization payable or reimbursable by the Company.

                                DIVIDEND POLICY

    The Company anticipates that all its earnings in the near future will be used for the repayment of indebtedness and for the development and expansion of its business and, therefore, does not anticipate paying dividends on the Common Stock in the foreseeable future. The New Bank Credit Agreement and the indentures governing the 8 1/4% Notes, the 9% Notes, the 9 1/4% Notes and the 10% Notes limit, in each case with certain exceptions, the ability of the Company to pay dividends on the Common Stock. Delaware law generally requires that dividends are payable only out of a company's surplus or current net profits. Subject to such restrictions, any determination to pay cash dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time by the Board of Directors. See "Description of Certain Indebtedness."

                                    DILUTION

    At September 30, 1994, the deficit in net tangible book value of the Company was $2,191 million or $57.51 per share of Common Stock. After giving effect to
the sale by the Company of       shares of Common Stock offered hereby at an
assumed initial public offering price of $      per share (after deducting
estimated underwriting commissions and other Offering expenses), the pro forma deficit in net tangible book value of the Company at September 30, 1994, would
have been $    million or $      per share. This represents an immediate
increase in pro forma net tangible book value per share of $         to existing
shareholders and an immediate dilution of $      per share to new investors. The
following table illustrates this per share dilution:

Assumed initial public offering price per share..........              $
  Deficit in net tangible book value per share prior to
    the Offering(a)......................................   $(57.51)
  Increase in net tangible book value per share
    attributable to new investors........................
                                                            -------
Pro forma deficit in net tangible book value per share
  after the Offering(b)..................................
                                                                       ------
Dilution in net tangible book value per share to a new
investor(c)..............................................              $
                                                                       ------
                                                                       ------

- ------------

(a) Deficit in net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding into the deficit in net tangible book value of the Company (shareholders' deficit plus intangible assets). Intangible assets consist of the excess of purchase cost over net assets acquired and debt issuance costs.

(b) Pro forma deficit in net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding (after giving effect to the Offering) into the deficit in net tangible book value of the Company (shareholders' deficit plus intangible assets) after the Offering.

(c) Dilution is determined by subtracting the pro forma deficit in net tangible book value per share of Common Stock after the Offering from the amount of cash paid by a new investor for a share of Common Stock.

    The following table summarizes on a pro forma basis as of September 30, 1994, the differences in the total consideration paid and the average price per share paid by the existing shareholders with respect to the outstanding Common
Stock and by the new investors with respect to the          shares of Common
Stock to be issued by the Company at an assumed initial public offering price of
$      per share.

                                                  SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                                --------------------    --------------------      PRICE
                                                NUMBER    PERCENTAGE    AMOUNT    PERCENTAGE    PER SHARE
                                                ------    ----------    ------    ----------    ---------
Existing shareholders........................                   %        $              %         $
New investors................................                   %                       %
                                                ------      -----       ------      -----       ---------
    Total....................................                100%        $           100%         $

                                 CAPITALIZATION

    Set forth below is the actual consolidated capitalization of the Company at September 30, 1994, and the pro forma consolidated capitalization of the Company as of that date after giving effect to the Recapitalization. The information presented below should be read in conjunction with the Company's audited consolidated financial statements, unaudited condensed consolidated financial statements and the Pro Forma Financial Data included elsewhere in this Prospectus.

                                                                         AT SEPTEMBER 30, 1994
                                                                       --------------------------
                                                                        ACTUAL      PRO FORMA (A)
                                                                       ---------    -------------
                                                                             (IN MILLIONS)
Current portion of long-term debt...................................   $    15.5      $     8.3
                                                                       ---------    -------------
Long-Term Debt, less current portion(b):
  1995 Term Loan A..................................................          --          900.0
  1995 Term Loan B..................................................          --          300.0
  1995 Revolving Credit Facility(c).................................          --          147.7
  1988 Term Loan....................................................       224.5             --
  1988 Revolving Credit Facility....................................       230.3             --
  1993 Term Loan....................................................       100.0             --
  Senior Secured Notes..............................................       300.0             --
  9 1/4% Notes......................................................       450.0          450.0
  8 1/4% Notes......................................................       100.0          100.0
  9% Notes..........................................................       650.0          650.0
  12 5/8% Debentures................................................       145.8             --
  10% Notes.........................................................       300.0          300.0
  14 1/8% Debentures................................................       560.6             --
  Capital lease obligations.........................................       175.4          175.4
  Other long-term debt..............................................        85.8           85.8
                                                                       ---------    -------------
Total Long-Term Debt, less current portion..........................     3,322.4        3,108.9
Common Stock with put right(d)......................................        11.7             --
                                                                       ---------    -------------
  Total Indebtedness................................................     3,349.6        3,117.2
Shareholders' Equity (Deficit):
  Common Stock, par value $.01 per share,
    shares authorized, 38,101,245 shares
    issued and outstanding and        shares issued and
    outstanding on a pro forma basis................................         0.4
  Paid-in capital...................................................       600.1
  Cumulative translation adjustment.................................        (2.0)          (2.0)
  Retained earnings (deficit).......................................    (2,721.4)      (2,739.9)
                                                                       ---------    -------------
    Total Shareholders' Equity (Deficit)............................    (2,122.9)      (1,852.2)
                                                                       ---------    -------------
    Total Capitalization............................................   $ 1,226.7      $ 1,265.0
                                                                       ---------    -------------
                                                                       ---------    -------------


- ------------


 (a)  Calculated based upon estimated proceeds to the Company from the Recapitalization. See
      "Use of Proceeds" and "Pro Forma Financial Data."

 (b)  See Note 8 of the Company's audited consolidated financial statements and Note 5 of the
      Company's unaudited condensed consolidated financial statements for additional information with respect to long-term debt.

 (c)  Upon the consummation of the Offering, borrowings under the 1995 Revolving Credit
      Facility are expected to be $116.4 million.

 (d)  The put right will terminate prior to or upon consummation of the Offering. See Note 12 of the Company's audited consolidated financial statements included elsewhere in this
      Prospectus.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical consolidated financial data of the Company for the years ended December 31, 1993, 1992, 1991, 1990 and 1989 that were derived from the consolidated financial statements of the Company, which were audited by Arthur Andersen LLP, independent public accountants. The report of such accountants with respect to the years ended December 31, 1993, 1992 and 1991 appears elsewhere in this Prospectus. Reference is made to such report which calls attention to changes in methods of accounting for postretirement benefits other than pensions and income taxes. The following table also sets forth historical consolidated financial data of the Company for the nine-month periods ended September 30, 1994 and 1993. The information presented for the interim periods is unaudited but in the opinion of management, such information reflects all adjustments (which, with the exception of the extraordinary losses on debt repurchases in 1994 and 1993 and the goodwill write-off in 1993, consist only of normal recurring accruals) necessary for a fair presentation of the financial data for the interim periods. The results for the interim periods presented are not necessarily indicative of the results for a full year.

    The following financial information should be read in conjunction with "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations," the audited consolidated financial statements and the related notes thereto and the unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                             NINE MONTHS
                                                         ENDED SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                                         -------------------    ---------------------------------------------------
                                                          1994        1993       1993       1992       1991       1990       1989
                                                         -------     -------    -------    -------    -------    -------    -------
                                                                     (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
 Net sales.............................................. $   930     $   896    $ 1,187    $ 1,151    $ 1,138    $ 1,151    $ 1,054
 Cost of sales(a).......................................     624         590        784        726        713        719        660
                                                         -------     -------    -------    -------    -------    -------    -------
 Gross income...........................................     306         306        403        425        425        432        394
 Selling, general and administrative(a)(b)..............      82          71         97         97         98        105         96
 Amortization of goodwill(c)............................      --          43         43         57         57         57         57
 Goodwill write-off(c)..................................      --       1,980      1,980         --         --         --         --
                                                         -------     -------    -------    -------    -------    -------    -------
 Operating income (loss)................................     224      (1,788)    (1,717)       271        270        270        241
 Interest expense.......................................     252         259        342        338        371        423        410
 Other (income) expense, net............................      --          (5)        (3)         2         (3)       (33)       (11)
                                                         -------     -------    -------    -------    -------    -------    -------
 Loss before taxes......................................     (28)     (2,042)    (2,056)       (69)       (98)      (120)      (158)
 Income taxes (credit)..................................     (11)         (6)       (16)        --        (24)       (37)        14
                                                         -------     -------    -------    -------    -------    -------    -------
 Loss before equity earnings, extraordinary items and
adjustment for accounting change........................     (17)     (2,036)    (2,040)       (69)       (74)       (83)      (172)
 Equity in net loss of unconsolidated subsidiaries(d)...      --          --         --         --        (32)       (23)       (67)
                                                         -------     -------    -------    -------    -------    -------    -------
 Net loss before extraordinary items and adjustment for
   accounting change....................................     (17)     (2,036)    (2,040)       (69)      (106)      (106)      (239)
 Extraordinary items--losses on debt repurchases (net of
   income taxes)........................................     (28)        (10)       (12)        --         (5)        --         --
 Adjustment for adoption of SFAS No. 106 (net of income
   taxes)(e)............................................      --          --         --        (11)        --         --         --
                                                         -------     -------    -------    -------    -------    -------    -------
 Net loss............................................... $   (45)    $(2,046)   $(2,052)   $   (80)   $  (111)   $  (106)   $  (239)
                                                         -------     -------    -------    -------    -------    -------    -------
                                                         -------     -------    -------    -------    -------    -------    -------
 Loss per share(f)...................................... $ (1.18)    $(53.69)   $(53.85)   $ (2.10)   $ (3.17)   $ (3.64)   $ (8.19)

OTHER DATA:
 EBITDA(g).............................................. $   294     $   290    $   387    $   410    $   444    $   441    $   411
 EBITDA as a percent of net sales(g)....................    31.6%       32.4%      32.6%      35.6%      39.0%      38.3%      39.0%
 Depreciation of property, plant and equipment.......... $    70     $    63    $    88    $    81    $   116    $   112    $   109
 Non-cash interest expense..............................      65          80        101        140        141        145        132
 Capital expenditures...................................      65         107        166        233        144         97        101
 Weighted average number of shares of Common Stock
  outstanding
  (in thousands)(f).....................................  38,104      38,107     38,107     38,107     34,868     29,197     29,231

BALANCE SHEET DATA (AT END OF PERIOD):
 Total assets........................................... $ 1,678     $ 1,619    $ 1,650    $ 3,575    $ 3,470    $ 3,627    $ 3,948
 Working capital (deficit)..............................      45          14        (92)      (124)         2        (80)      (119)
 Long-term debt (including current portion) and Common
   Stock with put right.................................   3,350       3,197      3,234      3,104      2,947      3,125      3,333
 Shareholders' equity (deficit).........................  (2,123)     (2,074)    (2,081)       (29)        62         13        111


- ------------


 (a)  Effective January 1, 1992, the Company prospectively changed its estimates of the depreciable lives of certain machinery and equipment. The change had the effect of reducing depreciation expense by approximately $38 million and net loss by $24 million in 1992.

 (b)  Selling, general and administrative expense in 1993 reflects an $8 million reduction for the reversal of all employee stock compensation expense accrued prior to 1993. See Note 13 of the
      Company's audited consolidated financial statements included elsewhere in this Prospectus.

 (c)  During the third quarter of 1993, the Company wrote off the remaining unamortized balance of its goodwill of $1.98 billion and, accordingly, there is no amortization of goodwill related to the
      Acquisition for periods subsequent to September 30, 1993. See "Management's Discussion and
      Analysis of Consolidated Financial Condition and Results of Operations" and Note 4 of the
      Company's audited consolidated financial statements included elsewhere in this Prospectus.

 (d)  In 1989, the Company transferred all the capital stock of Fort Howard Cup to Sweetheart for a
      49.9% equity interest in Sweetheart and other assets for a total consideration of $620 million.
      The Company also undertook a plan to divest all its remaining international cup operations. As a result, the Company recorded a $120 million charge in 1989. As of December 31, 1991, the Company had sold all its international cup operations and had discontinued recording equity in net losses of Sweetheart because the carrying value of the Company's investment in Sweetheart was reduced to zero.

 (e)  Reflects the cumulative effect on years prior to 1992 of adopting SFAS No. 106, "Employers'
      Accounting for Postretirement Benefits Other Than Pensions." This change in accounting principle, excluding the cumulative effect, decreased operating income for 1992 by $1.2 million.

 (f)  The computation of earnings (loss) per share is based on the weighted average number of shares of
      Common Stock outstanding during the period plus (in periods in which they have a dilutive effect)
      the effect of shares of Common Stock contingently issuable upon the exercise of stock options.

 (g)  EBITDA represents operating income plus depreciation of property, plant and equipment, amortization of goodwill, the goodwill write-off and the effects of employee stock compensation
      (credits). EBITDA is presented here as a measure of the Company's debt service ability. Certain financial and other restrictive covenants in the New Bank Credit Agreement and other instruments governing the Company's indebtedness are based on the Company's EBITDA, subject to certain adjustments. See "Description of Certain Indebtedness."

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma condensed consolidated statements of income and condensed consolidated balance sheet (collectively, the "Pro Forma Statements") were prepared to illustrate the estimated effects of the Recapitalization as if it had occurred for consolidated statement of income presentation purposes on January 1, 1993, and for consolidated balance sheet presentation purposes on September 30, 1994. The 1994 and 1993 Refinancings are treated for consolidated statement of income purposes as if such transactions had occurred on January 1, 1993.

    The Pro Forma Statements assume an offering of          shares at an initial
public offering price of $      per share. The estimated transaction fees and
expenses included in the following Pro Forma Statements are provided solely for the purpose of presenting the Pro Forma Statements set forth below. The actual transaction fees and expenses may differ from the assumptions set forth below.

    THE PRO FORMA STATEMENTS DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS WOULD ACTUALLY HAVE BEEN IF THE RECAPITALIZATION IN FACT HAD OCCURRED AT SEPTEMBER 30, 1994, OR IF THE RECAPITALIZATION AND THE 1994 AND 1993 REFINANCINGS HAD OCCURRED ON JANUARY 1, 1993 OR TO PROJECT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

    The following financial information should be read in conjunction with "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations," the audited consolidated financial statements and the related notes thereto and the unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                           1994 AND 1993
                                                       RECAPITALIZATION    REFINANCINGS
                                         HISTORICAL      ADJUSTMENTS        ADJUSTMENTS       PRO FORMA
                                         -----------   ----------------    -------------     -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31, 1993:
  Net sales............................  $ 1,187,387                                         $ 1,187,387
  Cost of sales........................      784,054                                             784,054
                                         -----------                                         -----------
  Gross income.........................      403,333                                             403,333
  Selling, general and
    administrative(a)..................       96,966                                              96,966
  Amortization of goodwill(b)..........       42,576                                              42,576
  Goodwill write-off(b)................    1,980,427                                           1,980,427
                                         -----------                                         -----------
  Operating loss.......................   (1,716,636)                                         (1,716,636)
  Interest expense.....................      342,792     $    (25,252)(c)    $ (28,310)(c)       289,230
  Other income, net....................        2,996               --               --             2,996
                                         -----------   ----------------    -------------     -----------
  Loss before taxes....................   (2,056,432)          25,252           28,310        (2,002,870)
  Income taxes (credit)................      (16,314)           9,848(d)        11,041(d)          4,575
                                         -----------   ----------------    -------------     -----------
  Loss before extraordinary item.......   (2,040,118)          15,404           17,269        (2,007,445)
  Extraordinary item...................      (11,964)              --           11,964(e)             --
                                         -----------   ----------------    -------------     -----------
  Net loss.............................  $(2,052,082)    $     15,404        $  29,233       $(2,007,445)
                                         -----------   ----------------    -------------     -----------
                                         -----------   ----------------    -------------     -----------
  Loss per share(f)....................  $    (53.85)    $                   $               $
                                         -----------   ----------------    -------------     -----------
                                         -----------   ----------------    -------------     -----------
  Weighted average number of shares
    outstanding (in thousands)(f)......       38,107

NINE MONTHS ENDED SEPTEMBER 30, 1994:
  Net sales............................  $   930,697                                         $   930,697
  Cost of sales........................      624,399                                             624,399
                                         -----------                                         -----------
  Gross income.........................      306,298                                             306,298
  Selling, general and
    administrative.....................       82,092                                              82,092
                                         -----------                                         -----------
  Operating income.....................      224,206                                             224,206
  Interest expense.....................      251,562     $    (33,935)(c)    $  (8,119)(c)       209,508
  Other expense, net...................         (215)              --               --              (215)
                                         -----------   ----------------    -------------     -----------
  Income (loss) before taxes...........      (27,571)          33,935            8,119            14,483
  Income taxes (credit)................      (10,640)          13,235(d)         3,166(d)          5,761
                                         -----------   ----------------    -------------     -----------
  Net income (loss) before
    extraordinary item.................      (16,931)          20,700            4,953             8,722
  Extraordinary item...................      (28,170)              --           28,170(e)             --
                                         -----------   ----------------    -------------     -----------
  Net income (loss)....................  $   (45,101)    $     20,700        $  33,123       $     8,722
                                         -----------   ----------------    -------------     -----------
                                         -----------   ----------------    -------------     -----------
  Earnings (loss) per share(f).........  $     (1.18)    $                   $               $
                                         -----------   ----------------    -------------     -----------
                                         -----------   ----------------    -------------     -----------
  Weighted average number of shares
    outstanding (in thousands)(f)......       38,104

       See Notes to Pro Forma Condensed Consolidated Statements of Income

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 (a)  Selling, general and administrative expense in 1993 reflects an $8 million reduction for the reversal of all employee stock compensation expense accrued prior to 1993. See
      Note 13 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.
 (b)  During the third quarter of 1993, the Company wrote off the remaining unamortized balance of its goodwill of $1.98 billion and, accordingly, there is no amortization of goodwill related to the Acquisition for periods subsequent to September 30, 1993. See
      "Management's Discussion and Analysis of Consolidated Financial Condition and Results
      of Operations" and Note 4 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.
 (c)  Decreased interest expense is based upon the pro forma consolidated debt of the Company as if the Recapitalization and the 1994 and 1993 Refinancings had been consummated on
      January 1, 1993, as follows (in thousands):

                                                RECAPITALIZATION              1994 AND 1993 REFINANCINGS
                                          -----------------------------      -----------------------------
                                                           NINE MONTHS                        NINE MONTHS
                                           YEAR ENDED         ENDED           YEAR ENDED         ENDED
                                          DECEMBER 31,    SEPTEMBER 30,      DECEMBER 31,    SEPTEMBER 30,
                                              1993            1994               1993            1994
                                          ------------    -------------      ------------    -------------
1995 Term Loan A(1)(2).................    $   76,500       $  57,375
1995 Term Loan B(1)(2).................        27,000          20,250
1995 Revolving Credit
Facility(1)(2)(3)......................            --              --
8 1/4% Notes...........................            --              --         $    8,250       $   1,009
9% Notes...............................            --              --             58,500           7,073
9 1/4% Notes...........................            --              --             10,016              --
10% Notes..............................            --              --              7,184              --
1993 Term Loan.........................        (1,570)             --              1,570              --
Amortization of debt issuance
  costs(4).............................         7,394           5,546              2,832             262
Elimination of historical interest
  expense including amortization of
  debt issuance costs(5)...............      (134,576)       (117,106)          (116,662)        (16,463)
                                          ------------    -------------      ------------    -------------
                                           $  (25,252)      $ (33,935)        $  (28,310)      $  (8,119)
                                          ------------    -------------      ------------    -------------
                                          ------------    -------------      ------------    -------------

- ------------

       (1) The interest rates utilized in the calculation of the pro forma adjustments for the borrowings under the New Bank Credit Agreement assume a reserve adjusted Eurodollar rate of 6.0% and a margin of 2.5% for the 1995 Revolving Credit Facility and the 1995 Term Loan A and a margin of 3.0% for the 1995 Term Loan B.

       (2) A change in the interest rate of 0.25% would change interest expense and income (loss) before taxes as follows (in thousands):

                                                                         NINE MONTHS ENDED
                                                       YEAR ENDED          SEPTEMBER 30,
                                                    DECEMBER 31, 1993          1994
                                                    -----------------    -----------------
           1995 Term Loan A......................        $ 2,250              $ 1,688
           1995 Term Loan B......................            750                  563
           1995 Revolving Credit Facility........             --                   --
                                                           -----                -----
                                                         $ 3,000              $ 2,251
                                                           -----                -----
                                                           -----                -----

       (3) Because interest on the 14 1/8% Debentures accrued to principal until November 1, 1994, the $566.9 million of proceeds required to retire the 14 1/8% Debentures in 1995 exceeds the $441.6 million of principal amount of 14 1/8% Debentures outstanding at January 1, 1993 by $125.3 million (the "Excess Principal Amount"). For purposes of the Pro Forma Condensed Consolidated Statements of Income, the excess proceeds which will be used to retire the Excess Principal Amount have been assumed to be applied to the elimination of borrowings under the 1995 Revolving Credit Facility and to reduce borrowings assumed to be outstanding under the 1988 Revolving Credit Facility.

       (4) Debt issuance costs with respect to the New Bank Credit Agreement are amortized over the life of the related new debt, ranging from 7 to 8 years. The Pro Forma Condensed Consolidated Statements of Income do not include nonrecurring charges of approximately $30.3 million representing the write-off of debt issuance costs of $26.6 million and redemption premiums of $3.7 million to be charged to expense in connection with the Recapitalization.

       (5) Reflects the elimination of interest expense, including amortization of debt issuance costs, associated with debt retired in connection with the Recapitalization and the 1994 and 1993 Refinancings. Floating rate debt assumed to be retired as of January 1, 1993 of $1.2 billion bore interest at a weighted average rate of 5.49% in 1993 and 7.09% in the nine months ended September 30, 1994. The 1995 Term Loan A and 1995 Term Loan B which are being issued to retire such floating rate debt are assumed to bear interest at substantially higher interest rates of 8.50% and 9.00%, respectively, because the reserve adjusted Eurodollar rate is assumed to be 6.0%, a substantial increase over interest rates in effect in 1993 and for the nine months ended September 30, 1994.


 (d) Reflects the adjustment of income taxes (credit) at an effective rate of 39% as a result of the pro forma adjustments described in these notes.
 (e) Reflects the elimination of an extraordinary loss resulting from the 1994 and 1993 Refinancings.
 (f) The computation of earnings (loss) per share is based on the weighted average number of shares of Common Stock outstanding during the period plus (in periods in which they have a dilutive effect) the effect of shares of Common Stock contingently issuable upon the exercise of stock options. The pro forma earnings (loss) per share also assumes the
      issuance of     million shares of Common Stock in the Offering.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                   SEPTEMBER 30, 1994
                                                    -------------------------------------------------
                                                                  RECAPITALIZATION
                                                    HISTORICAL      ADJUSTMENTS            PRO FORMA
                                                    -----------   ----------------        -----------
                                                                     (IN THOUSANDS)
    ASSETS
Current assets:
  Cash............................................  $       637                           $       637
  Receivables--net................................      132,731                               132,731
  Inventories.....................................      123,891                               123,891
  Deferred income taxes...........................       14,000                                14,000
  Income taxes receivable.........................        5,600                                 5,600
                                                    -----------                           -----------
      Total current assets........................      276,859                               276,859
Property, plant and equipment.....................    1,917,811                             1,917,811
  Less: Accumulated depreciation..................      588,009                               588,009
                                                    -----------                           -----------
  Net property, plant and equipment...............    1,329,802                             1,329,802
Other assets......................................       71,675      $   26,377(a)             98,052
                                                    -----------   ----------------        -----------
      Total assets................................  $ 1,678,336      $   26,377           $ 1,704,713
                                                    -----------   ----------------        -----------
                                                    -----------   ----------------        -----------

    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................  $   102,751                           $   102,751
  Interest payable................................       35,084                                35,084
  Income taxes payable............................       12,137                                12,137
  Other current liabilities.......................       66,326                                66,326
  Current portion of long-term debt...............       15,474      $   (7,219)(b)             8,255
                                                    -----------   ----------------        -----------
      Total current liabilities...................      231,772          (7,219)              224,553
Long-term debt:...................................
  1995 Term Loan A................................           --         900,000(b)            900,000
  1995 Term Loan B................................           --         300,000(b)            300,000
  1995 Revolving Credit Facility..................           --         147,650(b)            147,650
  1988 Term Loan..................................      224,534        (224,534)(b)                --
  1988 Revolving Credit Facility..................      230,300        (230,300)(b)                --
  1993 Term Loan..................................      100,000        (100,000)(b)                --
  Senior Secured Notes............................      300,000        (300,000)(b)                --
  9 1/4% Notes....................................      450,000              --               450,000
  8 1/4% Notes....................................      100,000              --               100,000
  9% Notes........................................      650,000              --               650,000
  12 5/8% Debentures..............................      145,815        (145,815)(b)                --
  10% Notes.......................................      300,000              --               300,000
  14 1/8% Debentures..............................      560,637        (560,637)(b)                --
  Capital lease obligations.......................      175,354              --               175,354
  Other...........................................       85,842              --                85,842
                                                    -----------   ----------------        -----------
      Total long-term debt........................    3,322,482        (213,636)            3,108,846
Deferred income taxes.............................      211,817         (11,804)(c)           200,013
Other liabilities.................................       23,438              --                23,438
Common Stock with put right.......................       11,711         (11,711)(d)                --
Shareholders' equity (deficit):
  Common Stock and additional paid-in capital.....      600,471         289,211(b)(e)         889,682
  Cumulative translation adjustment...............       (1,961)             --                (1,961)
  Retained earnings (deficit).....................   (2,721,394)        (18,464)(f)        (2,739,858)
                                                    -----------   ----------------        -----------
      Total shareholders' equity (deficit)........   (2,122,884)        270,747            (1,852,137)
                                                    -----------   ----------------        -----------
      Total liabilities and shareholders' equity
        (deficit).................................  $ 1,678,336      $   26,377           $ 1,704,713
                                                    -----------   ----------------        -----------
                                                    -----------   ----------------        -----------

          See Notes to Pro Forma Condensed Consolidated Balance Sheet

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a) Net increase in other assets is summarized as follows (in thousands):


Estimated debt issuance costs associated with the
Recapitalization.................................................   $ 53,000
Write-off of debt issuance costs related to existing long-term
  debt to be repaid or retired...................................    (26,623)
                                                                    --------
                                                                    $ 26,377
                                                                    --------
                                                                    --------

(b) Represents (i) the issuance of $300 million of Common Stock, (ii) prepayment or redemption of existing indebtedness, (iii) issuance of new indebtedness under the New Bank Credit Agreement and (iv) payment of fees and expenses related to the Recapitalization of $75.5 million (including estimated underwriting fees and the redemption premium associated with the 12 5/8% Debenture Redemption).

(c) Reflects income tax benefit associated with the extraordinary loss on early extinguishment of debt arising from the Recapitalization as calculated in Note (f).

(d) Reclassification of 791,362 shares of Common Stock with put right to Common Stock as the put terminates with respect to such shares prior to or at the time of the Offering.

(e) Includes issuance of $300 million of Common Stock in the Offering less
    estimated underwriting fees of $   million and $   million in expenses
    related to the Offering and the reclassification from Common Stock with put right described in Note (d).

(f) Represents the after-tax costs related to the extraordinary loss from early extinguishment of debt as a result of the Recapitalization, summarized as follows (in thousands):

Write-off of debt issuance costs related to existing long-term
  debt to be repaid or retired...................................   $ 26,623
Redemption premium associated with 12 5/8%
  Debenture Redemption...........................................      3,645
                                                                    --------
                                                                      30,268
Assumed tax benefit at 39%.......................................    (11,804)
                                                                    --------
                                                                    $ 18,464
                                                                    --------
                                                                    --------

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Industry Conditions

    Sales of the Company's tissue products are generally subject to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact net selling prices and the Company's profitability. From 1990 through 1992, tissue industry capacity additions significantly exceeded historic capacity addition rates. At the same time, commercial demand weakened as a result of the recession. These and other factors caused industry operating rates and pricing to fall. The Company's average domestic net selling prices declined by approximately 5% in each of 1991 and 1992 and by 1.2% in 1993. Due to the impact of industry conditions on the Company's then projected operating results, which assumed that net selling price and cost increases would approximate 1% per year and that further capacity expansion would not be justifiable given the Company's high leverage and adverse tissue industry operating conditions, the Company wrote off its remaining goodwill balance of $1.98 billion in the third quarter of 1993. Low industry operating rates, competitive pricing and other factors continued to adversely affect the Company's operating results through the first nine months of 1994.

    The Company currently believes that pricing and demand in the tissue sector of the paper industry are beginning to improve. While the Company's introduction of three price increases in the commercial market in 1993 and one in April 1994 led to a decline in commercial volume for the first nine months of 1994 compared to the same period in 1993, the Company believes that its commercial volume has stabilized. The Company believes that retail shelf prices in the consumer market improved slightly in 1993 and 1994 but remained competitive. Overall domestically, the Company has realized average price increases of 5.5% for the nine months ended September 30, 1994 as compared to the same period in 1993. Another commercial price increase was introduced in mid-October 1994. Because a substantial portion of the Company's commercial sales are pursuant to contracts which generally specify pricing over periods of six months to one year, there is a time lag before the Company realizes the benefit of commercial market price increases. The Company believes that a strong near term economy and normal population growth should provide a basis for improved demand in 1995 and 1996. Taking into account both announced tissue papermaking capacity shut-downs and additions, the Company believes that the rate of capacity growth in 1995 and 1996 will fall short of the demand increase, resulting in higher industry operating rates for the period. Historically, tissue manufacturers have sought price increases during periods of higher operating rates.

    The Company's operating results are also affected by the price it pays for wastepaper. Wastepaper is the principal raw material used in manufacturing the Company's tissue products. Industry costs for wastepaper and market pulp have recently begun to increase sharply. Wastepaper prices are expected to increase further because of increased demand resulting from substantial additions of de-inking and recycling capacity in the paper industry which are expected to come on line during 1995 and 1996, increasing market pulp prices and other factors. Since late 1993, market pulp prices have been increasing as a result of increased demand. The Company also expects market pulp prices to continue to increase due to worldwide tightening supply/demand conditions for market pulp. Historically, as market pulp and wastepaper prices increase, commercial tissue producers have sought to increase prices to maintain profitability.

    Based on all of these factors, although no assurances can be given, the Company believes that further industry price increases are likely in 1995.

RESULTS OF OPERATIONS

                                         THREE MONTHS       NINE MONTHS
                                             ENDED        ENDED SEPTEMBER
                                         SEPTEMBER 30,          30,          YEAR ENDED DECEMBER 31,
                                        ---------------   ---------------   -------------------------
                                        1994     1993     1994     1993      1993      1992     1991
                                        -----   -------   -----   -------   -------   ------   ------
                                                      (IN MILLIONS, EXCEPT PERCENTAGES)
Net sales:
  Domestic tissue.....................  $ 278   $   261   $ 776   $   757   $ 1,004   $  978   $  994
  International operations............     34        38      96       110       143      143      110
  Other...............................     28        10      58        29        40       30       34
                                        -----   -------   -----   -------   -------   ------   ------
  Consolidated........................  $ 340   $   309   $ 930   $   896   $ 1,187   $1,151   $1,138
                                        -----   -------   -----   -------   -------   ------   ------
                                        -----   -------   -----   -------   -------   ------   ------
Operating income (loss):
  Domestic tissue (a)(b)(c)...........  $  80   $(1,898)  $ 215   $(1,788)  $(1,715)  $  252   $  251
  International operations (a)........      3        (7)      6        (1)       (1)      17       16
  Other (a)...........................      2        --       3         1        (1)       2        3
                                        -----   -------   -----   -------   -------   ------   ------
  Consolidated (a)(b)(c)..............     85    (1,905)    224    (1,788)   (1,717)     271      270
Amortization of purchase accounting
  (a)(c)..............................      3        17       9        52        57       75       85
Goodwill write-off (a)................     --     1,980      --     1,980     1,980       --       --
Employee stock compensation (b).......     --        (8)     --        (8)       (8)       1        1
                                        -----   -------   -----   -------   -------   ------   ------
  Adjusted operating income...........     88        84     233       236       312      347      356
Other depreciation (c)................     21        18      61        54        75       63       88
                                        -----   -------   -----   -------   -------   ------   ------
  EBITDA..............................  $ 109   $   102   $ 294   $   290   $   387   $  410   $  444
                                        -----   -------   -----   -------   -------   ------   ------
                                        -----   -------   -----   -------   -------   ------   ------
Consolidated net income (loss)........  $ 0.3   $(1,986)  $ (45)  $(2,046)  $(2,052)  $  (80)  $ (111)
                                        -----   -------   -----   -------   -------   ------   ------
                                        -----   -------   -----   -------   -------   ------   ------
EBITDA as a percent of net sales......   32.1%     33.1%   31.6%     32.4%     32.6%    35.6%    39.0%

- ------------
(a) The Company was acquired by MSLEF II and other investors in 1988. The acquisition was accounted for using the purchase method of accounting resulting in, among other things, an increase of property, plant and equipment to fair value and the allocation of $2.3 billion of purchase cost to goodwill. Such increase in property, plant and equipment is amortized over the lives of the respective assets. The increase in goodwill was amortized over 40 years until the third quarter of 1993, when the Company wrote off its remaining goodwill balance of $1.98 billion. See Note 4 to the Company's audited consolidated financial statements included elsewhere in this Prospectus.

(b) See Note 13 to the Company's audited consolidated financial statements included elsewhere in this Prospectus.

(c) Effective January 1, 1992, the Company prospectively changed its estimates of the depreciable lives of certain machinery and equipment. The change had the effect of reducing depreciation expense and increasing operating income by approximately $38 million in 1992.

NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1994
COMPARED TO NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1993

    Net Sales. Consolidated net sales for the first nine months of 1994 increased 3.9% compared to the first nine months of 1993, while consolidated net sales for the third quarter of 1994 increased 10.2% as compared to the comparable quarter in 1993. These increases were due to increases in domestic tissue net sales and significant net sales increases by the Company's wastepaper brokerage subsidiary. Domestic tissue net sales increased 2.4% during the first nine months and 6.6% during the third quarter of 1994, in each case as compared to 1993, due to higher net selling prices principally in the commercial market and higher volume in the consumer market that were partially offset by volume decreases in the commercial market. The Company's decision to implement net selling price increases in the commercial market during each of the first three quarters of 1993 and to follow with a price increase in the second quarter of 1994 led to the decline in commercial volume during the first nine months of 1994. The Company announced another price increase in the commercial market effective mid-October 1994. Because a substantial portion of the Company's commercial sales are pursuant to contracts which generally specify pricing over periods of six months to one year, there is a time lag before the Company realizes the benefit of commercial market price increases. Net sales of the Company's international operations decreased 12.3% for the first nine months of 1994 and 10.5% for the third quarter of 1994 as compared to 1993, primarily due to significantly lower net selling prices on flat volume. The international net selling price declines were attributable to product mix changes and continued competitive conditions. The significant increase in net sales of the Company's wastepaper brokerage subsidiary during the first nine months and the third quarter of 1994 compared to 1993 reflected higher net selling prices.

    Gross income. For the first nine months of 1994, consolidated gross margins decreased to 32.9% from 34.1% in 1993 principally due to the increased proportion of net sales represented by the Company's wastepaper brokerage subsidiary which typically has lower margins than domestic tissue operations. In addition, in the domestic tissue operations the effects of the higher net selling prices were offset by higher unit manufacturing costs primarily resulting from lower converting volume. Higher wastepaper and other raw material costs, depreciation expense resulting from the start-up of a new paper machine at the Muskogee mill late in the first quarter of 1994 and maintenance costs also affected domestic tissue gross margins during the nine-month period. For the third quarter of 1994, consolidated gross margins decreased to 33.1% from 35.3% in 1993 principally due to the increased proportion of net sales represented by the Company's wastepaper brokerage subsidiary and due to the rate of cost increases exceeding the rate of net selling price increases in domestic tissue operations. During the third quarter of 1994, wastepaper costs began to increase sharply and are expected to increase further due to increased demand for those wastepaper grades used by the Company. In addition, depreciation expense was higher during this period. Gross margins of international operations declined in both the first nine months and the third quarter of 1994 compared to 1993 principally due to the lower net selling prices.

    Selling, General and Administrative Expenses. In the third quarter of 1993, the Company reversed all previously accrued employee stock compensation expense resulting in a reduction of selling, general and administrative expenses of $8 million for both the first nine months and the third quarter of 1993. Excluding the effects of the reversal, selling, general and administrative expenses, as a percent of net sales, were 8.8% and 8.1% for the first nine months and third quarter of 1994, compared to 8.8% and 9.0% for the first nine months and third quarter of 1993, respectively. The decrease in the third quarter of 1994 compared to 1993, results principally from the increased proportion of net sales represented by the Company's wastepaper brokerage subsidiary and, to a lesser degree, cost containment.

    Amortization of Goodwill. As a result of the goodwill write-off in the third quarter of 1993, there was no amortization of goodwill in the first nine months and third quarter of 1994 compared to $43 million and $14 million in the first nine months and third quarter of 1993, respectively.

    Operating Income (Loss). Operating income increased to $224 million and $85 million for the first nine months and third quarter of 1994, respectively, compared to operating losses of $1,788 million and $1,905 million for the first nine months and third quarter of 1993, respectively. The operating losses in 1993 resulted entirely from the goodwill write-off in the third quarter of 1993. The depreciation of asset write-ups to fair market value in purchase accounting is charged against the Company's cost of sales and selling, general and administrative expenses. Excluding this purchase accounting depreciation, amortization of goodwill, the goodwill write-off and the reversal of employee stock compensation, adjusted operating income (as reported in the preceding table) was $233 million and $88 million for the first nine months and third quarter of 1994 compared to $236 million and $84 million for the first nine months and third quarter of 1993, respectively. Although adjusted operating income increased in the third quarter of 1994 compared to 1993 principally due to the effects of higher domestic net selling prices, adjusted operating income for the first nine months of 1994 was down slightly compared to 1993 because decreases in volume and higher depreciation expense over the nine month period offset the price increases achieved during the latter part of 1994.

    Other Income, Net. During the third quarter of 1993, the Company sold its remaining equity interest in Sweetheart Holdings Inc. ("Sweetheart") for $5.1 million recognizing a gain of the same amount. The Company had previously reduced the carrying value of its investment in Sweetheart to zero in 1991.

    Income Taxes. The income tax credits for the nine month periods ended September 30, 1994 and 1993 principally reflect the reversal of previously provided deferred income taxes.

    Extraordinary Losses. The Company's net loss in the first nine months of 1994 was increased by an extraordinary loss of $28 million (net of income taxes of $15 million) representing the redemption premiums on the repurchases of all the Company's remaining 12 3/8% Notes at the redemption price of 105% of the principal amount thereof and of $238 million of 12 5/8% Debentures at the redemption price of 105% of the principal amount thereof on March 11, 1994, and the write off of deferred loan costs associated with the prepayment of $100 million of the 1988 Term Loan on February 10, 1994, and the repurchases of the 12 3/8% Notes and the 12 5/8% Debentures. The Company's net loss in the first nine months of 1993 was increased by an extraordinary loss of $10 million (net of income taxes of $6 million) representing the write-off of deferred loan costs associated with the prepayment of $250 million of the 1988 Term Loan on March 23, 1993, and the repurchase of all outstanding 14 5/8% Debentures on April 21, 1993.

    Net Loss. The Company reported a net loss of $45 million and net income of $290,000 for the first nine months and the third quarter of 1994, respectively, as compared to a net loss of $2,046 million and $1,986 million for the same periods in 1993. The significant net losses in 1993 resulted principally from the goodwill write-off in the third quarter of 1993.

FISCAL YEAR 1993 COMPARED TO FISCAL YEAR 1992

    Net Sales. Consolidated net sales for 1993 increased 3.1% compared to 1992. Domestic tissue net sales for 1993 increased 2.7% compared to 1992 due to volume increases that were largely offset by lower net selling prices. In mid-1992, average net selling prices rose principally as a result of an attempted price increase in the commercial market but then fell to pre-price increase levels in the fourth quarter of 1992 and fell again in the first quarter of 1993, periods of seasonally lower volume shipments. Average net selling prices held flat from the first quarter of 1993 to the second quarter of 1993 and increased in each of the third and fourth quarters of 1993 from the previous quarter levels. However, in spite of introductions of net selling price increases in each of the first three quarters of 1993, average net selling prices for 1993 were below average net selling prices for 1992. Net sales of the Company's international operations were flat in 1993 compared to 1992 primarily due to significantly lower net selling prices and lower exchange rates offset by volume increases resulting from the acquisition of Stuart Edgar Limited ("Stuart Edgar") and the start-up of a new paper machine. United Kingdom retailers engaged in increasingly competitive pricing activity in 1993 across a broad range of consumer products including disposable paper products.

    Gross Income. Consolidated gross margins decreased to 34.0% in 1993 compared to 36.9% in 1992. Domestic tissue gross margins decreased to 37.4% in 1993 from 40.0% in 1992 primarily due to lower net selling prices and an increase in wastepaper costs as prices for wastepaper grades utilized by the Company returned to pre-recession levels. Gross margins of international operations also declined in 1993 principally due to the lower net selling prices. Unit manufacturing costs of international operations declined in 1993 compared to 1992 as a result of the start-up of a new paper machine and related facilities in the first quarter of 1993 at the Company's United Kingdom tissue operations.

    Selling, General and Administrative Expenses. Due to the effects of adverse tissue industry operating conditions on its long-term earnings forecast, the Company decreased the estimated fair market valuation of its Common Stock. Accordingly, in 1993 the Company reversed all previously accrued employee stock compensation expense of $8 million, resulting in a decrease in selling, general and administrative expenses, as a percent of net sales, to 8.2% in 1993 from 8.5% in 1992. Excluding the effects of employee stock compensation from both years, selling, general and administrative expenses, as a percent of net sales, would have increased slightly in 1993 to 8.8% from 8.4% for 1992.

    Goodwill Write-Off. As further described below, low industry operating rates and aggressive competitive pricing among tissue producers resulting from the 1991-1992 recession, additions to industry capacity and other factors adversely affected tissue industry operating conditions and the Company's operating results beginning in 1991 and through the third quarter of 1993.

        Declining selling prices. Although sales volume increased, industry pricing was very competitive due to the factors discussed below. The Company's average domestic net selling prices declined by approximately 5% in each of 1991 and 1992. Commercial market price increases attempted in mid-1992 were not achieved as commercial market pricing fell to pre-price increase levels in the fourth quarter of 1992 and fell again in the first quarter of 1993, periods of seasonally lower volume shipments. Average net selling prices held flat from the first quarter of 1993 to the second quarter of 1993 and increased from the second to the third quarter of 1993. However, in spite of introductions of net selling price increases in each of the first three quarters of 1993, average net selling prices for the first nine months of 1993 were below average net selling prices for the same period in 1992. Pricing in the Company's international markets declined significantly over this time period as well.

        Industry Operating Rates. Based on publicly available information, including data collected by the American Forest & Paper Association ("AFPA"), industry capacity additions in 1990 through 1992 significantly exceeded historic capacity addition rates. Such additions and weak demand caused industry operating rates to fall to very low levels in 1991 and 1992 in comparison to historic rates. Tissue industry operating rates increased only slightly during the first nine months of 1993 from the low levels experienced in 1991 and 1992. Announced tissue industry capacity additions through 1995, as reported by the AFPA through the first three quarters of 1993, approximated average industry shipment growth rates after 1990. For the first nine months of 1993, the industry shipment growth rate fell sharply from the already low rates in 1991 and 1992. Consequently, without an improved economic recovery and improved industry demand, tissue industry operating rates were expected to remain at relatively low levels for the near term, adversely affecting industry pricing.

        Economic Conditions. The 1991-1992 recession and weak recovery adversely affected tissue market growth. Job formation is an important stimulus for growth in the commercial tissue market where approximately two-thirds of the Company's domestic tissue sales are targeted. From 1990 through the first nine months of 1993, job formation was weak and was projected to improve only slightly in 1994. Accordingly, demand growth was weak in 1991, 1992 and in the first nine months of 1993, and did not appear to offer any substantial relief to the outlook for industry operating rates and pricing for the near term.

        Gross Margins. The Company's gross margins steadily declined in 1991, 1992 and 1993 as a result of three factors noted above. In the first nine months of 1993, the Company's gross margins were also affected by increased wastepaper costs as prices for wastepaper grades utilized by the Company returned to pre-recession levels.

        As a result of these conditions, the Company expected that the significant pricing deterioration experienced in 1991 through mid-1993 would be followed by average annual price increases that approximated the Company's annual historical price increase trend for the years 1984 through 1993 of approximately 1% per year. Accordingly, during the second quarter of 1993, the Company commenced an evaluation of the carrying value of its goodwill for possible impairment. The Company revised its projections and concluded its evaluation in the third quarter of 1993 determining that its forecasted cumulative net income before goodwill amortization was inadequate to recover the future amortization of the Company's goodwill balance over the remaining amortization period of the goodwill.

        For a more detailed discussion of the methodology and assumptions employed to assess the recoverability of the Company's goodwill, refer to
    Note 4 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.

    Operating Income (Loss). As a result of the goodwill write-off, the Company's operating loss was $1,717 million for 1993 compared to operating income of $271 million for 1992. Excluding purchase accounting depreciation, amortization of goodwill, the goodwill write-off and the reversal of employee stock compensation expense, adjusted operating income (as reported in the preceding table) declined to $312 million for 1993 from $347 million for 1992. Adjusted operating income declined in 1993 compared to 1992 principally due to effects of lower domestic and foreign net selling prices, higher wastepaper costs in the U.S. and lower exchange rates.

    Other Income, Net. In 1993, the Company sold its remaining equity interest in Sweetheart for $5.1 million recognizing a gain of the same amount. The Company had previously reduced the carrying value of its investment in Sweetheart to zero in 1991.

    Income Taxes. The income tax credit for 1993 principally reflects the reversal of previously provided deferred income taxes. The income tax credit for 1992 reflects the reversal of previously provided deferred income taxes related to domestic tissue operations offset almost entirely by foreign income taxes.

    Extraordinary Loss and Accounting Change. The Company's net loss in 1993 was increased by an extraordinary loss of $12 million (net of income taxes of $7 million) representing the write-off of unamortized deferred loan costs associated with the repayment of $250 million of indebtedness under the 1993 Term Loan, the repurchase of all the 14 5/8% Debentures and the repurchase of $50 million of the 12 3/8% Notes. The net loss for 1992 was increased by the Company's adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). The cumulative effect on years prior to 1992 of adopting SFAS No. 106 is stated separately in the Company's unaudited condensed consolidated statement of income for 1992 as a one-time, after-tax charge of $11 million.

    Net Loss. For 1993, the Company's net loss increased, principally due to the goodwill write-off, to $2,052 million compared to $80 million for 1992.

FISCAL YEAR 1992 COMPARED TO FISCAL YEAR 1991

    Net sales. Domestic tissue net sales decreased 1.6% in 1992 compared to 1991. The decrease was attributable to lower net selling prices which were partially offset by volume increases. Net sales of the Company's United Kingdom tissue operations increased 30.0% in 1992 compared to 1991. The increase was primarily due to volume increases in both the consumer and commercial markets, and to a lesser extent, due to the acquisition of Stuart Edgar in September 1992, partially offset by lower net selling prices and lower exchange rates.

    Gross Income. Effective January 1, 1992, the Company prospectively changed its estimates of the depreciable lives of certain machinery and equipment. These changes were made to better reflect the estimated periods during which such assets will remain in service. As a result, the Company believes, based primarily on an analysis of publicly available information, that the lives over which the Company depreciates the cost of its operating equipment and other capital assets more closely approximates industry norms. For 1992, the change had the effect of reducing depreciation expense by $38 million and reducing net loss by $24 million. Domestic tissue gross margins increased slightly in 1992 to 40.0% compared to 39.4% in 1991 due to lower depreciation expense and lower raw materials costs, which were largely offset by the decline in net selling prices. Excluding the effects of the changes in depreciable lives, domestic tissue gross margins would have declined to 36.1% in 1992. Gross margins for international operations declined in 1992 due to purchases of parent rolls to support volume increases in anticipation of the start-up of a new paper machine in 1993 and the effects of the acquisition of Stuart Edgar.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses, as a percent of net sales, decreased to 8.5% in 1992 compared to 8.6% in 1991. These results occurred principally due to an overall cost containment effort on the part of the Company, partially offset by the effects of the lower net selling prices and higher volume.

    Operating Income. Operating income of $271 million in 1992 was flat with operating income in 1991. Excluding purchase accounting depreciation, amortization of goodwill and employee stock compensation expense, adjusted operating income (as reported in the preceding table) would have been $347 million and $356 million, or 30.1% and 31.3% as a percent of net sales, in 1992 and 1991, respectively. Adjusted operating income as a percent of net sales declined in 1992 from 1991 due to the effects in 1992 of lower net selling prices, the higher volume growth rate of the lower margin international operations compared to domestic operations and the acquisition of Stuart Edgar, partially offset by the effects of the changes in depreciable lives.

    Interest Expense. Interest expense declined approximately $33 million in 1992 as compared to 1991. Debt repurchased with the proceeds of a private placement of Common Stock in 1991 reduced the Company's average outstanding indebtedness in 1992 compared to 1991. Lower average interest rates, in part due to borrowings under the 1988 Revolving Credit Facility to repurchase high yield subordinated debt, also contributed to lower interest expense in 1992 as compared to 1991.

    Income Taxes. The lower income tax credit for 1992 reflects the Company's lower domestic net loss for the year, offset by foreign income taxes. The income tax credit for 1991 principally reflects the reversal of previously provided deferred income taxes.

    Extraordinary Loss and Accounting Change. Results for 1991 were impacted by an extraordinary loss of $5 million (net of income taxes) related to debt repurchases. As of January 1, 1992, the Company adopted SFAS No. 106. The standard requires that the expected cost of postretirement health care benefits be charged to expense during the years that employees render service. The cumulative effect on years prior to 1992 of adopting SFAS No. 106 is stated separately in the Company's consolidated statement of income for 1992 as a one-time after-tax charge of $11 million. This change in accounting principle, excluding the cumulative effect, decreased operating income for 1992 by $1 million.

    Net Loss. For 1992, the Company's net loss decreased 27.9% to $80 million from $111 million in 1991. Excluding the effects of the changes in depreciable lives and the change in accounting principle for postretirement benefits in 1992, and excluding the extraordinary item attributable to debt repurchases and equity in net losses incurred by unconsolidated subsidiaries in 1991, the net loss for 1992 would have increased 7.3% compared to 1991.

FINANCIAL CONDITION

  Nine Months Ended September 30, 1994

    For the first nine months of 1994, cash increased $410,000. Capital additions of $65 million and debt repayments of $721 million, including the prepayment of $100 million of the 1988 Term Loan, the repurchases of all outstanding 12 3/8% Notes and of $238 million of the 12 5/8% Debentures and a reduction in the 1988 Revolving Credit Facility, were funded by cash provided from operations of $58 million and net proceeds of the sale of 8 1/4% Notes and 9% Notes of $728 million in February 1994. Receivables increased $27 million during the first nine months of 1994 due principally to a seasonal increase in net sales and higher net selling prices in the domestic tissue and wastepaper brokerage operations. The Company increased inventories by $6 million principally to improve service levels. The liability for interest payable decreased $20 million due to a change in interest payment schedules resulting from the 1994 debt repurchases from the net proceeds of the sale of the 8 1/4% Notes and 9%

Notes in 1994. The liability for current income taxes increased $12 million principally due to an $11 million reclassification from the liability for other long-term income taxes to reflect payments totaling $9 million made in October 1994 to the Internal Revenue Service (the "IRS") in anticipation of an appeal of a U.S. Tax Court decision related to the Company's 1988 tax year. See "Business-- Litigation." As a result of all these changes and the repayment of $100 million of the $107 million scheduled 1994 payment on its 1988 Term Loan from the net proceeds of the sale of the 8 1/4% Notes and 9% Notes, net working capital increased to $45 million at September 30, 1994, from a deficit of $92 million at December 31, 1993.

    Cash provided from operations declined in the first nine months of 1994 compared to 1993 principally due to increased interest payments resulting from the 1993 repurchases of all outstanding 14 5/8% Debentures (which accrued interest in kind) from the net proceeds of the sale of the 9 1/4% Notes and 10% Notes in 1993 (which accrue interest in cash), the reduction in interest payable due to the change in interest payment schedules and higher floating interest rates. Cash provided from operations was further impacted by the increases in receivables and inventories.

  Year Ended December 31, 1993

    During 1993, cash increased $39,000. Capital additions of $166 million and debt repayments of $841 million, including the prepayment of $250 million of the 1988 Term Loan, the repurchase of all outstanding 14 5/8% Debentures, and the repurchase of $50 million of the 12 3/8% Notes, were funded principally by cash provided from operations of $151 million, net proceeds from the sale of the 9 1/4% Notes and 10% Notes of $729 million, net proceeds of the 1993 Term Loan of $95 million, borrowings of $28 million under the 1988 Revolving Credit Facility and borrowings of $9 million by Fort Sterling Limited ("Fort Sterling"), the Company's United Kingdom tissue operations subsidiary, under its credit agreements.

    Inventories and interest payable increased $17 million and $22 million, respectively, during 1993. The Company increased inventories principally to improve its service levels, and secondarily due to the effects of lower volume resulting from increases to net selling prices in the third quarter of 1993, immediately preceding a period of seasonally lower volume. Interest payable increased in 1993 principally due to the repurchase of all outstanding 14 5/8% Debentures (which accrued interest in kind) from the net proceeds of the sale of the 9 1/4% Notes and 10% Notes (which accrue interest in cash). The net working capital deficit declined $32 million from $124 million at December 31, 1992 to $92 million at December 31, 1993, principally due to a $25 million reduction in the current portion of long-term debt as a result of lower current maturities under the 1988 Term Loan.

  Year Ended December 31, 1992

    During 1992, cash decreased $9 million. Capital additions of $233 million, the acquisition of Stuart Edgar for $8 million (net of debt assumed of $17 million) and debt repayments of $168 million, principally for the retirement of the Company's 7% Notes, were funded principally by cash provided from operations of $210 million, borrowings under the 1988 Revolving Credit Facility of $141 million and borrowings of $49 million by Fort Sterling under its credit agreements.

    Receivables and accounts payable increased $13 million and $23 million, respectively, in 1992. Receivables increased principally at Fort Sterling as sales increased in advance of the start-up of a new paper machine in the first quarter of 1993. Accounts payable increased as a result of higher accruals for capacity expansions at the Company's Green Bay, Wisconsin, Muskogee, Oklahoma and United Kingdom mills. As a result of the issuance of $300 million of Senior Secured Notes in 1991, the scheduled 1992 payment on its 1988 Term Loan was accelerated into 1991 resulting in reduced current maturities of long-term debt and net working capital of $2 million at December 31, 1991, compared to a net working capital deficit of $124 million at December 31, 1992, which reflected a scheduled 1993 payment on its 1988 Term Loan maturity of $132 million.

    Long-term other liabilities increased $26 million in 1992 due to an accrual of $18 million related to the adoption of SFAS No. 106 and due to the accrual of a long-term liability related to the capacity expansion at the United Kingdom mill.

  Liquidity and Capital Resources; The Recapitalization

    The Company's principal uses of cash for the next several years will be interest and principal payments on its indebtedness and capital expenditures.

    The Company is implementing the Recapitalization to prepay or redeem a substantial portion of its indebtedness in order to reduce the level and overall cost of its debt, extend certain maturities, increase shareholders' equity and enhance its access to capital markets. The Recapitalization includes the following primary components: (i) the Offering; (ii) the Bank Refinancing and
(iii) the 1995 Debt Redemptions. Proceeds of the Recapitalization will be used to prepay or redeem all of the Company's remaining indebtedness under its 1988 Bank Credit Agreement, the Senior Secured Notes, the 1993 Term Loan, the 12 5/8% Debentures and the 14 1/8% Debentures. After giving effect to the Recapitalization, on a pro forma basis as of September 30, 1994, the Company would have had approximately $3,117 million of long-term debt outstanding. Following the Recapitalization, the Company will have repayment obligations of $8 million in 1995, $114 million in 1996, $142 million in 1997, $164 million in 1998 and $166 million in 1999 (and increasing thereafter). In addition, there may be additional required payments under the New Bank Credit Agreement out of excess cash flow, if any, and from proceeds of asset sales, if any. See "Description of Certain Indebtedness--The New Bank Credit Agreement."

    Capital expenditures were $65 million for the nine months ended September 30, 1994 and $166 million, $233 million and $144 million in 1993, 1992 and 1991, respectively, including an aggregate of over $450 million during those periods for capacity expansions. Subject to market conditions and the successful completion of the Recapitalization, the Company's current plans to support growth in domestic tissue shipments include adding one world-class (270-inch) tissue paper machine over the next five years and the start up of another dry form machine in the next few years. The New Bank Credit Agreement will impose limits for domestic capital expenditures, with certain exceptions, of $75 million in each of 1995, 1996 and 1997. This amount increases to $100 million per year commencing in 1998. The Company will also be permitted to spend up to
$   million for domestic expansion projects including, without restriction, an additional tissue paper machine at one of its existing domestic mills. Other domestic expansion projects are restricted unless the Company's ratio of EBITDA to interest expense exceeds certain amounts. In addition, the Company will be permitted to make capital expenditures of up to $100 million through 2002 for international expansion. However, the Company is restricted to spending no more than $40 million on international expansion unless the Company's ratio of EBITDA to interest expense exceeds certain amounts. Under the New Bank Credit Agreement, the Company may carry over to one or more years (thereby increasing the scheduled permitted limit for capital expenditures in respect of such year) the sum of all previously unutilized amounts in 1995 and subsequent years (up to
$   million per year) by which the scheduled permitted limit for each year exceeded the capital expenditures actually made in respect of such prior year. The Company does not believe such limitations will impair its plans for capital expenditures. Capital expenditures are projected to approximate $55 to $75 million annually for the next several years, plus $180 million of domestic expansion capital spending that is subject to market conditions and successful completion of the Recapitalization. The portion of the above capital expenditures which are attributable to environmental matters are described in "Business--Environmental Matters." For more information regarding the restrictions on capital expenditures contained in the New Bank Credit Agreement, see "Description of Certain Indebtedness."

    The 1995 Revolving Credit Facility is expected to have a final maturity of
            , 2002 (the seventh anniversary of the completion of the Offering). Following completion of the Recapitalization, the Company expects to have
$      million in available capacity under the 1995 Revolving Credit Facility.

    Upon completion of the Recapitalization, approximately $1.4 billion of the Company's outstanding indebtedness is expected to bear interest at floating rates. The Company's policy is to enter into interest rate cap and swap agreements as a hedge to effectively fix or limit its exposure to floating interest rates to, at a minimum, comply with the terms of its senior secured debt agreements. The Company is a party to an interest rate cap agreement which, following the Recapitalization, will limit the interest cost to the Company to 8.50% (including the Company's borrowing margin on Eurodollar rate loans) until June 1, 1996 with respect to $500 million of floating rate obligations. Prior to expiration of the interest rate cap agreement on June 1, 1996, the Company intends to enter into one or more new interest rate cap or swap agreements to continue to limit its exposure to floating interest rates with respect to a substantial portion of its floating rate debt. The Company monitors the risk of default by the counterparties to the interest rate cap agreement and does not anticipate nonperformance. See Note 8 to the Company's audited consolidated financial statements included elsewhere in this Prospectus for additional information concerning this agreement.

    The limitations contained in the New Bank Credit Agreement and in the Company's indentures on the ability of the Company and its subsidiaries to incur indebtedness, together with the highly leveraged position of the Company, could limit the Company's ability to effect future financings and may otherwise restrict corporate activities, including the Company's ability to respond to market conditions, to provide for unanticipated capital expenditures (including capital expenditures for environmental matters) or to take advantage of business opportunities which may arise or to take actions that require funds in excess of those available to the Company. However, the Company believes that cash provided by operations, unused borrowing capacity under the 1995 Revolving Credit Facility and access to financing in public and private markets will be sufficient to enable it to fund capital expenditures (including planned capital expenditures for environmental matters) and meet its debt service requirements for the foreseeable future.

    Assuming a favorable resolution of the U.S. Tax Court appeal discussed in "Business--Legal Proceedings," as of December 31, 1994 the Company expects to
have approximately $      million of net operating loss ("NOL") carryforwards
for federal income tax purposes which, if not utilized, expire in 2007 through 2009 and which can be reduced because of tax adjustments for prior tax years. (For example, the aggregate amount of NOL carryforwards available to the Company
as of December 31, 1994 could be reduced to below $    million if the U.S. Tax
Court decision is affirmed.) Further, under the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of NOL carryforwards against future taxable income is potentially limited if the Company experiences an "ownership change," as defined in the Code. Although the Company does not believe that it will experience an ownership change upon consummation of the Offering, it is possible that following the Offering, future events that are beyond the control of the Company (such as transfers of Common Stock by shareholders), or certain Common Stock issuances could cause the Company to experience an "ownership change." Depending on the circumstances, such an ownership change could limit the Company's ability to utilize NOL carryforwards existing at such time to offset future taxable income.

    Refer to Note 7 to the audited consolidated financial statements and Note 6 to the unaudited condensed consolidated financial statements included elsewhere in this Prospectus for a description of certain matters related to income taxes. See "Business--Legal Proceedings."

  Seasonality

    During the nine months ended September 30, 1994 and the years ended December 31, 1993, 1992, and 1991, a slightly higher amount of the Company's revenues and EBITDA have been recognized during the second and third quarters. Following the Recapitalization, the Company expects to fund seasonal working capital needs from the 1995 Revolving Credit Facility.

                                    BUSINESS

THE COMPANY

    Founded in 1919, Fort Howard is a leading manufacturer, converter and marketer of sanitary tissue products, including specialty dry form products, in the United States and the United Kingdom. Its principal products, which are sold in the commercial (away-from-home) and consumer (at-home) markets, include paper towels, bath tissue, table napkins, wipers and boxed facial tissue manufactured from virtually 100% recycled fibers. The Company believes that it is the leading producer of tissue products in the domestic commercial market with a 26% market share and has focused two-thirds of its capacity on this faster growing segment of the tissue market. In the domestic consumer market, where the Company has a 9% market share, its principal brands include Mardi Gras printed napkins (which hold the leading domestic market position) and paper towels, Soft 'N Gentle bath and facial tissue, So-Dri paper towels, Page paper towels, bath tissue and table napkins, and Green Forest, the leading domestic line of environmentally positioned, recycled tissue paper products. Fort Howard also manufactures and distributes its products in the United Kingdom where it currently has the fourth largest market share primarily in the consumer segment of the market.

INDUSTRY OVERVIEW

United States

  Demand

    According to statistics compiled by the AFPA, sanitary tissue paper converted product shipments in the United States were approximately 5.3 million tons in 1993. Shipments to the commercial and consumer markets represent approximately 38% and 62% of total shipments, respectively.

    Historically, sanitary tissue demand as evidenced by product shipments has fluctuated somewhat less than demand in the paper industry overall. Although the rate of growth in tissue market shipments slackened during the industry's recessionary period between 1991 and 1993, tissue market shipments continued to grow because of population growth, which has a stabilizing effect on demand. Total domestic tissue shipments grew from 4.1 million tons in 1983 to 5.3 million tons in 1993 for a compound annual growth rate of 2.4%. The Company believes that except in recessionary years, commercial market shipment growth rates have generally exceeded consumer market shipment growth rates. The Company also believes that, because of the increasing number of dual income households, more frequent travel and recreation and longer life expectancy, which result in increased use of away-from-home facilities, the commercial market will continue to grow faster on average than the consumer market. Shipments tend to be stronger in the second and third quarters because of seasonal demand.

    The following table shows sanitary tissue paper converted product shipments in the United States over the past 11 years according to the AFPA.

                                                                                                        1983-1993
                                                                                                        COMPOUND
                                                                                                         ANNUAL
                                                                                                         GROWTH
                           1983   1984   1985   1986   1987   1988   1989   1990   1991   1992   1993     RATE
                           -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  ---------
                                                            (TONS IN THOUSANDS)
Commercial(1)............. 1,481  1,522  1,554  1,576  1,671  1,783  1,918  1,971  1,987  2,012  2,003     3.1%
Consumer.................. 2,663  2,716  2,718  2,820  2,846  2,903  2,992  3,025  3,080  3,176  3,268     2.1%
                           -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----
   Total.................. 4,144  4,238  4,272  4,396  4,517  4,686  4,910  4,996  5,067  5,188  5,271     2.4%
                           -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----
                           -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----

- ------------
(1) Club warehouse production and shipments are not separately reported to the AFPA. Prior to 1994, AFPA member companies reporting tissue production and shipments to the AFPA ("Reporting Companies") had varying practices with respect to classifying reported shipments to club warehouses as either commercial market or consumer market shipments. Although Fort Howard reported all shipments to club warehouses as commercial market shipments prior to 1994, it is unclear what practices had been followed by other Reporting Companies. During 1993, it appeared that certain Reporting Companies had changed their reporting of club warehouse shipments. Accordingly, beginning in 1994, Reporting Companies were requested by the AFPA to classify reported shipments to club warehouses as either commercial market or consumer market shipments based on Reporting Companies' estimates of whether the finished product was used in the commercial or consumer market.

    According to the AFPA, sanitary tissue paper shipments grew 2.7% to 4,022,000 tons for the nine months ended September 30, 1994 as compared to 3,915,000 tons for the same period in 1993. Commercial market shipments for the nine months ended September 30, 1994 were 1,470,000 tons and consumer market shipments for that period were 2,552,000 tons as compared to 1,490,000 tons and 2,425,000 tons, respectively, for the nine months ended September 30, 1993. The Company believes that the decreases in commercial market shipments in 1993 and for the nine months ended September 30, 1994 are attributable to reclassifications of reported club warehouse shipments between the commercial and consumer markets as described in footnote (1) above. Consequently, while total tissue shipment growth as reported by the AFPA improved to 2.7% for the first nine months in 1994 from 1.4% for the same period in 1993, the Company believes that shipment growth rates in the commercial and consumer markets in 1993 and 1994 as reported by the AFPA may not reflect actual shipments in the respective markets.

    Commercial Market. In the commercial market, domestic tissue shipments grew from 1.5 million tons in 1983 to 2.0 million tons in 1993 for a compound annual growth rate of 3.1%. The Company believes that shipment growth rates in the commercial market are affected principally by job formation, the strength of other cyclical economic variables and changing demographic and socio-economic trends. For the three-year period prior to 1990, commercial tissue shipments showed strong growth as a result of favorable economic conditions and strong job formation during the period. From 1990 through 1993, job formation was weak and unemployment was high, adversely affecting commercial tissue market shipments during this period. According to U.S. Department of Labor statistics, in late 1993 and in 1994, job formation began to improve. To the extent economic recovery continues, the Company believes that job formation should provide an important stimulus for commercial market demand.

    The commercial market is comprised of a few large tissue producers that have large market positions and a significant number of small, regional manufacturers. While the full range of premium, value and economy products exist in this market, the value and economy ranges of products are predominant in the commercial market. The Company believes that advertising does not have a significant influence on commercial demand.

    Consumer Market. In the consumer market, domestic tissue shipments grew from
2.7 million tons in 1983 to 3.3 million tons in 1993, for a compound annual growth rate of 2.1%. The Company believes that shipment growth rates in the consumer market are principally affected by population growth trends and general economic conditions including the level of consumer confidence.

    The consumer market is comprised of a few large, mostly branded premium product manufacturers that actively advertise to stimulate consumer demand for their products. The product range in this market covers branded premium products (46% of market), branded value products (38%) and private label products (16%). Discount retailers have been emphasizing the development of private label products to achieve higher gross margins and to lower retail shelf prices to appeal to increasingly price conscious consumers.

  Capacity

    For the ten years ended December 31, 1989, tissue industry capacity grew at a 1.8% average annual growth rate and operating rates remained at a relatively strong average level of 92.7%. The Company believes that tissue industry operating rates of approximately 93% represent balanced supply and demand in the tissue market. Tissue industry operating rates peaked at 97.0% in 1989. Subsequently, tissue industry capacity additions in 1990 through 1992 significantly exceeded historic capacity addition rates. At the same time, commercial demand slackened due to the recession. These and other factors caused annual operating rates to fall to a low of 89.8% in 1992. Tissue industry operating rates have increased slightly in 1993 and 1994 from the low levels experienced in 1992.

    Tissue industry operating rates in 1995 and future years will depend upon the level of demand and capacity growth. The Company believes that growing consumer market shipments resulting from normal population growth and growing commercial market shipments related to a strong economy, should provide a basis for improved demand in 1995 and 1996. Taking into account both announced tissue papermaking capacity shut-downs and additions, the Company believes that the rate of capacity growth in 1995 and 1996 will fall short of the demand increase, resulting in higher industry operating rates for the period.

  Pricing

    Since 1983, pricing has correlated strongly with the levels of industry operating rates. The high level of growth in tissue industry capacity from 1990 through 1992, coupled with the weakening commercial demand resulting from the recession and competitive new product introductions in the consumer market, caused industry operating rates and pricing to fall. Although specific industry pricing information is not available, the Company believes that industry pricing fell in each of 1991 and 1992 and may have fallen in 1993. In the commercial market, three industry price increases were introduced in 1993 and two were introduced in April and mid-October 1994. The Company believes that retail shelf prices in the consumer market improved slightly in 1993 and 1994, but remained competitive. Overall domestically, the Company has realized average price increases of 5.5% for the nine months ended September 30, 1994 as compared to the same period in 1993. Because a substantial portion of commercial sales are pursuant to contracts which generally specify pricing over periods of six months to one year, there is a time lag before the benefit of commerical market price increases are realized.

    The Company believes that growing consumer market shipments resulting from normal population growth and growing commercial market shipments related to a strong economy, should provide a basis for improved demand and, together with a reduced rate of net announced capacity growth, will result in higher industry operating rates in 1995 and 1996. In addition, as further discussed below, because market pulp and wastepaper prices are expected to continue to increase, commercial tissue producers may seek to increase prices to maintain profitability. As a result of these factors, while there can be no assurance that industry pricing will continue to increase, the Company believes that further industry price increases are likely in 1995.

  Raw Material Supply

    Fiber, which constitutes the principal raw material for making paper, is obtained either by processing virgin wood pulp or by de-inking and processing wastepaper. The Company estimates that approximately 43% of domestic total tissue production in 1992 was manufactured using wastepaper. In 1992, the latest year for which independent industry data is available, 88 million tons of wastepaper were generated in the United States of which 34 million tons were collected for recycling (including 6 million tons that were exported) and 54 million tons that were put into landfills. Different grades of wastepaper are available from different sources. For example, newsprint is primarily generated by curb-side collection, corrugated containers by retailers and mid to higher-grade papers by printers and through the collection of office wastepaper. Although virtually any grade of wastepaper can be used in some form of tissue production, generally only mid to higher grades of wastepaper, representing about one-third of recycled wastepaper in 1992, are used in tissue production.

    Historically, most large tissue manufacturers have had integrated virgin wood pulp operations and have therefore been less dependent upon market pulp for their wood pulp requirements. Recently, some large tissue producers have sold or announced an intent to consider the sale of their pulp operations and, accordingly, tissue producers increasingly are or may become more dependent on market pulp for their wood pulp requirements.

    According to statistics compiled in independent industry reports, the following table shows the price per ton for wastepaper and market pulp for the periods indicated. Wastepaper prices are not directly comparable to market pulp prices because wastepaper yields are generally lower than market pulp yields and wastepaper processing costs are generally higher than those associated with market pulp.

                                1983  1984  1985  1986  1987  1988  1989  1990  1991  1992  1993  1994(A)
                                ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  -------
Market Pulp(b)................. $440  $505  $400  $480  $610  $760  $830  $765  $500  $570  $415   $ 700
Wastepaper(c).................. $116  $135  $ 97  $136  $101  $196  $206  $171  $136  $178  $142   $ 236

- ------------

 (a)  Average market prices at October 1, 1994.
 (b)  Year-end average market prices for Northern Bleached Softwood Kraft.
 (c)  Year-end composite average market prices for the following grades of wastepaper: hard white shavings, manifold color, laser computer printout and coated book. The Company believes that these grades of wastepaper are broadly used by tissue manufacturers. Fort
      Howard does not use all of these grades of wastepaper in its products. The average market prices shown in this table are not necessarily indicative of Fort Howard's or any other tissue manufacturer's actual costs, which will depend on the particular grades of wastepaper used.

    Beginning in the third quarter of 1994, wastepaper prices for the grades represented in the table above increased significantly. Wastepaper prices are expected to increase further because of increased demand resulting from substantial additions of de-inking and recycling capacity in the paper industry which are expected to come on line during 1995 and 1996, increasing market pulp prices and other factors. Since late 1993, market pulp prices have increased sharply as a result of increased demand. The Company also expects market pulp prices to continue to increase due to worldwide tightening supply/demand conditions for market pulp. Historically, as market pulp and wastepaper prices increase, commercial tissue producers have sought to increase prices to maintain profitability.

United Kingdom

  General

    The tissue market in the United Kingdom is roughly one-eighth the size of the U.S. market or approximately 684,000 tons in 1993. The commercial market represents approximately one-third of the total market and the consumer market represents approximately two-thirds. Fort Sterling's operations are primarily in the consumer market. Because no definitive industry reports covering the U.K. market are available, the following information is based in part on reports commissioned by the Company and on the Company's estimates.

  Demand

    Total U.K. tissue shipments increased from 540,000 tons in 1983 to 684,000 tons in 1993 for a compound annual growth rate of 2.4%. In the consumer market, U.K. tissue shipments grew from 361,000 tons in 1983 to 458,000 tons in 1993 for a compound annual growth rate of 2.4%. In the commercial market, U.K. tissue shipments increased from 179,000 tons in 1983 to 226,000 tons in 1993, for a compound annual growth rate of 2.4%. Growth in the U.K. commercial market is affected by the same factors that affect growth in the U.S. commercial market. Unlike the U.S. commercial market, however, the U.K. commercial market has been growing at the same rate as the consumer market. In comparison to the U.S. commercial market, the commercial market in the U.K. has an underdeveloped distribution network and more limited product penetration, thereby offering opportunities for improved shipment growth.

    Fort Sterling is one of the four largest tissue producers in the U.K. and has the fourth largest market share of the total tissue market. The U.K. tissue market is characterized by low consumption of paper towels and table napkins as compared to the U.S. tissue market. Private label products command an equal and growing consumer market share compared to branded products. Private label products are more likely to be premium quality/high priced than economy/value priced. However, beginning in late 1992, as Europe began to experience a recession and as U.K. grocery price competition increased due to the emergence of grocery discounters and the introduction of club warehouses to the U.K. market, U.K. consumers began to move more heavily to economy products. From 1991 to 1993, the market share of grocery discounters in the consumer grocery market increased from 8% to 15%. The Company believes that shipment growth rates in the consumer market are principally affected by population growth trends, and to a lesser extent, changing consumption habits as the acceptance and use of paper towels and table napkins develops further.

  Capacity

    For the period from 1983 to 1993, U.K. tissue papermaking capacity grew at a compound annual growth rate of 2.6% to 668,000 tons from 518,000 tons. Taking into account waste on conversion to finished products of 6%-9%, U.K. tissue papermaking production capacity falls significantly short of U.K. tissue consumption. Unlike the U.S. market, there are a large number of small, partially integrated or non-integrated tissue converters that purchase parent rolls (unconverted rolls of finished tissue) and hold a combined U.K. market share of tissue shipments of approximately 25%. Also, all the large U.K. tissue manufacturers, with the exception of Fort Sterling, purchase significant quantities of market pulp or parent rolls because there is no U.K. timber harvesting to support fully integrated, virgin wood pulp production. Taking into account announced papermaking capacity shut-downs and additions, as well as an anticipated modest consolidation of independent tissue converters, the Company expects supply conditions to begin to tighten in 1995 and 1996.

  Pricing

    U.K. retailers have engaged in increasingly competitive pricing activity in 1993 and 1994 across a broad range of consumer products, including sanitary tissue paper products, due in part to the greater penetration of large discount chains, the entry of club warehouse chains from the U.S. and the recession in the U.K. As a result, tissue prices have declined significantly in the U.K. from 1992 through late 1994.

    Effective mid-October 1994, consumer and commercial market price increases were announced by tissue producers. Although there can be no assurances, due to expected tightening supply conditions in 1995 and 1996, an improving U.K. economy and recent pressure on worldwide prices for market pulp and wastepaper, the Company believes that further price increases are likely in 1995.

  Raw Material Supply

    Market pulp and wastepaper supply and demand and cost trends in the U.K. are substantially similar to those in the United States.

STRATEGIC POSITION

    For the past 20 years Fort Howard has maintained EBITDA margins in excess of 30%, approximately double those publicly reported by the Company's competitors over the past five years. At the same time, the Company has achieved strong market share growth on the basis of its position as a low cost producer in the markets in which it competes. From 1983 to 1993, the Company has doubled its production capacity by constructing world-class, integrated, regional tissue mills which utilize the Company's proprietary de-inking technology to produce quality tissue from a broad range of wastepaper grades. These mills enable the Company to produce low cost, quality tissue products because they: (i) include state-of-the-art wastepaper de-inking and processing systems that process relatively low grades of wastepaper to produce low cost fiber for making tissue paper; (ii) contain eight of the eleven largest (270-inch) tissue paper machines in the world, which significantly increase labor productivity; (iii) are geographically located to minimize distribution costs; (iv) generate their own steam and electrical power and (v) manufacture certain of their own process chemicals and converting materials.

    The Company currently believes that pricing and demand in the tissue sector of the paper industry are beginning to improve. This improvement comes after an unprecedented period of depressed industry pricing over the past three years, which led the Company to write off its remaining goodwill balance of $1.98 billion in the third quarter of 1993. See "--Industry Overview," "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and the Company's audited consolidated financial statements included elsewhere in this Prospectus. The Company introduced three price increases in the commercial market in 1993 and one in April 1994. The Company believes that retail shelf prices in the consumer market improved slightly in 1993 and 1994, but remained competitive. Overall domestically, the Company has realized average price increases of 5.5% for the nine months ended September 30, 1994 as compared to the same period in 1993. Another commercial market price increase was introduced in mid-October 1994. Because a substantial portion of the Company's commercial market sales are pursuant to contracts which generally specify pricing over periods of six months to one year, there is a time lag before the Company realizes the benefit of commercial market price increases. The Company believes that a strong near term economy and normal population growth should provide a basis for improved demand in 1995 and 1996. Taking into account both announced tissue papermaking capacity shut-downs and additions, the Company believes that the rate of capacity growth in 1995 and 1996 will fall short of the demand increase, resulting in higher industry operating rates for the period. In addition, industry costs for market pulp and wastepaper have recently begun to increase sharply. Historically, as market pulp and wastepaper prices increase, commercial tissue producers have sought to increase prices to maintain profitability. Accordingly, while there can be no assurance that industry pricing will continue to increase, the Company believes that further industry price increases are likely in 1995.

BUSINESS STRATEGY

    Fort Howard's business strategy is focused on increasing its profitability by maintaining and enhancing its position in the United States and internationally. The Company's strategy involves:

        Maintaining Position as Low Cost Producer. Fort Howard is committed to maintaining its position as a low cost producer of tissue products in the markets in which it competes. The Company believes that its use of wastepaper for substantially all of its fiber requirements and, in particular, its increasingly effective consumption of lower cost wastepaper grades without sacrificing end product quality, are key components of its low cost producer strategy. Over the last ten years, because of continuous improvements in its proprietary de-inking process, Fort Howard has been able to shift significantly the mix of wastepaper to lower cost grades, thereby achieving substantial cost savings. In addition, Fort Howard owns a wastepaper brokerage company which provides it with access to sources of supply and market information for all grades of wastepaper. The Company believes that it has a competitive advantage because of the Company's proprietary de-inking technology and know-how and the substantial capital investment in new equipment and technologies required by competitors to achieve operating income margins comparable to those of the Company. The Company's annual capital spending program for 1995, 1996 and 1997 includes significant amounts for the ongoing modernization of its mills, including the addition of a new coal-fired boiler in Savannah, productivity projects and continued development of improved de-inking technologies, all of which should produce additional cost savings in the near term. See "Operations--Domestic Tissue."

        Sustaining Growth in Commercial Market Shipments and Market
    Share. Approximately two-thirds of the Company's tissue shipments are to the commercial market. Fort Howard intends to continue its focus on the commercial market which has grown at a 3.1% compound annual growth rate for the decade ending December 31, 1993, compared to the consumer market which has grown at a 2.1% rate during the same period. The commercial market is expected to continue to grow at a faster rate. The Company intends to use its leading commercial market share position to capture incremental growth in the commercial market by focusing on increased sales to large distributors and national accounts, by emerging as a major supplier to club warehouses and by expanding its specialty dry form business as described below:

           Increasing Sales to Large Distributors and National Accounts. The Company has developed an aggressive sales team of over 200 salaried representatives that is focused on meeting the special requirements of large distributors and national accounts in the foodservice, health care, lodging, buildings and industrial subsegments of the commercial market. Such requirements include, for example, the ability to offer a full line of tissue products, strict sanitary production requirements, the ability to service locations nationwide, Electronic Data Interchange ("EDI") capabilities, and superior on-time and complete order shipping performance. The Company believes it is well-positioned to increase sales to these key customers as demand improves.

           Improving Position With Club Warehouses. The growing patronage of club warehouses represents an important growth opportunity for the Company. Its newly organized club warehouse sales and marketing team focuses on the special requirements of these customers, including unique product specifications, packaging sizes and design, palletized distribution, EDI capabilities, the ability to service locations nationwide, superior on-time and complete order shipping performance and the ability to grow rapidly to support new warehouse openings. The Company is relatively new to club warehouse distribution and still underrepresented in this distribution channel. The Company, however, has increased its volume in this channel substantially. In 1993, sales to club warehouses increased by 22%.

           Expanding Specialty Dry Form Business. Fort Howard maintains the leading market position in the domestic production of dry form paper, the principal base fiber for baby wet wipes and a key component for feminine hygiene products. The Company believes the growth rate for the baby wet wipe industry to date has exceeded the growth rate of the tissue industry as a whole. Subject to market conditions and the successful completion of the Recapitalization, the Company's current plans are to start-up its third dry form machine in the next few years to meet the demand in this rapidly expanding market.

        Sustaining Growth in Consumer Market Shipments and Market Share. The Company is continuing to grow its share in the domestic consumer market and has developed the leading branded napkin, Mardi Gras, the leading environmental brand of tissue products, Green Forest, and the leading private label market share. Management expects the value segment of the 3.3 million ton consumer market, a part of the market in which the Company competes, to grow at a faster rate than the premium brand segment of that market as consumers become more value conscious. The Company continues to work toward full national distribution and greater market penetration of its key value brands Soft 'N Gentle, Mardi Gras, Green Forest and So-Dri and has recently added a distribution center to serve customers in Southern California. The Company seeks to offer its retailers margins which are among the highest in the trade and emphasizes promotional spending rather than advertising. The Company's strategy of expanding its private label market share should also enable it to benefit from the continuing growth in the value segment of the consumer market.

        Expanding Internationally. The Company views expansion of its international operations as an increasingly important component of its long-term business strategy and intends to focus on the following:

           Sustaining Growth in U.K. Shipments and Market Share. Management believes that its commercial market share in the United Kingdom is underdeveloped and that its experience in building its commercial market share in the U.S. can continue to be applied to improve results in the United Kingdom. In addition to consolidating its commercial brands, Fort Sterling is acquiring new converting capacity to fill key gaps in its napkin and wiper product lines in an effort to achieve full penetration of the foodservice channel. Fort Sterling also has restaged its Nouvelle bath tissue with enhanced attributes and is consolidating its other consumer branded products.

           Expanding into New International Markets. The Company also believes that significant opportunities may exist for additional growth by applying its low cost producer technology to international markets outside of the United Kingdom. The Company is exploring new international markets in Asia and Latin America whose size, competitive profile and end use tendencies will allow it to capitalize on its proprietary de-inking technologies and its experience in the United Kingdom.

        Improving Financial Flexibility. The Company has undertaken the Recapitalization to improve its operating and financial flexibility by reducing the level and overall cost of its debt, extending maturities of indebtedness, increasing shareholders' equity and enhancing its access to capital markets. In addition, as a result of the Recapitalization, the Company believes that it will be able to execute better its strategy and take advantage of growth opportunities.

    The Company's current plans to support growth in domestic tissue shipments include, subject to market conditions and the successful completion of the Recapitalization, adding one world-class (270-inch) tissue paper machine over the next five years. Any such expansion would only be undertaken after a careful evaluation of industry capacity conditions in 1995 and 1996. The Company believes that this rate of expansion will contribute to improved long-term tissue industry operating conditions.

DOMESTIC TISSUE OPERATIONS

    Fort Howard produces its domestic tissue products at three facilities: its original facility in Green Bay, Wisconsin; its Muskogee, Oklahoma mill constructed as a greenfield site which commenced papermaking production in 1978; and its greenfield mill near Savannah, Georgia which commenced production in 1987. Each of these facilities is a world-class, fully integrated tissue mill that can de-ink and process fiber from low cost wastepaper to provide virtually all of the mill's tissue fiber. In addition, each mill contains at least two 270-inch tissue paper machines, is geographically located to minimize distribution costs to its regional markets, produces all its steam and electrical power, manufactures some of the chemicals used in whitening tissue fiber and some of its converting materials, and converts, prints and packages Fort Howard's tissue products.

    Fort Howard has installed eight of the eleven largest (270-inch) tissue paper machines in the world which provide long-term productivity advantages. Approximately 90% of Fort Howard's domestic production comes from tissue paper machines capable of making 50,000 tons or more annually, whereas the Company believes that approximately one-quarter of competitors' production comes from machines with a capacity of 50,000 tons or more. Approximately 50% of Fort Howard's papermaking capacity came on-line during the last 10 years, while the Company believes that approximately three-quarters of competitors' tissue paper machines in the U.S. were built over 10 years ago, with approximately one-third over 30 years old. Because tissue paper machines are often operated for over 50 years, the Company believes that its new large machines offer a long-term competitive advantage. In addition, with each new capacity expansion, Fort Howard installed new, world-class supporting equipment consisting of large scale wastepaper processing and cleaning systems and converting equipment that provide further productivity advantages.

    Facilities. In Green Bay, Wisconsin, the Company operates nine tissue paper machines, including two world-class 270-inch tissue paper machines completed in 1984 and 1992. In addition, the Green Bay mill contains two dry form machines which commenced operation in 1978 and 1989. Although the Green Bay mill is the Company's original facility, having commenced production in 1920, it is well maintained, includes virtually all of Fort Howard's latest technologies and equipment and is cost competitive with the Company's newer facilities. The Company's Muskogee, Oklahoma mill contains a new 270-inch tissue paper machine which was added during the first quarter of 1994, and another 270-inch and three 200-inch tissue paper machines which were installed between 1978 and 1985. Fort Howard's greenfield mill located near Savannah, Georgia contains four 270-inch tissue paper machines that commenced production in 1987, 1988, 1989 and 1991.

    Each of the Company's mills also includes a coal-fired cogeneration power plant capable of producing all of the mill's steam and electricity, a modern de-inking and pulp processing plant that processes virtually all of the mill's fiber requirements from wastepaper, a chemical plant that produces high volume chemicals used in whitening fibers, high speed converting equipment for cutting, folding, printing and packaging paper into the Company's finished products and related facilities and warehousing. The Muskogee mill also includes a polywrap manufacturing plant that processes approximately one-half of the polywrap required by the Company's domestic mills and the Green Bay mill includes a large machine shop that services all the Company's domestic mills.

    Wastepaper. Fort Howard has led the industry in developing sanitary tissue paper products from recycled wastepaper. Fort Howard uses 100% wastepaper for all but a limited number of dry form and specialty products representing approximately 3% of its volume. Currently, Fort Howard recycles over 1.3 million tons of wastepaper annually into tissue products--about four times as much as any other U.S. tissue company. The Company believes that its use of wastepaper for substantially all of its fiber requirements gives it a cost advantage over its competitors.

    The Company has developed the largest network for obtaining de-inking grades of wastepaper in the domestic tissue industry. A large portion of its wastepaper requirements is sourced through Harmon Associates Corp. ("Harmon"), the Company's 100% owned wastepaper brokerage subsidiary. The remainder of the Company's wastepaper requirements are sourced through an in-house wastepaper purchasing group. As a wastepaper broker, Harmon can accept the total wastepaper generation from a supplier whether or not all the wastepaper is needed to meet Fort Howard's production requirements. This ability effectively increases the sources of supply to Fort Howard. In addition, Harmon's activities in export markets, as well as in grades not usually purchased by Fort Howard, provide the Company with valuable intelligence on trends in the worldwide wastepaper market. The Company also maintains innovative curbside collection programs with several municipalities and enters into contracts with large office complexes to effectively increase its sources of wastepaper supply.

    Energy. Each of the Company's mills includes a coal-fired cogeneration plant for the production of all its steam, which Fort Howard uses both in manufacturing tissue and in generating virtually all its electricity. The Company believes that its energy cost is significantly lower than the cost of energy available to it from public utilities. In recent years, the Company has installed fluidized bed boilers to burn lower cost coal and petroleum coke efficiently and in conformity with environmental standards.

    Chemical, Printing and Packaging. The Company operates chemical plants at all three mills to produce some of the whitening agents used in high volumes in processing fiber. The Muskogee mill also operates a plant to process resin into polywrap to supply much of the Company's polywrap needs. The Company's own artists and graphic designers create the many and varied colored print designs for certain of Fort Howard's tissue products. In addition, all the cores and a large percentage of the labels and boxes used in packaging tissue products are manufactured at each mill using Company manufactured or purchased paper and chipboard.

    Distribution. The Company has geographically sited its tissue mills to serve its largest regional markets in the Midwest, Northeast and Southeast which permits it to ship its products at a low cost. The Company maintains a small number of distribution points enabling it to ship full truckloads of its broad product line at a low cost. The Company uses independent haulers to transport most of its shipments. The Company seeks to maximize the productivity of its haulers by applying a "round trip" transport concept for shipping finished goods out and hauling wastepaper back. The Company's own truck fleet is used to minimize truckload carrying costs to select markets and to handle "rush" shipments to meet customer requirements.

    Capital Expenditures. The Company has invested heavily in its manufacturing operations. Capital expenditures in the Company's tissue business were approximately $741 million for the five year period ended December 31, 1993, over $550 million of which was incurred for capacity expansion projects. In addition, the Company's annual capital spending program includes significant investments for the ongoing modernization of each of its mills. For example, as new de-inking technologies and converting equipment are developed, the Company adds such technology and equipment at each mill to maintain low cost structures.

    A significant portion of the Company's capital budget since 1985 has been invested in the Savannah mill, which was completed in 1991. Total expenditures for the Savannah mill were $570 million. In 1993, the Company completed an expansion of its Green Bay tissue mill, including the addition of a new tissue paper machine and related environmental protection, pulp processing, converting, and steam generation equipment. The new tissue paper machine at the Green Bay mill commenced production in August 1992. Total expenditures for the expansion project were $180 million. In 1994, the Company completed the installation of a fifth tissue paper machine, environmental protection equipment and associated facilitates at its Muskogee tissue mill. Total expenditures for the expansion were approximately $140 million.

    Research and Development. The Company maintains laboratory facilities with a permanent staff of engineers, scientists and technicians who are responsible for improving existing products, development of new products and processes, product quality, process control and providing technical assistance in adhering to regulatory standards. Continuing emphasis is being placed upon expanding the Company's capability to de-ink a broader range of wastepaper grades, designing new products, further automating manufacturing operations and developing improved manufacturing and environmental processes.

    Engineering and Maintenance. The Company's internal engineering staff provides the engineering expertise to assist in the designing, constructing, upgrading and maintenance of the Company's tissue mills. The Company's engineering staff has managed the start-up of eight of the world's largest tissue paper machines since 1984, and has designed many vital components of the tissue paper machines, wastepaper processing systems and converting equipment related to these expansions. In addition, the Company's engineers have designed key wastepaper processing and converting equipment which is manufactured in the Company's Green Bay machine shop. The Company's maintenance program at each of its domestic mills emphasizes preventive maintenance to minimize production stoppages.

  Products

    Commercial Products. Fort Howard's commercial tissue products include folded and roll towels, bath and facial tissue, bulk and dispenser napkins, disposable wipers, specialty printed merchandise and dispensers. Because commercial market manufacturers offer similar product attributes to this value conscious market, competition principally involves value pricing and service. Management believes that Fort Howard's commitment to quality and service and its competitive pricing strategy afforded by its low cost producer status have provided the foundation for the continuation of its leading commercial market share of approximately 26%.

    The Company constantly strives to grow in new or underdeveloped subsegments of its commercial products business. With the Envision line, made from 100% recycled paper, Fort Howard was the first company to position a line of tissue paper products as made from recycled paper that meet or exceed U.S. Environmental Protection Agency ("U.S. EPA") guidelines for post-consumer wastepaper ("PCW") content of 5% to 40%. The Company believes Envision is the market leader in the rapidly growing environmental segment of the commercial market. Utilizing its advanced de-inking technology, Fort Howard set the standard dramatically higher for PCW content in commercial products by increasing the minimum PCW content of its Envision line to 90% or higher and by commissioning an outside audit of its internal controls which are maintained to assure that Envision manufacturing processes yield the stated minimum PCW content.

    In addition, the Company also produces parent rolls for sale to converters in international markets, including Latin America and the Middle East.

    Specialty Dry Form Products. In another growing product area, dry form products (used to make baby wet wipes and a key component in feminine hygiene products), the Company believes it is the largest domestic producer and one of only 13 manufacturers in the world. Dry form production is a process that converts soft, randomly laid fibers made from wood pulp into a sturdy and absorbent pulp web using air instead of water to transfer the pulp. Synthetic bonding agents are then sprayed on the pulp web, creating a sheet of fabric-like paper. Dry form is principally sold in parent roll form to meet rigorous specifications for large consumer product companies which convert it into their branded products. The Company believes that it is the leading marketer of dry form to companies in the domestic private label baby wipe market. The growth rate for this business to date has exceeded the growth rate of the tissue industry as a whole. In addition, the Company converts dry form paper into premium wipers and dinner napkins for the commercial market.

    Consumer Products. Fort Howard's consumer product growth strategy has targeted the branded value and private label segments of the market, where the Company enjoys a competitive advantage as a low cost producer. Management believes that these segments will continue to grow as consumers become more price conscious.

    The Company's value branded products such as Mardi Gras, Soft 'N Gentle and Green Forest offer a high level of softness, absorbency and brightness at substantial price savings. The appeal of Mardi Gras napkins and paper towels is enhanced by their multi-color prints with changing patterns and special seasonal designs. The attractiveness of the Mardi Gras designs and its value positioning have enabled the Company to increase the Mardi Gras napkin market share to approximately 14% in 1994, giving the Company the leading consumer napkin share.

    Soft 'N Gentle bath tissue is the Company's largest selling consumer brand. Soft 'N Gentle bath tissue is a quality product that targets retail pricing at 20-25% below premium tissue products. The Company introduced the Green Forest line of bath tissue, paper towels and napkins in 1990 on the 20th anniversary of Earth Day. Environmentally oriented consumers have made the Green Forest line the leading brand in the environmentally positioned segment.

    The Company's Page bath tissue, paper towels and napkins and So-Dri paper towels are targeted to the more price conscious shopper in the economy segment of the consumer market. The retail prices of these products are typically targeted at 25-30% below the premium brands.

    Fort Howard is the leading tissue producer in the growing consumer private label business with an estimated one-third market share in 1994. Many national grocery chains have focused on the development of private label tissue products to support the positioning of the chain with their shoppers as well as to enhance margins. Since 1984, Fort Howard's private label business has tripled and in 1994 represented approximately one-third of Fort Howard's consumer tissue sales. Typically offered on a limited supplier basis, private label products enable the Company to form close relationships with many of the nation's fastest growing, leading grocery chains and mass merchandisers and afford opportunities for Fort Howard's branded products with these same customers. The Company believes that its ability to position branded and private label tissue products with the same grocer or mass merchandiser is a major competitive advantage, as no other major competitor emphasizes, to the same extent as Fort Howard, both branded and private label tissue products.

  Marketing

    Approximately two-thirds of the Company's products are sold through paper, institutional food and janitorial distributors into the commercial market, with the balance being principally sold through brokers to major food store chains, wholesale grocers and mass merchandisers for household (or "consumer") use. These products are produced in a broad range of weights, textures, sizes, colors and package configurations providing Fort Howard with distinct advantages as a full-line manufacturer. The Company also creates and prints logos, commercial messages and artistic designs on paper napkins and place mats for commercial customers and party goods and specialty print merchandisers. Most products are sold under Company-owned brand names, with an increasing percentage of products being sold under private labels. In the commercial segment the Company sells its products primarily under the Fort Howard name. Principal brand names of consumer products include Soft 'N Gentle, Mardi Gras, Green Forest, So-Dri and Page.

    Commercial Market. Fort Howard's commercial sales force of over 200 salaried representatives combines broad geographical reach and frequency of contact with the Company's major commercial customers, including large distributors, national accounts and club warehouses. Because the commercial sales force is dedicated to the sale of the Company's commercial tissue products, the Company's sales representatives are able to devote substantial time to developing end user demand, an important selling point for the Company's distributors.

    The Company is forging a growing number of strategic alliances with customers. The Company believes Fort Howard offers customers a number of important competitive advantages, including: (i) a profitable market growth strategy; (ii) a broad line of tissue paper products that permits distributors to limit the number of suppliers they use, increase inventory turns and profits, and reduce warehouse requirements and (iii) significant end user demand that makes Fort Howard an attractive product line.

    The continued development of the Company's national accounts business in the foodservice, health care, lodging, buildings and industrial subsegments of the commercial market has been an important factor in growing the Company's leading commercial market share. The Company's national accounts sales team focuses on meeting the special requirements of these large customers who prefer to negotiate purchases directly with the Company. Such requirements include, for example, strict sanitary production requirements, the ability to service locations nationwide, EDI capabilities and superior on-time and complete order shipping performance. Certain of these customers, particularly the large, environmentally conscious fast food or other national chains, increasingly require the ability to offer 100% recycled paper products.

    The Company's newly organized club warehouse sales and marketing team focuses on the special requirements of these customers, including unique product specifications, packaging sizes and design, palletized distribution, EDI capabilities, the ability to service locations nationwide, superior on-time and complete order shipping performance and the ability to grow rapidly to support new warehouse openings.

    Consumer Market. Sales of the Company's consumer products are principally made through a nationwide network of independent food brokers. Regional sales managers focus on sustaining close relationships with brokers and retailers by emphasizing Fort Howard's historic strengths--value, competitive pricing and enhanced margins for retailers. The Company's national accounts sales force focuses on mass merchandisers and on implementing their "everyday low pricing" strategies. The private label sales team deals with both national accounts and food brokers and their customers. In contrast to tissue producers who emphasize marketing of their consumer products through advertising and promotion to the end consumer, Fort Howard incurs minimal advertising expense. Rather, the

Company focuses its marketing efforts for consumer products on trade promotion and incentive programs targeted to grocery and mass merchandising retailers.

INTERNATIONAL TISSUE OPERATIONS

    When it was acquired by Fort Howard in 1982, Fort Sterling was an independent recycler of wastepaper into sanitary tissue paper products sold principally under private labels into the consumer market. Since 1982, Fort Sterling has funded significant investments in recycling and other process technologies and equipment through strong cash flow from operations and borrowings, doubled its U.K. market share, introduced premium quality Nouvelle tissue paper products produced from 100% wastepaper to the United Kingdom consumer market, expanded into the commercial market and developed a strong local management team and workforce. Today, Fort Sterling is one of the four fully integrated tissue companies in the United Kingdom. For an analysis of net sales, operating income (loss) and identifiable operating assets in the United States and the U.K., see Note 16 to the audited consolidated financial statements included elsewhere in this Prospectus.

    Facilities. Fort Sterling currently operates three tissue paper machines and a de-inking and wastepaper processing plant at its Ramsbottom paper mill and cuts, folds, prints and packages paper into finished tissue products at its Bolton and Wigan converting facilities, all of which are located in Greater Manchester, England.

    In recent years, Fort Sterling has increased its capital spending to expand significantly the productive capacity of its two older tissue paper machines and to improve the capacity and productivity of its converting operations. In 1993, Fort Sterling completed a $96 million expansion which doubled the capacity of its paper mill. The expansion project added a 206-inch tissue paper machine and related de-inking and pulp processing plants. In September 1992, Fort Sterling acquired Stuart Edgar, a converter of consumer tissue products. The acquisition significantly increased Fort Sterling's converting capacity at a low capital cost and provided Fort Sterling with a modern converting plant.

    Fort Sterling's expansion provided an opportunity for significant market share growth. Since 1984, Fort Sterling's converted volume has increased at a compound annual growth rate of 9.2% per year. The additional tissue paper machine capacity and de-inking technologies have enabled Fort Sterling to significantly reduce its manufacturing costs. In addition, the Company believes that these improvements should better position Fort Sterling to take advantage of rising market prices if industry operating rates continue to improve and the U.K. economy continues to recover.

  Products

    Consumer Products. Unlike the Company's domestic tissue operations, Fort Sterling's primary thrust has been in the larger consumer segment of the United Kingdom tissue market where over 85% of its sales are targeted. In a market where private label represents slightly less than half of all tissue sales, the Company believes that Fort Sterling maintains a leading share of the consumer
private label market, with a market share in 1994 of approximately   %.
Approximately two-thirds of Fort Sterling's consumer business in 1994 was sold under private labels to large grocers and convenience stores. Fort Sterling's principal brand is its Nouvelle line of tissue paper products. The Nouvelle line was positioned at its introduction in 1990 as 100% recycled with the product attributes approaching those of the leading United Kingdom premium brands.

    Commercial Products. Fort Sterling's commercial market volume in the United Kingdom has grown from less than 1% of the U.K. commercial market upon its acquisition in 1982 to 5% in 1994, and management intends to use its expanded capacity to increase its position in the commercial market.

  Marketing

    Fort Sterling maintains a direct sales force serving large and independent grocers and mass merchandisers in the consumer market. Fort Sterling has a commercial sales force which markets the Company's products via a network of independent distributors. A separate national accounts sales team targets commercial foodservice, health care and national industrial accounts.

PATENTS, LICENSES, TRADEMARKS AND TRADE NAMES

    While the Company owns or is a licensee of a number of patents, its operations and products are not materially dependent on any patent. The Company relies on trade secret protection for its proprietary de-inking technology which is not covered by patent. The Company's domestic tissue products for at-home use are sold under the principal brand names Soft 'N Gentle, Mardi Gras, Green Forest, So-Dri and Page. For the Company's domestic commercial tissue business, principal brand names include Envision and Generation II. All brand names are registered trademarks of the Company. A portion of the Company's tissue products are sold under private labels or brand names owned by customers.

QUALITY MANAGEMENT

    In 1989, the Company commenced a program to educate and train all employees at its three domestic mills in the principles of "Total Quality" and to adopt total quality principles. Employees at all levels of the Company are encouraged to understand customer and supplier requirements, measure performance, develop systems and procedures to prevent nonconformance with requirements and produce continuous improvement in all work processes. Since the introduction of the program, the Company has reduced its lead times, improved on-time and complete order shipping performance, delivered improved adherence to key product specifications and fostered and implemented improvement opportunity ideas from employees that have yielded significant annual cost savings. Most recently, in May 1994, the Company's Savannah mill became the first domestic recycled tissue mill to obtain ISO-9002 certification, an achievement recognizing the Company's commitment to Total Quality. The Company's other two domestic mills will seek certification in 1995. Fort Sterling achieved similar certification, BS5750, in 1991.

RAW MATERIALS AND ENERGY SOURCES

    The principal raw materials and supplies used to manufacture tissue products are wastepaper (which is processed to reclaim fiber), chemicals, corrugated shipping cases and packaging materials. Raw material costs are approximately one-third of the Company's total costs. Virtually all of the Company's tissue products are made with 100% recycled fiber derived from wastepaper. The de-inking technology employed by the Company allows it to use a broad range of wastepaper grades, which effectively increases both the number of sources and the quantity of wastepaper available for its manufacturing process. The Company manufactures some of the process chemicals required for the Company's tissue production at each of its domestic mill locations. The balance of its chemical requirements is purchased from outside sources. The Company also purchases significant quantities of coal for generation of electrical power and steam at all three of its domestic tissue mills. The Company seeks to maintain inventories of wastepaper, other raw materials and supplies which are adequate to meet its anticipated manufacturing needs.

    The Company's major sources of energy for its domestic tissue mills are coal and other fuels which are burned to produce the heat necessary to dry paper, process wastepaper, provide steam and produce virtually all the electric power at those mills. Coal is received in Green Bay in self-unloading vessels during the Great Lakes shipping season and at the Muskogee and Savannah mills by truck and rail. The Company maintains inventories of coal and other fuels at all mills. The Savannah mill can also generate electrical power by burning natural gas in combustion turbines. The primary sources of energy for the Company's United Kingdom tissue facilities are purchased electrical power and natural gas.

CUSTOMERS AND BACKLOG

    The Company principally markets its products to customers in the United States and, to a lesser extent, the United Kingdom, Mexico, Canada and the Middle East. The business of the Company is not dependent on a single customer. Currently, a substantial portion of the Company's sales are pursuant to contracts which generally specify pricing over periods of six months to one year.

    The Company's products are manufactured with relatively short production time from basic materials. Products marketed under the Company's trademarks and stock items are sold from inventory. The backlog of customer orders is not significant in relation to sales.

COMPETITION

    All the markets in which the Company sells its products are extremely competitive. The Company's tissue products compete directly with those of a number of large diversified paper companies, including Chesapeake Corporation, Georgia-Pacific Corporation, James River Corporation of Virginia, Kimberly-Clark Corporation, Pope & Talbot, Inc., Scott Paper Company and The Procter & Gamble Company, as well as regional manufacturers, including converters of tissue into finished products who buy tissue directly from tissue mills. Many of the Company's competitors are larger and more strongly capitalized than the Company which may enable them to better withstand periods of declining prices and adverse operating conditions in the tissue industry. Although customers generally take into account price, quality, distribution and service as factors when considering the purchase of products from the Company, over the last four years, price has become a more important competitive factor affecting tissue producers.

PROPERTIES

    Except for certain facilities and equipment constructed or acquired in connection with sale and leaseback transactions pursuant to which the Company continues to possess and operate such facilities and equipment, substantially all the Company's manufacturing facilities and equipment are owned in fee. The Company's domestic and United Kingdom tissue manufacturing facilities are pledged as collateral under the terms of the Company's debt agreements. See Note 8 to the audited consolidated financial statements included elsewhere in this Prospectus.

    The Green Bay, Muskogee, Savannah, and United Kingdom facilities generally operate tissue paper machines at full capacity seven days per week, except for downtime for routine maintenance and the temporary shut-downs of one or two small tissue paper machines at the Green Bay mill. Converting facilities are generally operated on a 3-shift, 5-day per week basis or a 7-day per week schedule. Converting capacity could be expanded by working additional hours and/or adding converting equipment.

EMPLOYEES

    At September 30, 1994, the Company's world-wide employment was approximately 6,800, of which 5,800 persons were employed in the United States and 1,000 persons were employed in the United Kingdom. There is no union representation at any of the Company's domestic facilities. The Company's employees at its facilities in the United Kingdom are unionized and the union contracts generally require annual renegotiation of employee wage awards. The Company considers its relationship with its employees to be good.

ENVIRONMENTAL MATTERS

    The Company is subject to substantial regulation by various federal, state and local authorities in the U.S., and by national and local authorities in the U.K. concerned with the impact of the environment on human health, the limitation and control of emissions and discharges to the air and waters, the quality of ambient air and bodies of water and the handling, use and disposal of specified substances and solid waste at, among other locations, the Company's process waste landfills.

    Compliance with existing laws and regulations presently requires the Company to incur substantial capital expenditures and operating costs. In addition, environmental legislation and regulations and the interpretation and enforcement thereof are expected to become increasingly stringent and to further limit emission and discharge levels and to expand the scope of regulation. As a result, it is likely that certain of the Company's operating expenses will increase and that the Company will be required to make additional capital expenditures. In addition, the operating flexibility of the Company's manufacturing operations is likely to be adversely impacted. Because other paper manufacturers are generally subject to similar environmental restrictions, the Company believes that compliance with environmental laws and regulations is not likely to have a material adverse effect on its competitive position. It is possible, however, that such compliance could have a material adverse effect on the Company's financial condition and results of operations at some point in the future.

    In 1993, the Company made capital expenditures of $13.2 million with respect to pollution abatement and environmental compliance. Included in the 1993 capital expenditures was $11.1 million for pollution abatement equipment in connection with mill expansions in Green Bay, Wisconsin; Muskogee, Oklahoma; Savannah, Georgia and the United Kingdom. The Company expects to commit to approximately $18.2 million of capital expenditures to maintain compliance with environmental control standards at its facilities during 1994 and 1995. Included in the 1994-1995 expected expenditures is $5.2 million for pollution abatement equipment in connection with completing expansion projects initiated in 1993 and prior years. Although some pollution abatement and solid waste disposal facilities produce improvements in operating efficiency, most increase product costs without enhancing capacity or operating efficiency. Because the impact of new environmental laws and regulations and the implementation and enforcement of existing laws and regulations cannot be determined with certainty at this time, it is possible that there will be additional capital expenditures during these years, including but not limited to those described below.

    The U.S. EPA has proposed guidance for basin-wide water quality standards pursuant to the Great Lakes Water Quality Agreement between the U.S. and Canada regarding the development of water quality standards for the Great Lakes and their tributaries. This guidance is required by Court order to be issued in final form by March of 1995, with a two-year period to follow in which the affected states will be required to utilize the guidance to implement specific regulations. Dischargers would then have an additional period of up to three years in which to comply with such regulations. Many manufacturers, municipal wastewater treatment authorities and others believe that the present terms of the guidance are unnecessarily complex, burdensome and environmentally unjustified. Whether the U.S. EPA will revise the proposed guidance in response to those concerns, however, cannot be determined at this time.

    The guidance, as currently drafted and if not modified, would impose limitations on the Company's wastewater discharge from its Green Bay mill into the Fox River that as a practical matter would prohibit the Company from discharging any wastewater into the Fox River. The Company is exploring alternative technologies to enable it to discontinue all wastewater discharge to the Fox River, if required, and presently estimates cumulative capital expenditures of approximately $65 million (which includes $20 million of currently planned capital expenditures) over a several year period would be required to discontinue wastewater discharge to the Fox River. The costs to attain compliance with the guidance as proposed could vary depending upon several factors, including, among others: (i) the ultimate form of the final guidance, which could vary from the proposed guidance; (ii) the form and substance of state laws or regulations implementing the final guidance; (iii) delays or changes resulting from potential administrative and judicial challenges to the guidance which might be filed and (iv) new developments in control and process technology.

    The U.S. EPA has proposed new air emission and revised wastewater discharge standards for the pulp and paper industry which are commonly known as the "Cluster Rules." The components of the Cluster Rules that deal with wastewater discharges are expected to be finalized by late 1995 or early 1996. If the final rules on wastewater discharges are substantially the same as the proposed rules, the Company estimates that it will incur additional aggregate capital expenditures of approximately $1.2 million.

    Components of the currently proposed Cluster Rules that address air emissions will have little impact on de-inking paper mills such as the Company's mills. However, additional installments of the Cluster Rules, expected to be proposed during 1996 with expected compliance deadlines as late as the year 2000, are expected to specifically address chloroform and other air emissions from de-inking mills and likely will have a greater impact on the Company. The Company is presently unable to estimate that impact since the applicable rules have not been proposed and therefore no assurances can be given as to whether the impact will be material to the Company.

    The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes liability, without regard to fault or to the legality of the original action, on certain classes of persons (referred to as potentially responsible parties or PRPs) associated with a release or threat of a release of hazardous substance into the environment. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource liability can extend to previously owned or used properties, waterways and properties owned by third parties, as well as to properties currently owned and used by the Company even if contamination is attributable entirely to prior owners. The Company is involved in a voluntary investigation and potential clean-up of the Lower Fox River and has been named a PRP for natural resource damages at the Fox River, both of which are discussed in "Legal Proceedings" below. Except for the United States Department of Interior, Fish and Wildlife Service ("FWS") assessment of the Fox River discussed below, the Company is not presently named as a PRP at any CERCLA-related sites. However, there can be no certainty that the Company will not be named as a PRP at any other sites in the future or that the costs associated with additional sites would not be material to the Company's financial condition or results of operations.

LEGAL PROCEEDINGS

    The Company and its subsidiaries are parties to lawsuits and state and federal administrative proceedings in connection with their businesses. Although the final results in such suits and proceedings cannot be predicted with certainty, the Company presently believes that, aside from what is discussed below, such suits and proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

    Since July 1992, the Company has been participating with a coalition consisting of industry, local government, state regulatory commission and public interest members studying the nature and extent of PCB (polychlorinated biphenyl) and other sediment contamination of the Lower Fox River in northeast Wisconsin. The objective of the coalition is to identify, recommend and implement cost effective remediation of contaminated deposits which can be implemented on a voluntary basis. One of the industry coalition members, in cooperation with the Wisconsin Department of National Resources, is in the process of undertaking a demonstration of river remediation techniques on the Lower Fox River to remediate one sediment deposit located approximately 35 miles upstream from the Company's Green Bay, Wisconsin mill.

    The Company's participation in the studies undertaken by the coalition is voluntary and its contributions to funding those activities, to date, have not been significant. Based upon presently available information, the Company believes that there are additional parties, some of which may have substantial resources, who may in the future contribute to the remediation effort. Because the methods to be employed and the remediation standards to be achieved to remediate the Lower Fox River sediment contamination have not been determined and because the number of additional parties and their resources at the time remediation is undertaken has not been determined, the Company cannot estimate its ultimate share of the liability arising out of this matter, and it cannot conclude that its share would not be material.

    On June 20, 1994, the FWS, a federal natural resources trustee, informed the Company that it had identified the Company and four other companies with facilities located along the Lower Fox River as PRPs for purposes of natural resource liability under CERCLA, commonly known as the "Superfund Act," and the Federal Water Pollution Control Act arising from alleged releases of PCBs to the Fox River and Green Bay system. The FWS alleges that natural resources including endangered species, fish, birds and tribal lands or lands held by the United States in trust for various tribes have been exposed to PCBs that were released from facilities located along the Fox River. The FWS has stated that it intends to undertake an assessment to determine and quantify the nature and extent of injury to natural resources. The FWS has invited the Company and the other four companies to participate in the development of the type and scope of the assessment and in the performance of the assessment, pursuant to federal regulations. It is anticipated that any assessment would require considerable time to complete. Given the preliminary nature of this action and the absence of any factual analysis, it is not possible at this time to estimate the Company's potential liability on this matter, but it cannot conclude that such liability would not be material.

    On July 15, 1992, Region V of the U.S. EPA issued a Finding of Violation to the Company concerning the No. 8 boiler at its Green Bay, Wisconsin mill. The Finding alleged violation of regulations issued by the U.S. EPA under the Clean Air Act relating to New Source Performance Standards for Fossil Fuel Fired Steam Generators. In response to an accompanying Request for Information, the Company furnished certain information concerning the operation of the boiler. The Company met with representatives of the U.S. EPA in August 1992 and February 1993 to discuss the alleged violations. On January 11, 1994, the U.S. EPA informally advised the Company that, due to its internal guidelines that limit the authority of the agency to administratively resolve matters that include alleged violations extending over a period of more than one year, disposition of the Finding of Violation was being transferred to the U.S. Department of Justice. The Company met with representatives of the U.S. EPA and the U.S. Department of Justice in September 1994. On October 5, 1994, the Company and the U.S. EPA, with concurrence from the U.S. Department of Justice, reached an agreement in principle whereby the Company, without admitting any wrongdoing, has agreed to make certain modifications to the boiler which will limit its physical capacity to the level specified in the alleged relevant New Source Performance Standards. The physical modifications, which require expenditures of approximately $40,000, will not affect the utility of the No. 8 boiler. In addition, the Company has agreed to pay $350,000 to settle this matter.

    In 1992, the IRS issued a statutory notice of deficiency (the "Notice") to the Company for additional income tax due for the 1988 tax year. In the Notice, the IRS disallowed deductions for its 1988 tax year for fees and expenses, other than interest, related to the 1988 debt financing and refinancing transactions. In disallowing these deductions, the IRS relied on Code Section 162(k) (which denies deductions for otherwise deductible amounts paid or incurred in connection with stock redemptions). The Company had deducted a portion of the disallowed fees and expenses in 1988 and has been deducting the balance of the fees and expenses over the terms of the 1988 long-term debt financing and refinancing. Following receipt of the Notice, the Company filed a petition in the U.S. Tax Court contesting the deficiency. In August 1994, the U.S. Tax Court issued its opinion in which it essentially adopted the interpretation of Code
Section 162(k) advanced by the IRS and disallowed the deductions claimed by the Company. At present, the U.S. Tax Court is preparing an order in which it will determine the amount of the tax deficiency owed by the Company as a result of the court's decision. The Company intends to appeal the U.S. Tax Court decision to the U.S. Court of Appeals for the Seventh Circuit. If the decision of the U.S. Tax Court is ultimately sustained, the Company estimates that the potential amount of additional taxes due on account of such disallowance for the period 1988 through 1994 would be approximately $39 million and for the period after 1994 (assuming current statutory tax rates) would be approximately $4 million, in each case exclusive of interest. In anticipation of its appeal, the Company has paid to the IRS additional tax of approximately $5 million potentially due for its 1988 tax year pursuant to the U.S. Tax Court opinion along with $4 million for the interest accrued on such additional taxes. While the Company is unable to predict the final result of its appeal of the U.S. Tax Court decision with certainty, it has accrued for the potential tax liability as well as for the interest charges thereon for the period 1988 through 1994 and thus the Company believes that the ultimate resolution of this case will not have a material adverse effect on the Company's financial condition or on its results of operations.

                                   MANAGEMENT

DIRECTORS OF THE COMPANY

    The following table provides certain information about each of the current directors of the Company as of September 30, 1994.

    Within    months following completion of the Offering, the Company will appoint at least two independent directors to the Board of Directors who are not employees of the Company or Morgan Stanley Group and its affiliates. Upon consummation of the Offering, the Company's Board of Directors will be divided into three classes of directors serving staggered three-year terms. The terms of
office of Messrs.          ,          and          expire in 199 , Messrs.
         ,          and          expire in 199 and Messrs.          ,          ,
and          in 199 . See "Description of Capital Stock--Restated Certificate of
Incorporation and By-laws."

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT;
            NAME AND POSITION                        FIVE-YEAR EMPLOYMENT HISTORY AND OTHER
             WITH THE COMPANY                AGE                 DIRECTORSHIPS
- ------------------------------------------   ---   ------------------------------------------
Donald H. DeMeuse.........................   58    Chairman of the Board of Directors and
Chairman of the Board                                Chief Executive Officer since March
                                                     1992; President and Chief Executive
                                                     Officer from July 1990 to March 1992.
                                                     Prior to March 1992, President for more
                                                     than five years. Director of Associated
                                                     Bank Green Bay.
Kathleen J. Hempel........................   44    Vice Chairman and Chief Financial Officer
Vice Chairman                                        since March 1992; Senior Executive Vice
                                                     President and Chief Financial Officer
                                                     prior to that time. Director of
                                                     Whirlpool Corporation.
Michael T. Riordan........................   44    President and Chief Operating Officer
Director                                           since March 1992; Vice President prior to
                                                     that time.
Donald P. Brennan.........................   53    Managing Director of MS&Co since prior to
Director                                             1988 and head of MS&Co's Merchant
                                                     Banking Division. Chairman and President
                                                     of Morgan Stanley Leveraged Equity Fund
                                                     II, Inc. ("MSLEF II, Inc.") and Chairman
                                                     of Morgan Stanley Capital Partners III,
                                                     Inc. ("MSCP III"). Director of A/S
                                                     Bulkhandling, Container Corporation of
                                                     America, Hamilton Services Limited,
                                                     Jefferson Smurfit Corporation, Jefferson
                                                     Smurfit Corporation (U.S.), PSF Finance
                                                     Holdings, Inc., Stanklav Holdings, Inc.,
                                                     Waterford Wedgwood plc (Deputy Chairman)
                                                     and Waterford Wedgwood U.K. plc.
Robert H. Niehaus.........................   39    Managing Director of MS&Co since 1990;
Director                                             Principal of MS&Co prior to that time.
                                                     Vice President and Director of MSLEF II,
                                                     Inc. and Vice Chairman of MSCP III.
                                                     Director of American Italian Pasta
                                                     Company, PSF Finance Holdings, Inc.,
                                                     Randall's Food Markets, Inc., Silgan
                                                     Corporation, Silgan Holdings Inc.,
                                                     Waterford Wedgwood U.K. plc (Chairman)
                                                     and Waterford Crystal Ltd.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT;
            NAME AND POSITION                        FIVE-YEAR EMPLOYMENT HISTORY AND OTHER
             WITH THE COMPANY                AGE                 DIRECTORSHIPS
- ------------------------------------------   ---   ------------------------------------------
Frank V. Sica.............................   43    Managing Director of MS&Co since 1988.
Director                                             Vice President and Director of MSLEF II,
                                                     Inc. since 1989 and Vice Chairman of
                                                     MSCP III. Director of ARM Financial
                                                     Group, Inc., Consolidated Hydro, Inc.,
                                                     Emmis Broadcasting Corporation,
                                                     Integrity Life Insurance Company,
                                                     Interstate Natural Gas Company, Kohl's
                                                     Corporation, Kohl's Department Stores,
                                                     Inc., National Integrity Life Insurance
                                                     Company, PageMart, Inc., Southern
                                                     Pacific Rail Corporation, Sullivan
                                                     Communications, Inc. and Sullivan
                                                     Graphics, Inc.
James S. Hoch.............................   34    Principal of MS&Co since February 1993;
Director                                             Vice President of MS&Co from January
                                                     1991 to February 1993; Associate of
                                                     MS&Co prior to that time. Director of
                                                     Silgan Holdings Inc. and Sullivan
                                                     Communications, Inc.

EXECUTIVE OFFICERS OF THE COMPANY

    The following table provides certain information about each of the current executive officers of the Company as of September 30, 1994. All executive officers are elected by, and serve at the discretion of, the Board of Directors. None of the executive officers of the Company is related by blood, marriage or adoption to any other executive officer or director of the Company.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT;
            NAME AND POSITION                        FIVE-YEAR EMPLOYMENT HISTORY AND OTHER
             WITH THE COMPANY                AGE                 DIRECTORSHIPS
- ------------------------------------------   ---   ------------------------------------------
Donald H. DeMeuse.........................   58    See description under "--Directors of the
  Chairman of the Board and Chief                    Company."
  Executive Officer
Kathleen J. Hempel........................   44    See description under "--Directors of the
Vice Chairman and Chief Financial Officer            Company."
Michael T. Riordan........................   44    See description under "--Directors of the
President and Chief Operating Officer                Company."
Andrew W. Donnelly........................   52    Executive Vice President for more than
Executive Vice President                           five years.
John F. Rowley............................   54    Executive Vice President for more than
Executive Vice President                           five years.
George F. Hartmann, Jr....................   51    Vice President for more than five years.
Vice President
R. Michael Lempke.........................   42    Vice President since September 1994;
Vice President and Treasurer                         Treasurer since November 1989; Assistant
                                                     Treasurer prior to that time.
James W. Nellen II........................   47    Vice President and Secretary for more than
Vice President and Secretary                         five years.
Daniel J. Platkowski......................   43    Vice President for more than five years.
Vice President
Timothy G. Reilly.........................   44    Vice President for more than five years.
Vice President
Donald J. Schneider.......................   57    Vice President for more than five years.
Vice President

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT;
            NAME AND POSITION                        FIVE-YEAR EMPLOYMENT HISTORY AND OTHER
             WITH THE COMPANY                AGE                 DIRECTORSHIPS
- ------------------------------------------   ---   ------------------------------------------
Charles L. Szews..........................   38    Vice President since September 1994;
Vice President and Controller                        Controller since November 1989; Director
                                                     of Financial Reporting prior to that
                                                     time.
Charles D. Wilson.........................   49    Vice President since June 1994; Director
Vice President                                     of Government Affairs prior to that time.
David K. Wong.............................   45    Vice President since June 1993; Director
Vice President                                     of Personnel from September 1990 until
                                                     June 1993. Director of Recruiting and
                                                     Training prior to that time.
David A. Stevens..........................   45    Assistant Vice President for more than
Assistant Vice President                           five years.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors currently has two committees: an Executive Committee and an Audit Committee. The Board of Directors intends to appoint a Compensation Committee.

    The Executive Committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except that it does not have the power or authority to amend the Company's Certificate of Incorporation or By-laws, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets, recommend to the shareholders the dissolution of the Company, declare a dividend or authorize the issuance of shares of stock. The Executive Committee currently acts as a compensation committee. See "--Compensation Committee Interlocks and Insider Participation."

    The responsibilities of the Audit Committee include: recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the accounts of the Company; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff. The Audit Committee will be comprised of non-management directors.

    The responsibilities of the Compensation Committee will include administering the Company's 1995 Stock Incentive Plan. See "--Compensation Committee Interlocks and Insider Participation."

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

    The following table presents information concerning compensation paid for services to the Company during the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                ANNUAL COMPENSATION               AWARDS
                                        ------------------------------------   ------------
                                                              OTHER ANNUAL      NUMBER OF        ALL OTHER
    PRINCIPAL POSITION           YEAR    SALARY     BONUS    COMPENSATION(A)   OPTIONS/SARS   COMPENSATION(B)
- -------------------------------  ----   --------   -------   ---------------   ------------   ---------------
Donald H. DeMeuse..............  1993   $653,846   $55,250       $ 4,840                0         $62,742
  Chairman and Chief             1992    675,000    55,250         3,831                0          57,480
  Executive Officer              1991    525,000         0         3,125          110,500          50,383
Kathleen J. Hempel.............  1993    453,077    38,381             0                0          27,388
  Vice Chairman and Chief        1992    456,923    37,400             0                0          27,222
  Financial Officer              1991    404,616         0             0           32,500          27,610
Michael T. Riordan.............  1993    302,885    25,500             0           48,750          18,437
  President and Chief            1992    248,846    20,171           317                0          15,028
  Operating Officer              1991    161,346         0             0           45,500          11,323
Andrew W. Donnelly.............  1993    350,000    29,750             0                0          20,859
  Executive Vice President       1992    342,692    28,050             0                0          20,133
                                 1991    293,077         0             0           52,000          19,693
John F. Rowley.................  1993    255,000    21,675             0                0          15,111
  Executive Vice President       1992    244,039    19,975             0                0          14,561
                                 1991    210,962         0             0           45,500          14,405

- ------------

(a) Includes amounts reimbursed for the payment of taxes.

(b) Includes Company contributions to the Company's profit sharing plan, supplemental retirement plan and Company contributions to the supplemental retirement plan which were paid to the participant.

    The following table presents information concerning individual grants of stock options made during the last completed fiscal year to each of the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK
                                                                                            PRICE APPRECIATION
                                                                                                    FOR
                                   INDIVIDUAL GRANTS                                            OPTION TERM
- ----------------------------------------------------------------------------------------   ---------------------
                                                 PERCENT OF
                                 NUMBER OF         TOTAL
                                 SECURITIES       OPTIONS/
                                 UNDERLYING     SARS GRANTED    EXERCISE OR
                                OPTIONS/SARS    TO EMPLOYEES    BASE PRICE    EXPIRATION
   NAME                           GRANTED      IN FISCAL YEAR     ($/SH)         DATE         5%         10%
- ------------------------------  ------------   --------------   -----------   ----------   --------   ----------
Donald H. DeMeuse.............      --            --               --             --          --          --
Kathleen J. Hempel............      --            --               --             --          --          --
Michael T. Riordan............    48,750(a)          49%          $ 18.46        4/30/03   $566,005   $1,434,368
Andrew W. Donnelly............      --            --               --             --          --          --
John F. Rowley................      --            --               --             --          --          --

- ------------

(a) The stock options granted in 1993 to Equity Investors (as defined below under "--Management Equity Plan"), including the options granted to Mr. Riordan, were granted pursuant to the Management Equity Plan (as defined below under "-- Management Equity Plan"). Prior to the Offering, the options will become fully vested. See "--Management Equity Plan."

    The following table presents information concerning unexercised stock options for the Named Executive Officers. No stock options were exercised by the Named Executive Officers during 1993.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                   NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                OPTIONS HELD AT DECEMBER 31,     IN-THE-MONEY OPTIONS HELD
                                                            1993                  AT DECEMBER 31, 1993(A)
                                                ----------------------------    ----------------------------
                                                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                -----------    -------------    -----------    -------------
Donald H. DeMeuse............................     483,437          59,800           --              --
Kathleen J. Hempel...........................     555,847          19,500           --              --
Michael T. Riordan...........................     100,158          73,450           --              --
Andrew W. Donnelly...........................     131,527          27,300           --              --
John F. Rowley...............................      93,223          24,700           --              --

- ------------

(a) Prior to the Offering, the Common Stock was not registered or publicly traded and, therefore, a public market price for the Common Stock was not available. The Company believes that none of the exercisable or unexercisable stock options held at December 31, 1993 were in-the-money as of such date. See Notes 12 and 13 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.

DIRECTORS' COMPENSATION

    Prior to the completion of the Offering, directors of the Company did not receive any compensation for service on the Board of Directors. Following the completion of the Offering, the Company intends to pay all of its directors who are not officers of the Company an annual fee (the "Annual Fee") of $30,000 plus $2,000 for attendance at each meeting, plus $1,000 for attendance at each committee meeting. In addition, the Company intends to reimburse all of its directors for their travel expenses in connection with their attendance at board and committee meetings. The Company intends to pay 50% of the Annual Fee in the form of cash and 50% of the Annual Fee in the form of shares of Common Stock pursuant to a Non-Employee Director Stock Plan to be adopted by the Company. The payment of the cash portion of the Annual Fee may be deferred by any director at such director's election.

EMPLOYMENT AGREEMENTS

    The Named Executive Officers have three-year employment agreements with the Company (the "Employment Agreements") which took effect in 1993. The Employment Agreements contain customary employment terms, have an initial duration of three years beginning October 15, 1993 for Mr. DeMeuse, Ms. Hempel and Mr. Riordan, and December 10, 1993 for Mr. Donnelly and Mr. Rowley, provide for automatic one-year extensions (unless notice not to extend is given by either party at least six months prior to the end of the effective term) and provide for base annual salaries and annual incentive bonuses. The Company intends to extend the terms of the Employment Agreements to December 31, 1997 prior to consummation of the Offering. The present base salaries for Mr. DeMeuse, Ms. Hempel, Mr. Riordan, Mr. Donnelly and Mr. Rowley are $750,000, $480,000, $375,000, $330,000
and $250,000, respectively. In addition, the Employment Agreements for Mr. DeMeuse, Ms. Hempel and Mr. Riordan provide for participation in additional bonus arrangements which may be agreed upon in good faith from time to time with the Company. The Employment Agreements provide that certain payments in lieu of salary and bonus are to be made and certain benefits are to be continued for a stated period following termination of employment. The time periods for such payments vary depending on the cause of termination. The amount of the payments to be made to each individual would vary depending upon such individual's level of compensation and benefits at the time of termination and whether such employment is terminated prior to the end of the term by the Company for "cause" or by the employee for "good reason" (as such terms are defined in the Employment Agreements) or otherwise during the term of the agreements. In addition, the Employment Agreements for Mr. DeMeuse, Ms. Hempel and Mr. Riordan include noncompetition and confidentiality provisions.

MANAGEMENT INCENTIVE PLAN

    The Company maintains a Management Incentive Plan which is administered by the Executive Committee. Participation is based upon individual selection by the Executive Committee from among the full-time salaried employees who, in the judgment of the Chief Executive Officer, serve in key executive, administrative, professional or technical capacities. Presently, approximately 85 individuals participate in the Management Incentive Plan. Awards are based upon the extent to which the Company's financial performance (in terms of net income, operating income, earnings per share, cash flow, return on equity or assets, pre-tax profits, earnings growth, revenue growth, comparison to peer companies and/or other appropriate measures) during the year has met or exceeded certain performance goals specified by the Executive Committee. Some performance goals applicable to senior managers may include elements which specify individual achievement objectives directly related to such individual's areas of management responsibility. In determining whether performance goals have been satisfied, the Executive Committee in its discretion may direct that adjustments be made to the performance goals or actual financial performance as reported to reflect extraordinary changes that have occurred during the year. The Executive Committee may, in its discretion, also grant a discretionary bonus, provided, that in no event will any such discretionary bonus exceed 100% of a participant's base salary. Except in the case of death, disability or retirement after age 55, a participant must be employed by the Company on the last day of the year in order to receive a bonus for such year, in which case such participant would receive a pro rata bonus. In the event of termination of a participant's employment following a "change in control" (as defined below under "1995 Stock Incentive Plan"), participants will receive a pro rata bonus for such year calculated as if the applicable performance targets have been attained.

    Because the performance goals under the Management Incentive Plan are determined by the Executive Committee in its discretion, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.

    The Board of Directors may terminate or amend the Management Incentive Plan in whole or in part, at any time; provided that no such termination or amendment will impair any rights which may have accrued under such plan.

SUPPLEMENTAL RETIREMENT PLAN

    In 1983, the Company adopted a Supplemental Retirement Plan (the "Supplemental Retirement Plan"). Participation is limited to employees of the Company who are selected to participate by the Chief Executive Officer. Presently, nine individuals participate in the Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are specified in agreements entered into between the Company and each participant. Any benefit granted in favor of an employee also serving as a director must be approved by the Executive Committee. Benefits accrued from the Company are substantially equal to the additional amount that could have been allocated to each participant's account under the Company's Profit Sharing Retirement Plan (the "Profit Sharing Plan") (which is a tax-qualified defined contribution plan with "401(k)" features) if, in the absence of the Code limitations on retirement plan contributions, the participant's entire contribution had been made to the Profit Sharing Plan. Vesting of benefits is determined by reference to each participant's vested percentage under the Profit Sharing Plan. Participants' account balances are credited with earnings based upon the investment performance of the Profit Sharing Plan. Benefits under the Supplemental Retirement Plan are distributable upon death, disability, retirement or separation from service and are payable from the general assets of the Company. The agreement with Mr. DeMeuse provides for an annual cash payment determined by reference to the difference in the amount of the Company's contribution to the Profit Sharing Plan allocated to his Profit Sharing Plan account and the amount which would have been allocated to such account in the absence of the limitations imposed by the Code.

    Because benefits under the Supplemental Retirement Plan are based on Company contributions to the Profit Sharing Plan, the amount of which is not presently ascertainable, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. The Company may amend or discontinue the Supplemental Retirement Plan at any time.

1995 STOCK INCENTIVE PLAN

    The Company intends to adopt a 1995 Stock Incentive Plan (the "1995 Plan") prior to consummation of the Offering. The 1995 Plan will be administered by the Compensation Committee, which will be comprised exclusively of non-employee Directors, each of whom will be "disinterested" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 1995 Plan will provide for the granting of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares, stock equivalents and dividend equivalents (individually, an "Award" or collectively, "Awards"). Employees who are eligible to receive Awards are those officers or other key employees with potential to contribute to the future success of the Company or its subsidiaries. The Compensation Committee will have discretion to select the employees to whom Awards will be granted (from among those eligible), to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the 1995 Plan. The Compensation Committee's decisions will be binding on the Company and employees eligible to participate in the 1995 Plan. It is presently anticipated that approximately 130 individuals will initially participate in the 1995 Plan.

    A total of 3,355,112 shares of Common Stock may be subject to Awards under the 1995 Plan, subject to adjustment in accordance with the terms of the 1995 Plan. Common Stock issued under the 1995 Plan may be either authorized but unissued shares, treasury shares, or any combination thereof. Unless prohibited by Rule 16b-3 under the Exchange Act, if any shares of Common Stock are reacquired by the Company upon forfeiture or if any Award is cancelled, terminates or expires unexercised, the shares of Common Stock which were issued or would have been issuable pursuant thereto will become available for new Awards. The number of dividend equivalents which may be granted under the 1995 Plan will be determined by the Compensation Committee in its discretion; provided, however, that in no event will such number correspond to a greater number of shares than the maximum number of shares available for issuance under the 1995 Plan.

    The Company intends to grant options to purchase up to approximately 650,000 shares of Common Stock at an exercise price to be determined by the Compensation Committee under the 1995 Plan to certain executive officers and key employees concurrently with or as promptly as practicable after consummation of the Offering. It is expected that such options will vest at the rate of 20% per year.

    Awards under the 1995 Plan are determined by the Compensation Committee in its discretion. For this reason, it is not possible to determine additional benefits and amounts that will be received by any individual participant or group of participants in the future.

    Set forth below is a description of the types of Awards which may be granted under the 1995 Plan:

    Stock Options. Options (each, an "Option") to purchase shares of Common Stock, which may be nonqualified or incentive stock options, may be granted under the 1995 Plan at an exercise price (the "Option Price") determined by the Compensation Committee in its discretion, provided that the Option Price may be no less than the fair market value of the underlying Common Stock on the date of grant.

    Options will expire not later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as the Compensation Committee shall determine, and such exercisability will generally be based on (i) length of service or (ii) the attainment of performance goals established by the Compensation Committee, provided that no Option may be exercised within the first six months following the date of grant. The Compensation Committee may also accelerate the period for the exercise of any or all Options held by an optionee. Payment of the Option Price must be made in full at the time of exercise in cash, certified or bank check, note or other instrument acceptable to the Compensation Committee. As determined by the Compensation Committee, payment in full or in part may also be made by tendering to the Company shares of Common Stock having a fair market value equal to the Option Price, by cashless exercise or by such other means that the Compensation Committee deems appropriate.

    Stock Appreciation Rights. A stock appreciation right ("SAR") may be granted alone or in tandem with Options. An SAR is an Award entitling an employee to receive an amount equal to (or if the Compensation Committee determines at the time of grant, less than) the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant of the SAR, or such other price as determined by the Compensation Committee, multiplied by the number of shares of Common Stock with respect to which the SAR was exercised. An SAR granted in connection with an Option will be exercisable to the extent that the related Option is exercisable. Upon the exercise of an SAR related to an Option, the Option related thereto will be cancelled to the extent of the number of shares covered by such exercise, and such shares will no longer be available for grant under the 1995 Plan. Upon the exercise of a related Option, the SAR will be cancelled automatically to the extent of the number of shares covered by the exercise of the Option. SARs unrelated to an Option will contain such terms and conditions as to exercisability, vesting and duration as the Compensation Committee may determine, but such duration will not be greater than ten years. The Compensation Committee may accelerate the period for the exercise of an SAR unrelated to an Option. Payment upon exercise of an SAR will be made, at the election of the Compensation Committee, in cash, in shares of Common Stock or a combination thereof.

    The Compensation Committee may grant limited stock appreciation rights (an "LSAR") under the 1995 Plan. An LSAR is an SAR which becomes exercisable only in the event of a "change in control" (as defined below). Any such LSAR will be settled solely in cash. An LSAR must be exercised within the 30-day period following a change in control.

    Restricted Stock. An Award of restricted stock ("Restricted Stock") is an Award of Common Stock which is subject to forfeiture and/or a restriction against transfer for a period specified by the Compensation Committee. Restricted Stock Awards may be granted under the Plan for or without consideration. Restrictions on Restricted Stock may lapse in installments based on factors selected by the Compensation Committee. The Compensation Committee, in its sole discretion, may waive or accelerate the lapsing of restrictions in whole or in part. Prior to the expiration of the restricted period, except as otherwise provided by the Compensation Committee, a grantee who has received a Restricted Stock Award has the rights of a shareholder of the Company, including the right to vote and to receive cash dividends on the shares subject to the Award. Stock dividends issued with respect to shares covered by a Restricted Stock Award will be treated as additional shares under such Award and will be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

    Performance Shares. A performance share Award (a "Performance Share") is an Award of a number of units which represent the right to receive a specified number of shares of Common Stock upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Compensation Committee deems appropriate. Performance objectives will be established before, or as soon as practicable after, the commencement of the performance period (the "Performance Period") and may be based on return on equity, earnings growth, revenue growth, comparisons to peer companies and/or such other measures as the Compensation Committee deems appropriate. Prior to the end of a Performance Period, the Compensation Committee, in its discretion and only under conditions which do not affect the deductibility of compensation attributable to Performance Shares under Section 162(m) of the Code, may adjust the performance objectives to reflect an event which may materially affect the performance of the Company, a subsidiary or a division, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by the Company, a subsidiary or a division. The extent to which a grantee is entitled to payment of a Performance Share Award at the end of the Performance Period will be determined by the Compensation Committee, in its sole discretion, based on whether the performance criteria have been met.

    Payment in settlement of a Performance Share will be made as soon as practicable following the last day of the Performance Period, or at such other time as the Compensation Committee may determine, in shares of Common Stock.

    Stock Equivalents. A stock equivalent Award (a "Stock Equivalent") is a grant of a number of units valued, in whole or in part by reference to, or otherwise based on, shares of Common Stock. At the discretion of the Compensation Committee, Stock Equivalent Awards may relate in whole or in part to the attainment by the grantee of certain specified performance criteria.

    The Compensation Committee in its discretion will determine the basis for the value of units granted under a Stock Equivalent Award at the time of grant of the Award. In determining unit value, the Committee may use such measures as fair market value or appreciation in the value of a share of Common Stock and may specify the date or dates over which the appreciation shall be measured, in such manner as it deems appropriate.

    Payment in settlement of a Stock Equivalent Award will be made as soon as practicable after the Award is earned, or at such other time as the Compensation Committee will determine, in cash, in shares of Common Stock, or some combination, as the Compensation Committee will determine.

    Dividend Equivalents. A dividend equivalent Award (a "Dividend Equivalent") is an Award which entitles an employee to receive from the Company cash payments, in the same amount that the holder of record of a share of Common Stock on the dividend record date would be entitled to receive as cash dividends on such share of Common Stock.

    Grants of Options, SARs, and Performance Share Awards may, in the discretion of the Compensation Committee, earn Dividend Equivalents. For shares of Common Stock covered by Dividend Equivalent Awards outstanding on a dividend record date for Common Stock, the employee will be credited with an amount equal to the amount of cash dividends that would have been paid had such shares covered by such Dividend Equivalent Awards been issued and outstanding on such dividend record date.

    The Compensation Committee will establish such rules and procedures governing the crediting of Dividend Equivalents, including the timing, and payment contingencies of such Dividend Equivalents, as it deems appropriate or necessary.

    Additional Information. Under the 1995 Plan, if there is any change in the outstanding shares of Common Stock by reason of any stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or other form of reorganization, or any other change involving the Common Stock, such proportionate adjustments will be made with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the 1995 Plan, the number of shares of Common Stock covered by each outstanding Award, and the price per share in respect thereof. The Committee may accelerate vesting, exercisability or lapse of restrictions on all or any portion of any Award at any time, other than to the extent that such acceleration would jeopardize the Company's tax deduction for the payment or exercise of the Award under Section 162(m) of the Code.

    In the event of a change in control and except as the Compensation Committee (as constituted prior to such change in control) may expressly provide otherwise: (i) all Stock Options or SARs then outstanding will become fully exercisable as of the date of the change in control, whether or not then exercisable; (ii) all restrictions and conditions of all Restricted Stock Awards then outstanding will lapse as of the date of the change in control; (iii) all Performance Share Awards will be deemed to have been fully earned as of the date of the change in control and (iv) all Stock Equivalent Awards will be deemed to be free of any restrictions or conditions and fully earned as of the date of the change in control. The above notwithstanding, any Award granted within six (6) months of a change in control will not be afforded any such acceleration as to exercise, vesting and payment rights. For purposes of the 1995 Plan, a "change in control" shall have occurred when any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any subsidiary of the Company for or pursuant to the terms of any such plans), alone or together with its affiliates and associates, shall become the beneficial
owner of   % or more of the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities (except pursuant to an offer for all outstanding shares of the Company's Common Stock at a price and upon such terms and conditions as a majority of the directors (the "Continuing Directors") who are unaffiliated with such person and who were directors prior to such change in control (or who are successors of such directors elected or recommended by a majority of the Continuing Directors) determine to be in the best interests of the Company and its shareholders), and the Continuing Directors no longer constitute a majority of the Board of Directors.

    Generally, an individual's rights under the 1995 Plan may not be assigned or transferred (except in the event of death). The Compensation Committee may permit an individual to pay taxes required to be withheld with respect to an Award in any appropriate manner (including, without limitation, by the surrender of Common Stock of the Company owned by such person or Common Stock that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award).

    The 1995 Plan will remain in effect until terminated by the Board of Directors and thereafter until all Awards granted thereunder are satisfied by the issuance of shares of Common Stock or the payment of cash or otherwise terminated pursuant to the terms of the 1995 Plan or under any Award agreements. Notwithstanding the foregoing, no Awards may be granted under the 1995 Plan after the tenth anniversary of the effective date of the 1995 Plan. The Board of Directors may at any time terminate, modify or amend the 1995 Plan; provided, however, that no such amendment, modification or termination shall affect an optionee's or grantee's rights under any Award theretofore granted under the 1995 Plan, except with the consent of such optionee or grantee, and no such amendment or modification shall be effective unless and until the same is approved by the shareholders of the Company where such shareholder approval is required to comply with Rule 16b-3 under the Exchange Act, or other applicable law, regulation or stock exchange rule. Rule 16b-3 currently requires shareholder approval if the amendment would, among other things, materially increase the benefits accruing to optionees or grantees under the 1995 Plan.

    Certain Federal Income Tax Consequences of Options. Certain of the federal income tax consequences to optionees and the Company of Options granted under the 1995 Plan should generally be as set forth in the following summary.

    An employee to whom an incentive stock option ("ISO") which qualifies under
Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the employee's employer upon the grant or exercise of such ISO. However, upon the exercise of an ISO, any excess in the fair market price of the Common Stock over the Option Price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the Option Price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

    An individual to whom a nonqualified Option ("NSO") is granted will not recognize income at the time of grant of such Option. When such optionee exercises such NSO, the optionee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of Option exercise, of the shares the optionee receives. The tax basis of such shares to such optionee will be equal to the Option Price paid plus the amount includible in the optionee's gross income, and the optionee's holding period for such shares will commence on the date on which the optionee recognized taxable income in respect of such shares. Subject to the applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of a NSO in an amount equal to the ordinary compensation income recognized by the optionee.

MANAGEMENT EQUITY PLAN

    Effective as of April 29, 1991, the Board of Directors adopted the Fort Howard Corporation Management Equity Plan (the "Management Equity Plan"). The Management Equity Plan provides for the offer of Common Stock and the grant of options to purchase Common Stock to executive officers and certain other key employees of the Company.

    Executive officers or other key employees of the Company who hold shares of Common Stock or options pursuant to the Management Equity Plan ("Equity Investors") have entered into a Management Equity Plan Agreement with the Company, and agreed to become bound by the terms of the Company's shareholders agreement. See "Certain Transactions--Stockholders Agreement."

    Options granted pursuant to the Management Equity Plan vest in accordance with a schedule determined at the time of grant and set forth in the applicable Management Equity Plan Agreement. Any such options will be subject to partial acceleration of vesting in the event of death or disability.

    Options, whether or not vested, may not be transferred, except that vested options may be transferred in certain limited circumstances. Subject to certain exceptions, options which have not vested at the time an Equity Investor's employment is terminated are forfeited to the Company.

    In April 1991, certain executive officers and other key employees of the Company purchased an aggregate of 40,300 shares of Common Stock at $18.46 per share pursuant to the Management Equity Plan. In addition, options to purchase a total of 722,150 shares of Common Stock at an exercise price of $18.46 per share were granted in 1991, 1992 and 1993 pursuant to the Management Equity Plan to certain executive officers and other key employees of the Company. Such options will become fully vested prior to consummation of the Offering. Further, the terms and conditions of options to purchase 100,750 shares of Common Stock granted in December 1988 at an exercise price of $15.38 per share pursuant to a predecessor plan are now governed by the Management Equity Plan. The federal income tax consequences of the options granted under the Management Equity Plan are substantially similar to those for nonqualified options to be granted under the 1995 Plan, as described above. See "1995 Stock Incentive Plan--Federal Income Tax Consequences." It is expected that no additional shares of Common Stock or options will be sold or granted under the Management Equity Plan after the consummation of the Offering.

MANAGEMENT EQUITY PARTICIPATION AGREEMENT

    Mr. DeMeuse, Ms. Hempel, Mr. Riordan and other current executive officers and members of the Company's senior management (the "Management Investors") are parties to an Amended and Restated Management Equity Participation Agreement, as amended, with the Company, Morgan Stanley Group and MSLEF II (the "Management Equity Participation Agreement"), pursuant to which the Management Investors purchased 410,196 shares of Common Stock in 1988 and 31,824 shares of Common Stock in 1990 at $15.38 and $20.77 per share, respectively. Management Investors who purchased shares of Common Stock pursuant to the Management Equity Participation Agreement were also granted stock options to acquire 1,807,338 and 275,990 shares of Common Stock pursuant to the Management Equity Participation Agreement at exercises prices of $15.38 and $18.46 per share, respectively. Such options will become fully vested prior to consummation of the Offering. Certain of the Management Investors have also purchased shares of Common Stock and have been granted options to acquire additional shares of Common Stock pursuant to the terms of the Management Equity Plan. See "--Management Equity Plan."

    The Management Equity Participation Agreement prohibits, except in certain limited circumstances with respect to vested options ("Vested Options"), the transfer of options, whether vested or not vested, held by the Management Investors.

    The Management Equity Participation Agreement also provides that the Company will indemnify Management Investors for taxes on income which may be recognized upon the vesting of shares of Common Stock under certain circumstances. The indemnity is limited to the tax benefit to the Company, and if the tax benefit has not yet been received by the Company in cash at the time when the taxes must be paid by a Management Investor, the Company will make a nonrecourse loan to the Management Investor (secured by Common Stock and Vested Options) until the time the tax benefit is actually received.

    The Management Equity Participation Agreement contains noncompetition provisions applicable to each Management Investor except Mr. DeMeuse, Ms. Hempel and Mr. Riordan, whose noncompetition agreements are contained in their respective Employment Agreements. (Similar noncompetition provisions are applicable to the Equity Investors under the Management Equity Plan.)

    The federal income tax consequences of the options granted under the Management Equity Participation Agreement are substantially similar to those for nonqualified options granted under the 1995 Plan, as described above. See "1995 Stock Incentive Plan--Federal Income Tax Consequences."

    In 1988 and 1990, the Company's former chairman of the board and chief executive officer acquired shares of Common Stock and was granted options to acquire additional shares of Common Stock pursuant to the Management Equity Participation Agreement. Under the terms of an agreement entered into with the Company at the time of his resignation in July 1990, he retained his entire interest in the Company's Common Stock and all options to acquire additional shares thereof granted to him pursuant to the Management Equity Participation Agreement were vested. In addition, all the shares of the Company's Common Stock then owned by him became putable to the Company, and he retained certain other put rights previously granted to him with respect to such options and the shares issuable upon the exercise thereof. Such put rights will expire upon consummation of the Offering except in certain limited circumstances. Except as set forth above, the former chairman and chief executive officer's interest in the Company's Common Stock remains subject to terms substantially equivalent to the relevant terms of the Management Equity Participation Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Executive Committee currently acts as a compensation committee for determining certain aspects of the compensation of the executive officers of the Company. The members of the Executive Committee are Donald H. DeMeuse, the Company's Chairman and Chief Executive Officer, and Donald P. Brennan.

    The Executive Committee administers the Company's Management Equity Plan which provides for the offer of Common Stock and the grant of options to purchase Common Stock to executive officers and certain other key employees of the Company. The Executive Committee selects the officers and key employees to whom Common Stock will be offered or options will be granted.

    The Executive Committee also administers the Company's Management Incentive Plan under which annual cash awards are paid to employees serving in key executive, administrative, professional and technical capacities. Awards are based upon the extent to which the Company's financial performance during the year has met or exceeded certain performance goals specified by the Executive Committee.

    The Board of Directors intends to appoint a Compensation Committee that will be comprised of Donald P. Brennan and Robert H. Niehaus. The Compensation Committee will administer the Company's 1995 Plan and select the officers and key employees to whom awards will be granted.

    Salaries and employment contract terms are determined by the entire Board of Directors for the Chief Executive Officer, by the Executive Committee for other executive officers who also serve as directors of the Company and by the Company's Chief Executive Officer for other executive officers of the Company.

                           OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1994, by holders having beneficial ownership of more than five percent of the Company's Common Stock, by certain other principal holders, by each of the Company's directors, by the Named Executive Officers, and by all directors and all executive officers of the Company as a group.

                                                    BENEFICIAL OWNERSHIP        BENEFICIAL OWNERSHIP
                                                   PRIOR TO THE OFFERING         AFTER THE OFFERING
                                                  ------------------------    ------------------------
                                                  NUMBER OF      PERCENT      NUMBER OF      PERCENT
    NAME                                            SHARES       OF CLASS       SHARES       OF CLASS
- -----------------------------------------------   ----------    ----------    ----------    ----------
The Morgan Stanley Leveraged...................   20,889,290(a)    54.8%      20,889,290(a)
  Equity Fund II, L.P.
  1221 Avenue of the Americas
  New York, New York 10020
Mellon Bank, N.A., as Trustee for..............    6,715,507(b)    17.6        6,715,507(b)
  First Plaza Group Trust
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258
Leeway & Co....................................    3,357,750        8.8        3,357,750
  1 Monarch Drive
  North Quincy, Massachusetts 02171
Morgan Stanley Group Inc.......................    3,036,884(c)     8.0        3,036,884(c)
  1221 Avenue of the Americas
  New York, New York 10020
Donald H. DeMeuse..............................      672,750(d)     1.7          672,750(d)
Kathleen J. Hempel.............................      594,691(e)     1.5          594,691(e)
Michael T. Riordan.............................      135,421(f)    *             135,421(f)
Donald P. Brennan..............................            0      --                   0
Frank V. Sica..................................            0      --                   0
Robert H. Niehaus..............................            0      --                   0
James S. Hoch..................................            0      --                   0
Andrew W. Donnelly.............................      158,177(g)    *             158,177(g)
John F. Rowley.................................      113,373(h)    *             113,373(h)
All Directors and Executive Officers as a
  Group........................................    2,300,005(i)     5.8        2,300,005(i)

- ------------

   *  Less than 1%.

 (a)  MSLEF II, Inc. is the sole general partner of MSLEF II and is a wholly owned subsidiary of Morgan Stanley Group. Includes 1,701,290 shares held by Fort Howard Equity Investors
      II, L.P. and 663,000 shares held by Fort Howard Equity Investors, L.P. Morgan Stanley
      Equity Investors Inc. is the sole general partner of both of these partnerships and is a wholly owned subsidiary of Morgan Stanley Group.

 (b)  Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust
      ("First Plaza"), a trust under and for the benefit of certain employee benefit plans of
      General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a
      wholly-owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as First Plaza's investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (c)  Includes 260,000 shares for which Morgan Stanley Group exercises exclusive voting rights but as to which it disclaims beneficial ownership.
 (d)  Includes 505,537 shares subject to acquisition within 60 days by exercise of employee stock options.
 (e)  Includes 562,347 shares subject to acquisition within 60 days by exercise of employee stock options.
 (f)  Includes 119,008 shares subject to acquisition within 60 days by exercise of employee stock options.
 (g)  Includes 141,927 shares subject to acquisition within 60 days by exercise of employee stock options.
 (h)  Includes 102,323 shares subject to acquisition within 60 days by exercise of employee stock options.
 (i)  Includes 1,895,991 shares subject to acquisition within 60 days by exercise of employee stock options.

                              CERTAIN TRANSACTIONS

STOCKHOLDERS AGREEMENT

    The Company, Morgan Stanley Group, MSLEF II, certain other investors and the Management Investors have entered into a shareholders agreement (the "Stockholders Agreement"), which contains certain restrictions with respect to the transferability of Common Stock by the parties thereunder, certain registration rights granted by the Company with respect to such shares and certain voting arrangements.

    Pursuant to the terms of the Stockholders Agreement, no holder of Common Stock who is a party or becomes a party to the Stockholders Agreement (a "Holder") may sell or otherwise encumber Common Stock beneficially owned by such Holder unless such transfer is to: (i) certain permitted transferees (related persons or affiliated entities) of such Holder; (ii) the Company, or in certain cases, its designees; (iii) any person, subject to certain rights of first refusal by the other Holders and the Company, if (a) immediately after such sale the transferee and its affiliates do not in the aggregate beneficially own more than 15% of the Common Stock then outstanding, (b) a legal opinion that such sale does not require the Common Stock to be registered under the Securities Act is received and (c) such transferee is not determined by the Board of Directors of the Company to be an "Adverse Person" (as defined in the Stockholders Agreement); (iv) any person pursuant to a public offering or (v) any person pursuant to Rule 144. Notwithstanding the above, however, Morgan Stanley Group and MSLEF II have the right to transfer all or any portion of the Common Stock beneficially owned by them (i) at any time in connection with the refinancing of the Company's outstanding indebtedness or (ii) at any time in connection with one transaction or a series of transactions in which Morgan Stanley Group and/or MSLEF II intends to sell such number of shares of Common Stock then constituting a majority of the outstanding shares of Common Stock subject to the Stockholders Agreement.

    In the event that one or more Holders (each a "Controlling Shareholder") sells a majority of the shares of Common Stock subject to the Stockholders Agreement to a third party, each other Holder has the right to elect to sell on the same terms the same percentage of such other Holder's shares to the third party as the Controlling Shareholder is selling of its shares of Common Stock. In addition, if a Controlling Shareholder sells all of its shares of Common Stock to a third party, the Controlling Shareholder has the right to require that the remaining Holders sell all of their shares to the third party on the same terms.

    Pursuant to the terms of the Stockholders Agreement, Holders of specified percentages of Common Stock will be entitled to certain demand registration rights ("Demand Rights") with respect to shares of Common Stock held by them; provided, however, that the Company (or purchasers designated by the

Company) shall have the right to purchase at fair market value the shares which are the subject of Demand Rights in lieu of registering such shares of Common Stock. In addition to the Demand Rights, Holders are, subject to certain limitations, entitled to register shares of Common Stock in connection with a registration statement prepared by the Company to register its equity securities. The Stockholders Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by parties thereunder in connection with the registration of Common Stock subject to such agreement.

    The Stockholders Agreement also requires the Holders to vote for director designees of Morgan Stanley Group and its affiliates, including: (i) one director designated by MSLEF II, if MSLEF II owns at least 5% of the then outstanding Common Stock; (ii) one director designated by Morgan Stanley Group, if Morgan Stanley Group owns at least 5% of the then outstanding Common Stock;
(iii) for as long as Morgan Stanley Group and its affiliates have not disposed of more than 5% of the number of shares of Common Stock owned by them in the aggregate on the date of completion of the Offering, all Morgan Stanley Group director designees subject to reelection (or replacements designated by Morgan Stanley Group) plus, up to two additional Morgan Stanley Group director designees as would bring the total number of directors to not more than 11 members, and only to the extent required to increase the representation of Morgan Stanley Group and its affiliates to a majority of the board of directors and (iv) after such time as Morgan Stanley Group and its affiliates have disposed of more than 5% of the number of shares of Common Stock owned by them in the aggregate on the date of completion of the Offering, a number of director designees which, together with the other Morgan Stanley Group and MSLEF II designees already on the board of directors, equals the integer obtained by multiplying the number of post-election directors by the percentage of outstanding Common Stock eligible to vote in the election owned by Morgan Stanley Group and its affiliates in the aggregate, rounding to the nearest integer, subject to (i) and (ii) above.

    Pursuant to the Stockholders Agreement, Holders have certain preemptive rights, subject to certain exceptions, with respect to future issuances of shares or share equivalents of Common Stock so that such Holders may maintain their proportional equity ownership interest in the Company.

THE CUP TRANSFER AND CUP SALES

    On November 14, 1989, the Company transferred all the capital stock of Fort Howard Cup to Sweetheart, a new company organized on behalf of MSLEF II, the Company and certain executive officers of Sweetheart and other investors in the Cup Transfer. The business transferred to Sweetheart constituted all the Company's U.S. and Canadian disposable foodservice operations.

    As a result of the Cup Transfer, the Company received: (i) $532.25 million in cash; (ii) 430,172 shares of Sweetheart Class B Common Stock representing 49.9% of the Sweetheart Common Stock then outstanding, with a fair value of $87.4 million and (iii) certain other adjustments. The total value of the cash and other assets received by the Company as a result of the Cup Transfer was approximately $620 million. The Company has not undertaken any guarantees of Sweetheart's indebtedness as a result of the Cup Transfer.

    On the date of the Cup Transfer, the Sweetheart Class B Common Stock owned by the Company constituted 49.9% of the shares of Sweetheart Common Stock then outstanding, and the Sweetheart Class A Common Stock owned by MSLEF II, Morgan Stanley and certain executive officers and key employees of Sweetheart and other investors constituted 22.4%, 14% and 13.7%, respectively, of the shares of Sweetheart Common Stock then outstanding.

    On December 29, 1989, the Company sold its Pacific Basin cup business for approximately $10.7 million in cash as part of a program to divest its remaining international cup operations. The Company sold its European disposable foodservice operations for a net selling price of approximately $49 million on December 30, 1991. On August 30, 1993, the Company sold all of its Sweetheart Class B Common Stock for $5.1 million.

    As a result of the completion of the Cup Transfer and the sales of its remaining international cup operations, the Company has divested all of its operating interests in those businesses.

OTHER TRANSACTIONS

    The Company has entered into an agreement with MS&Co for financial advisory services in consideration for which the Company pays MS&Co an annual fee of $1 million. MS&Co is also entitled to reimbursement for all reasonable expenses incurred in performance of the foregoing services. The Company paid MS&Co approximately $1.0 million, $1.1 million and $1.1 million for these and other miscellaneous services in 1993, 1992 and 1991, respectively. This agreement will be terminated effective December 31, 1994.

    In connection with the sale of the 8 1/4% Notes and the 9% Notes in 1994, MS&Co received approximately $20.4 million in underwriting fees. In connection with the sale of the 9 1/4% Notes and the 10% Notes in 1993, MS&Co received approximately $19.5 million of underwriting fees. In 1992, MS&Co received approximately $0.7 million in connection with the underwriting of the reissuance of the Company's Development Authority of Effingham County Pollution Control Revenue Refunding Bonds, Series 1988. In connection with the issuance of the Pass Through Certificates in 1991, MS&Co received approximately $2.9 million of advisory and underwriting fees. In connection with the Company's sale of Senior Secured Notes in 1991, MS&Co received approximately $6.8 million of advisory fees.

    Based on transactions of similar size and nature, the Company believes the foregoing fees received by MS&Co are no less favorable to the Company than would be available from unaffiliated third parties.

    MS&Co served as lead underwriter for the initial public offering of the 9 1/4% Notes, the 10% Notes, the 8 1/4% Notes, the 9% Notes, the 12 3/8% Notes, the 12 5/8% Debentures, the 14 1/8% Debentures and Pass Through Certificates and is a market-maker with respect to such securities. In connection with the repurchases of certain of the Company's securities as described in Note 8 to the audited consolidated financial statements included elsewhere in the Prospectus, $52.8 million aggregate principal amount at maturity of the 14 5/8% Debentures and $132.7 million aggregate principal amount at maturity of the 14 1/8% Debentures were purchased through MS&Co. In addition, $46.5 million and $77.5 million aggregate principal amount at maturity of the 14 1/8% Debentures were purchased from Leeway & Co. and First Plaza Group Trust, respectively, shareholders of the Company. The purchases were made in negotiated transactions at market prices.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following summary of the instruments governing certain indebtedness of the Company does not purport to be complete and is qualified in its entirety by reference to such instruments, copies of which have been filed, or incorporated by reference, as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein have the meanings ascribed to them in such instruments.

THE NEW BANK CREDIT AGREEMENT

    The Company has entered into a commitment letter dated November 2, 1994 (the "Commitment Letter") with Bankers Trust Company ("Bankers Trust"), Chemical Bank and Bank of America National Trust and Savings Association. Set forth below is a description of the New Bank Credit Agreement as contemplated (unless otherwise specified) by the Commitment Letter.

    General. The New Bank Credit Agreement will provide for the 1995 Term Loan A (in an amount of $900 million), the 1995 Term Loan B (in an amount of $300 million) and the 1995 Revolving Credit Facility (in an amount of $400 million). The 1995 Term Loan A and the 1995 Revolving Credit Facility will each have a final maturity on the seventh anniversary of the consummation of the Offering. The 1995 Term Loan B will have a final maturity of December 31, 2002. It is anticipated that $116.4 million will be borrowed under the 1995 Revolving Credit Facility in connection with the Recapitalization and that the Company will have $283.6 million in available capacity under the 1995 Revolving Credit Facility after the consummation of the Recapitalization.

    As part of the 1995 Revolving Credit Facility, the New Bank Credit Agreement will provide for the issuance of letters of credit in the normal course of business of up to $50 million. Bankers Trust will provide a $25 million swing line facility within the 1995 Revolving Credit Facility, which is available for general corporate purposes. It is anticipated that upon the consummation of the Recapitalization no letters of credit will be outstanding under the New Bank Credit Agreement.

    Interest. The 1995 Term Loan A and the 1995 Revolving Credit Facility will bear interest, at the Company's option, at Bankers Trust's prime rate, plus 1.50% or, subject to certain limitations, at a reserve adjusted Eurodollar rate, plus 2.50%; the foregoing rates will be subject to adjustment downward based on the ratings by Standard & Poor's Ratings Group or Moody's Investors Services, Inc. of the Company's long-term senior unsecured debt and/or certain operating performance measures. The 1995 Term Loan B will bear interest, at the Company's option, at Bankers Trust's prime rate, plus 2.00% or, subject to certain limitations, at a reserve adjusted Eurodollar rate, plus 3.00%.

    Repayment. The 1995 Term Loan A, the 1995 Term Loan B and the 1995 Revolving Credit Facility will be subject to mandatory and optional repayments and prepayments. As indicated below, the Company will be required to make scheduled repayments of the 1995 Term Loan A and the 1995 Term Loan B. The 1995 Term Loan A and the 1995 Term Loan B will be payable in installments as follows:

6-MONTH PERIOD                                           1995 TERM    1995 TERM
AFTER INITIAL FUNDING                                     LOAN A       LOAN B
- ------------------------------------------------------   ---------    ---------
                                                             (IN MILLIONS)
 1st..................................................    $   0.0     $   0.000
 2nd..................................................    $   0.0     $   0.000
 3rd..................................................    $  50.0     $   1.875
 4th..................................................    $  50.0     $   1.875
 5th..................................................    $  62.5     $   1.875
 6th..................................................    $  62.5     $   1.875
 7th..................................................    $  75.0     $   1.875
 8th..................................................    $  75.0     $   1.875
 9th..................................................    $  75.0     $   1.875
10th..................................................    $  75.0     $   1.875
11th..................................................    $  87.5     $   1.500
12th..................................................    $  87.5     $   1.500
13th..................................................    $ 100.0     $  41.000
14th..................................................    $ 100.0     $  41.000
15th..................................................    $   0.0     $ 100.000
16th..................................................    $   0.0     $ 100.000

    The Company will also be required to make mandatory prepayments of the 1995 Term Loan A and the 1995 Term Loan B on or before the last day of March of each
year beginning in     in an amount equal to 50% of Excess Cash Flow (as such
term shall be defined in the New Bank Credit Agreement) for the year ending on the immediately preceding December 31. Excess Cash Flow prepayments under the New Bank Credit Agreement will be allocated pro rata between the 1995 Term Loan A and the 1995 Term Loan B. The portion of any such prepayment allocable to the 1995 Term Loan A will be applied in the direct order of maturity until such application results in the prepayment in whole of all the amortization payments scheduled to become due in the 12-month period following such date of prepayment, and then on a pro rata basis to the remaining scheduled amortization installment. The portion of any such prepayment allocable to the 1995 Term Loan B will be applied pro rata to the remaining installments. In the event that any such prepayment is due at a time when the 1995 Term Loan A and 1995 Term Loan B have been fully repaid, the 1995 Revolving Credit Facility commitments will be reduced by an amount equal to the amount of such prepayment and the Company will be required to (a) prepay the 1995 Revolving Credit Facility in an amount equal to the excess, if any, of the aggregate principal amount of the 1995 Revolving Credit Facility then outstanding over the aggregate amount of the 1995 Revolving Credit Facility commitments (after giving effect to such reduction) and (b) retain the remaining amount of such prepayment.

    The 1995 Term Loan A and the 1995 Term Loan B will also provide for mandatory prepayments from proceeds of Asset Sales (as such term shall be defined in the New Bank Credit Agreement). So long as the New Bank Credit Agreement remains in effect, the net cash proceeds of Asset Sales are to be applied to prepay the indebtedness under the New Bank Credit Agreement. It is contemplated that the net cash proceeds from Asset Sales will be applied in the same manner as the Excess Cash Flow prepayments.

    If the utilization of the 1995 Revolving Credit Facility exceeds the commitment thereunder, the Company will be required to prepay the 1995 Revolving Credit Facility by an amount equal to such excess.

    The 1995 Term Loan A, the 1995 Term Loan B and the 1995 Revolving Credit Facility may be prepaid in whole or in part at any time without premium or penalty (subject to reimbursement of the lender's redeployment costs in the case of a prepayment of Eurodollar loans other than on the last day of the relevant interest period), and the 1995 Revolving Credit Facility commitment may be reduced by the Company in whole or in part at any time without premium or penalty.

    Guarantees and Security. The Commitment Letter contemplates that the indebtedness under the New Bank Credit Agreement will be secured by a perfected security interest (subject to permitted liens) in the Collateral (as such term shall be defined in the New Bank Credit Agreement).

    Covenants; Events of Default. The New Bank Credit Agreement will contain two financial covenants that require the Company to maintain certain specified ratios at specified times. These financial covenants will be as follows:

        (i) A requirement that the Company maintain a ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense (as such terms shall be defined
    in the New Bank Credit Agreement) of not less than     to 1.00 for the first
    full fiscal quarter following the Recapitalization,    to 1.00 for the first
    and second full fiscal quarters (taken as one accounting period) following the Recapitalization and for any period of four consecutive fiscal quarters (in each case taken as one accounting period) not less than the ratio shown below during the indicated period:


      1996--  to 1.00
      1997--  to 1.00
      1998--  to 1.00
      1999--  to 1.00
      2000--  to 1.00
Thereafter--  to 1.00


        (ii) A requirement that the Company maintain at all times a ratio of (a) Consolidated Senior Secured Debt (as such term shall be defined in the New Bank Credit Agreement) to (b) Consolidated EBITDA, of not more than the ratio shown below during the indicated period:

      1995--  to 1.00
      1996--  to 1.00
      1997--  to 1.00
      1998--  to 1.00
      1999--  to 1.00
      2000--  to 1.00
Thereafter--  to 1.00


    The New Bank Credit Agreement will contain additional covenants which, among other things, require the Company: (i) to maintain the properties of the Company and its subsidiaries, together with insurance thereon; (ii) to enter into interest rate agreements with respect to a certain portion of the New Bank Credit Agreement; (iii) to provide certain reports to the Banks and permit inspections by the Banks; (iv) with certain exceptions, to cause certain subsidiaries accounting for more than 10% of consolidated assets or consolidated revenues of the Company (each a "Material Subsidiary") to provide a guarantee of the Company's obligations under the New Bank Credit Agreement and to secure the same with a pledge of inventory and receivables and (v) with certain exceptions, to pledge the stock of each Material Subsidiary. The New Bank Credit Agreement will exclude from the definition of

"Material Subsidiary" referred to in clause (v) above, among others, Sterling International Limited, Fort Sterling, each wholly owned subsidiary of Fort Sterling and Sterling International Limited, and, subject to certain conditions, Fort Howard Holdings Inc.

    The New Bank Credit Agreement will also contain covenants which, among other things (in each case, subject to certain exceptions): (i) limit the ability of the Company and its subsidiaries to incur additional indebtedness and contingent obligations or grant liens or additional negative pledges in respect of their assets; (ii) limit the investments and capital expenditures which may be made by the Company and its subsidiaries; (iii) limit the ability of the Company and its subsidiaries to make prepayments of subordinated debt and limit the ability of the Company to pay dividends or make other distributions on account of any shares of any class of its capital stock (other than dividends payable solely in other shares of such class of capital stock and cash dividends up to certain specified amounts); (iv) limit the ability of the Company and its subsidiaries to incur obligations under leases or to enter into sale and leaseback transactions; (v) limit the ability of the Company and its subsidiaries to enter into certain transactions or arrangements with certain affiliates of the Company or any holder of 5% or more of any class of its equity securities or affiliates of such holders; (vi) restrict the ability of the Company and its subsidiaries to make fundamental changes and to enter into new lines of business and (vii) limit the ability of the Company or its subsidiaries to dispose of their respective assets.

    The New Bank Credit Agreement will contain certain events of default which permit the Banks to cease making loans and to declare all amounts outstanding under the 1995 Term Loan A, the 1995 Term Loan B and the 1995 Revolving Credit Facility to be due and payable. These events will include, among other things: failure to pay any installment of principal when due, failure to pay for a certain specified number of days after the due date any interest under the New Bank Credit Agreement, default in or relating to other indebtedness of the Company or certain of its subsidiaries in a principal amount to be specified in the New Bank Credit Agreement, breach of certain covenants, any representation or warranty proving to have been false in a material respect when made, default in the performance of any other terms contained in the New Bank Credit Agreement or certain other related documents without being remedied or waived within 30 days after receipt of notice of default, bankruptcy of the Company or any of its Material Subsidiaries, a judgment or attachment involving an amount in excess of a certain specified amount which is not discharged within a specified period, certain ERISA defaults, the invalidity of any guarantee given by a subsidiary of the Company in connection with the New Bank Credit Agreement, failure to maintain the validity and perfection of any security interest (to the extent required under the New Bank Credit Agreement) with respect to collateral with a value greater than a certain specified amount, and a Change of Control (as shall be specified in the New Bank Credit Agreement).

    Fees and Expenses. A commitment fee of 0.5% per annum on the unused portion of each Bank's commitment under the 1995 Revolving Credit Facility and the 1995 Term Loan A will be payable to the Banks. In addition, an annual Agent's commission of $500,000 will be payable to Bankers Trust. Additional facility and syndication fees will be payable to certain of the lenders in connection with the initial funding under the New Bank Credit Agreement in an aggregate amount
of $      . It is contemplated that the Company will agree to pay certain of the
Banks' expenses incurred in connection with the New Bank Credit Agreement and to provide the Banks and their respective directors, officers, employees and affiliates with customary indemnification.

PASS THROUGH CERTIFICATES, SERIES 1991

    The Pass Through Certificates were issued pursuant to the Amended and Restated Pass Through Trust Agreement dated as of December 13, 1991 between the Company and Wilmington Trust Company, as trustee. The Pass Through Certificates bear interest at 11% per annum and have a final distribution date of January 2, 2002.

    The Pass Through Certificates represent fractional undivided interests in a pass through trust (the "Pass Through Trust") holding the Pass Through Secured Notes issued on a nonrecourse basis by an owner trustee (the "Owner Trustee") in connection with leveraged lease transactions to finance or refinance not more than 85% of the cost to the Owner Trustee of acquiring the Company's interest in a paper manufacturing facility, power plant and certain equipment related thereto located at the Company's Savannah River mill (the "Pass Through Assets"). Simultaneously with the acquisition of the Pass Through Assets by the Owner Trustee, it leased the Pass Through Assets back to the Company pursuant to the Pass Through Certificate Leases. Amounts payable under the Pass Through Certificate Leases will be at least sufficient to pay in full when due all payments of principal and interest on the Pass Through Secured Notes. However, neither the Pass Through Certificates nor the Pass Through Secured Notes are direct obligations of, or guaranteed by, the Company.

    Prior to December 20, 1998, the Pass Through Certificates may not be redeemed except in connection with an event of loss to a Pass Through Asset, or in certain cases of obsolescence of any Pass Through Asset and during the continuance of any lease event of default with respect to a Pass Through Asset. On or after December 20, 1998, the Pass Through Certificates may be redeemed at any time. Unless earlier redeemed, 74.20% (or $62,041,625) of the principal amount of the Pass Through Certificates will be distributed to the holders thereof on the final distribution date.

    The Company's obligations under the Pass Through Certificate Leases, which are treated as capital leases, rank pari passu in right of payment with all other general obligations of the Company and are secured by a security interest in all of the Pass Through Assets. The Company's obligations under the New Bank Credit Agreement are secured by essentially all of the Company's assets, including the Company's leasehold interest in the Pass Through Assets. The holders of such indebtedness will be entitled to payment of their indebtedness out of the proceeds of such collateral prior to the holders of any general unsecured obligations of the Company, including the 8 1/4% Notes and the 9% Notes.

    As of September 30, 1994, $84 million under the Pass Through Certificate Leases was outstanding.

8 1/4% NOTES

    The 8 1/4% Notes were issued under an Indenture, dated as of February 1, 1994 (the "8 1/4% Note Indenture"), between the Company and Norwest Bank Wisconsin, N.A. ("Norwest"), as Trustee.

    The 8 1/4% Notes are senior unsecured obligations of the Company, and rank pari passu in right of payment with other senior indebtedness of the Company and are senior to all existing and future subordinated indebtedness of the Company. The 8 1/4% Notes mature on February 1, 2002, and bear interest at a rate of 8 1/4% per annum. The 8 1/4% Notes currently have a face amount outstanding of $100 million, and may not be redeemed prior to maturity.

    The New Bank Credit Agreement contains a provision prohibiting the optional redemption of the 8 1/4% Notes without the consent of a specified percentage in interest of lenders under the New Bank Credit Agreement. The 8 1/4% Note Indenture also contains a covenant limiting the optional redemption of the 9% Notes.

    The 8 1/4% Note Indenture contains certain restrictive covenants which impose limitations on the Company and certain of its subsidiaries' ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends and make certain other payments and distributions; (iii) create liens and (iv) merge or consolidate or sell substantially all of the Company's assets.

    As of September 30, 1994, $100 million of aggregate principal amount of 8 1/4% Notes was outstanding.

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9 1/4% NOTES

    The 9 1/4% Notes were issued under an Indenture, dated as of March 15, 1993 (the "9 1/4% Note Indenture"), between the Company and Norwest, as Trustee.

    The 9 1/4% Notes constitute senior unsecured obligations of the Company, limited to $450 million aggregate principal amount, and will mature on March 15, 2001. The 9 1/4% Notes bear interest at the rate of 9 1/4% per annum. The 9 1/4% Notes are not redeemable prior to maturity. The 9 1/4% Notes rank pari passu with the 8 1/4% Notes and constitute Senior Indebtedness with respect to the 9% Notes.

    The New Bank Credit Agreement contains a provision prohibiting the optional redemption of the 9 1/4% Notes without the consent of a specified percentage in interest of lenders under the New Bank Credit Agreement.

    The 9 1/4% Note Indenture contains certain restrictive covenants which impose limitations on the Company and certain of its subsidiaries' ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends and make other distributions; (iii) create liens and (iv) merge or consolidate or transfer substantially all of the Company's assets.

    As of September 30, 1994, $450 million of aggregate principal amount of 9 1/4% Notes was outstanding.

9% NOTES

    The 9% Notes were issued under an Indenture, dated as of February 1, 1994 (the "9% Note Indenture"), between the Company and the Bank of New York, as Trustee.

    The 9% Notes are unsecured senior subordinated obligations of the Company. The 9% Notes mature on February 1, 2006, and bear interest at a rate of 9% per annum. The 9% Notes currently have a face amount outstanding of $650 million, and may be redeemed at the option of the Company, in whole or in part, at any time on or after February 1, 1999, initially at 104.5% of their principal amount and declining to 100% of their principal amount on or after February 1, 2001, in all cases plus accrued interest to the redemption date. In addition, at the option of the Company at any time prior to February 1, 1997, up to $227.5 million aggregate principal amount of 9% Notes are redeemable, at 109% plus accrued interest, from the proceeds of a public equity offering.

    The New Bank Credit Agreement contains a provision prohibiting the optional redemption of the 9% Notes without the consent of a specified percentage in interest of lenders under the New Bank Credit Agreement.

    The 9% Note Indenture contains certain restrictive covenants which impose limitations on the Company and certain of its subsidiaries' ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends and make certain other payments and distributions; (iii) create liens and (iv) merge or consolidate or sell substantially all of the Company's assets.

    At September 30, 1994, $650 million of aggregate principal amount of 9% Notes was outstanding.

10% NOTES

    The 10% Notes were issued under an Indenture, dated as of March 15, 1993 (the "10% Note Indenture"), between the Company and United States Trust Company of New York ("U.S. Trust"), as Trustee.

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    The 10% Notes constitute unsecured subordinated obligations of the Company, limited to $300 million aggregate principal amount, and will mature on March 15, 2003. The 10% Notes bear interest at the rate of 10% per annum. The 10% Notes will be redeemable at any time on or after March 15, 1998 at 105.0% of the principal amount thereof, on or after March 15, 1999 at 103.75% of the principal amount thereof, on or after March 15, 2000 at 102.50% of the principal amount thereof, on or after March 15, 2001 at 101.25% of the principal amount thereof, and after March 15, 2002, at 100% of the principal amount thereof, in each case together with accrued and unpaid interest to the redemption date. In addition, at any time prior to March 15, 1995, the Company may redeem up to $75 million aggregate principal amount of 10% Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount) of 110%, plus accrued interest to the redemption date. The 10% Notes are subordinated to the 8 1/4% Notes and the 9% Notes.

    The New Bank Credit Agreement contains a provision prohibiting the optional redemption of the 10% Notes without the consent of a specified percentage in interest of lenders under the New Bank Credit Agreement. The 9 1/4% Note Indenture also contains a covenant limiting the optional redemption of the 10% Notes.

    As of September 30, 1994, $300 million of aggregate principal amount of 10% Notes was outstanding.

SENIOR SECURED NOTES

    The Senior Secured Notes were issued pursuant to the Senior Secured Note Purchase Agreement, dated as of September 11, 1991 (the "Senior Secured Note Agreement"). The Senior Secured Notes are limited to $300 million aggregate principal amount and have been issued in five series, Series A, B, C1, C2 and D, maturing in years 1997 through 2000. Series A, B, C1, C2 and D of the Senior Secured Notes bear interest at three-month LIBOR plus 275 basis points, 300 basis points, 325 basis points, 300 basis points, and 350 basis points, respectively.

    The Senior Secured Notes contain certain restrictive and financial covenants and events of default that are substantially similar to those contained in the 1988 Bank Credit Agreement.

    As of September 30, 1994, $300 million of aggregate principal amount Senior Secured Notes was outstanding. The Senior Secured Notes will be redeemed in whole in connection with the Recapitalization. See "Use of Proceeds."

12 5/8% DEBENTURES

    The 12 5/8% Debentures were issued under an Indenture dated as of November 1, 1988 (the "12 5/8% Debenture Indenture"), between the Company and U.S. Trust, as Trustee.

    The 12 5/8% Debentures constitute unsecured subordinated obligations of the Company, and will mature on November 1, 2000, respectively. The 12 5/8% Debentures bear interest at a rate of 12 5/8% per annum. The 12 5/8% Debentures are subordinated in right of payment to the 8 1/4% Notes and 9 1/4% Notes and rank pari passu with the 10% Notes.

    The 12 5/8% Debentures are redeemable at the option of the Company at 102.5% of the principal amount thereof on or after November 1, 1994, and decreasing to 100% of the principal amount after October 31, 1995, in each case together with accrued and unpaid interest to the redemption date.

    The 12 5/8% Debenture Indenture contains certain restrictive covenants similar to those contained in the 8 1/4% Note Indenture and the 9% Note Indenture.

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
    As of September 30, 1994, $145.8 million of aggregate principal amount of 12 5/8% Debentures was outstanding. All outstanding 12 5/8% Debentures will be redeemed in connection with the Recapitalization. See "Use of Proceeds."

14 1/8% DEBENTURES

    The 14 1/8% Debentures were issued under an Indenture dated as of November 1, 1988 (the "14 1/8% Debenture Indenture"), between the Company and Society National Bank, as Trustee.

    The 14 1/8% Debentures constitute unsecured subordinated obligations of the Company. The 14 1/8% Debentures currently have a face amount outstanding of approximately $567 million and will mature on November 1, 2004. No interest will be payable on the 14 1/8% Debentures prior to May 1, 1995. From and after November 1, 1994 interest on the 14 1/8% Debentures accrues at a rate of 14 1/8% per annum. The 14 1/8% Debentures are subordinated to the 8 1/4% Notes, the 9% Notes, the 9 1/4% Notes, the 10% Notes and the 12 5/8% Debentures until redeemed as described herein.

    The 14 1/8% Debentures are redeemable at any time at the option of the Company at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest, if any, to the redemption date.

    The 14 1/8% Debenture Indenture contains certain limited covenants which restrict the Company's ability to pay dividends on or repurchase or retire Common Stock prior to November 1, 1994 or to merge or consolidate or transfer substantially all of its assets.

    As of September 30, 1994, $560.6 million of aggregate principal amount of 14 1/8% Debentures was outstanding. The 14 1/8% Debentures will be redeemed in whole in connection with the Recapitalization. See "Use of Proceeds."

OTHER DEBT OF THE COMPANY

    In addition to borrowings under the 1988 Bank Credit Agreement, the 1993 Term Loan Agreements, the Senior Secured Note Agreement, the 8 1/4% Notes, the 9% Notes, the 9 1/4% Notes, the 10% Notes, the 12 5/8% Debentures, the 14 1/8% Debentures and the Pass Through Certificates at September 30, 1994, the Company and its subsidiaries had outstanding approximately $185.0 million of other long-term debt (including the current portion thereof).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company will consist of          shares
of Common Stock, par value $.01 per share and          shares of preferred
stock, par value $.01 per share (the "Preferred Stock"). The following summary does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

    Upon completion of the Offering, the Company will have       shares of
Common Stock outstanding, assuming an initial public offering price of $ per share and no exercise of any options granted by the Company.

    Voting Rights. Each share of Common Stock entitles the holder thereof to one vote in elections of directors and all other matters submitted to a vote of shareholders. Pursuant to the terms of the Stockholders Agreement, holders of Common Stock that are parties thereto are required to vote for directors designated by MSLEF II and Morgan Stanley Group. See "Certain
Transactions--Stockholders Agreement."

    Dividends. Each share of Common Stock has an equal and ratable right to receive dividends to be paid from the Company assets legally available therefor when, as and if declared by the Board of Directors. Since the Acquisition, the Company has not declared or paid any cash dividends on any class of its capital stock, and currently does not intend to pay dividends on the Common Stock. The declaration and payment of dividends on the Common Stock are currently effectively prohibited by the terms of the Company's outstanding indebtedness. In addition, Delaware law generally requires that dividends are payable only out of the Company's surplus or current net profits in accordance with the DGCL. See "Dividend Policy."

    Liquidation. Subject to the rights of any holders of Preferred Stock outstanding, upon the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors.

    Other. The holders of shares of Common Stock offered hereby have no preemptive, subscription, redemption or conversion rights and are not liable for further call or assessment. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby will be, fully paid and nonassessable.

    Since the Acquisition, there has been no public market for the Common Stock. Although the Company has applied to have the Common Stock approved for listing
on       , there can be no assurance that an active trading market will develop for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters in accordance with the recommendation of CS First Boston, the "qualified independent underwriter," as required by the by-laws of the NASD, and may not be indicative of the market price for the Common Stock after the Offering. See "Certain Risk Factors-- Absence of Prior Public Market."

PREFERRED STOCK

    The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of authorized Preferred Stock into one or more series and to fix and determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. As of the date of this Prospectus, the Board of Directors of the Company has not authorized any series of Preferred Stock and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

STOCKHOLDERS AGREEMENT

    The Stockholders Agreement, among other things, will provide for the election of directors of the Company. See "Certain Transactions--Stockholders Agreement."

RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    Shareholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and By-laws. Certain provisions of the Certificate of Incorporation and the By-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock. See "Certain Risk Factors--Anti-Takeover Effects of Provisions of the Restated Certificate of Incorporation and By-laws."

    Classified Board of Directors and Related Provisions. The Certificate of Incorporation will provide that the Board of Directors of the Company be divided into three classes of directors serving staggered three-year terms. The classes of directors will be as nearly equal in number as possible. Accordingly, approximately one-third of the Company's Board of Directors will be elected each year. See "Management--Directors." The classified board provision will prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual shareholders meeting following the date such party obtains the controlling interest. The provisions of the Certificate of Incorporation relating to the classified nature of the Company's Board of Directors may not be amended without the affirmative vote of the holders of at least 80% of the Company's outstanding voting stock.

    The Certificate of Incorporation will provide that the number of directors will be no greater than fifteen or less than three. The Certificate of Incorporation will provide that directors may not be removed without cause and that any vacancies on the Board of Directors may only be filled by the remaining directors and not by the shareholders. These provisions, in conjunction with the provisions of the Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, will preclude shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

    No Shareholder Action by Written Consent; Special Meeting. The Certificate of Incorporation will prohibit shareholders from taking action by written consent in lieu of an annual or special meeting, and thus shareholders may only take action at an annual or special meeting called in accordance with the By-laws. The By-laws will provide that special meetings of shareholders may only be called by the Chairman of the Board or a majority of the Board of Directors. Special meetings may not be called by the shareholders.

    Advance Notice Requirements for Shareholder Proposals and Director Nominations. The By-laws will establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The notice of shareholder nominations must set forth certain information with respect to the shareholder giving the notice and with respect to each nominee.

    Indemnification. The Certificate of Incorporation will provide that the Company shall advance expenses to and indemnify each director and officer of the Company to the fullest extent permitted by law.

    Amendments. Shareholders may adopt, alter, amend or repeal provisions of the By-laws only by vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities. In addition, the affirmative vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities is required to amend certain provisions of the Certificate of Incorporation, including the provisions referred to above relating to the classification of the Company's Board of Directors, filling vacancies on the Board of Directors, removal of directors only for cause, prohibiting shareholder action by written consent, prohibiting the calling of special meetings by shareholders and approval of amendments to the By-laws.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability:
(i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of DGCL prohibits certain transactions between a Delaware corporation and an "interested shareholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10 percent or more of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation) between an interested shareholder and a corporation for a period of three years after the date the interested shareholder acquired its stock, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested shareholder acquired shares; (ii) the interested shareholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested shareholder or
(iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested shareholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the DGCL. The Company anticipates that it will not make such an election and, as a result, the Company will be subject to the provisions of Section 203 of the DGCL upon consummation of the Offering.

REGISTER AND TRANSFER AGENT

              will act as Registrar and Transfer Agent for the Common Stock.

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
                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of the Offering, the Company will have     shares of
common stock outstanding, assuming no exercise of any options granted by the
Company. Of these shares, the     shares of Common Stock issued in the Offering
will be tradeable without restriction or further registration under the Securities Act, except for any of such shares held by "affiliates" (as defined
under the Securities Act) of the Company. The remaining       shares of common
stock will be deemed "restricted" securities within the meaning of Rule 144. Neither shares held by an affiliate nor restricted securities may be publicly sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Of such shares of common stock which are deemed to be restricted securities as
described above, approximately       shares may be freely tradeable under Rule
144 by the holders thereof (subject, in certain cases, to certain transfer restrictions contained in the Stockholders Agreement) and, if certain partnerships (including MSLEF II) which currently own such restricted shares of common stock distribute to their respective partners all of their current
holdings, approximately up to an additional     shares could become freely
tradeable under Rule 144 by the partners of such partnerships.

    Generally, Rule 144 provides that a person who has owned restricted securities for at least two years, or who may be deemed an "affiliate" of the Company, is entitled to sell, within any three-month period, up to the number of restricted securities that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain restrictions relating to manner of sale, volume of sales and the availability of current public information about the Company. In addition, restricted securities that have been held by a person who is not an "affiliate" of the Company for at least three years may be sold under Rule 144(k) without regard to the volume limitations or current public information or manner of sale requirements of Rule 144. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under the common control with, such issuer.

    The Company and substantially all current shareholders of the Company (who
beneficially own       million shares of Common Stock) have agreed with the
Underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of the Underwriting Agreement, without the prior written consent of MS&Co (except with respect to shares of Common Stock held by Morgan Stanley Group and its affiliates, for which the prior written consent of all the U.S. representatives of the U.S. underwriters will be required).

    Pursuant to the terms of the Stockholders Agreement, holders of specified percentages of Common Stock will be entitled to certain demand registration rights with respect to shares of Common Stock held by them provided, however, that the Company (or purchasers designated by the Company) shall have the right to purchase at fair market value the shares which are the subject of Demand Rights in lieu of registering such shares of Common Stock. In addition to the Demand Rights, holders are, subject to certain limitations, entitled to register shares of Common Stock in connection with a registration statement prepared by the Company to register its equity securities.

    Morgan Stanley Group, MSLEF II and their affiliates may choose to dispose of the Common Stock owned by them. The timing of such sales or other dispositions by such shareholders (which could include distributions to MSLEF II's partners) will depend on market and other conditions, but could occur relatively soon after the 180-day hold back period, including pursuant to the exercise of their registration rights. MSLEF II is unable to predict the timing of sales by any of its limited partners in

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
the event of a distribution to them. Such dispositions could be privately negotiated transactions or public sales.

    Prior to the Offering, there has been no public market for the Common Stock. Trading of the Common Stock is expected to commence following the completion of the Offering. There can be no assurance that an active trading market will develop or continue after the completion of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities. See "Certain Risk Factors--Absence of Prior Public Market."

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by "Non-U.S. Holders." In general, a "Non-U.S. Holder" is an individual or entity other than: (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state or (iii) an estate or trust, the income of which is includible in gross income for United States federal income tax purposes regardless of its source. The term "Non-U.S. Holder" does not include individuals who were United States citizens within the ten-year period immediately preceding the date of this Prospectus and whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes. This discussion is based on current law, which is subject to change, and, is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

DIVIDENDS

    In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or (ii) if certain income tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder. Dividends effectively connected with such a United States trade or business or attributable to such a United States permanent establishment generally will not be subject to withholding tax (if the Non-U.S. Holder files certain forms, including IRS Form 4224, with the payor of the dividend) and generally will be subject to United States federal tax on a net income basis, in the same manner as if the Non-U.S. Holder were resident of the United States. In the case of a Non-U.S. Holder that is a corporation, dividend income so connected or attributable may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of its effectively connected earnings and profits subject to certain adjustments) at a 30% rate (or a lower rate prescribed by an applicable income tax treaty). For purposes of determining whether tax is to be withheld at a 30% rate or at a lower rate as prescribed by an applicable tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under United States Treasury regulations proposed in 1984 that have not yet been finally adopted, to claim the benefits of an applicable tax treaty, a Non-U.S. Holder of Common Stock would be required to file certain information forms with the payor of the dividends.

    A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

SALE OF COMMON STOCK

    In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain recognized upon the disposition of Common Stock unless:
(i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, alternatively, if certain tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder (and in either such case, the branch profits tax may also apply if the Non-U.S. Holder is a corporation); (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds shares of stock as a capital asset, such individual is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates or (iv) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during the shorter of the periods described above generally would not be subject to United States federal income tax so long as the Common Stock is "regularly traded" on an established securities market.

ESTATE TAX

    Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

    The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

    United States backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

    The payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from the disposition of Common Stock paid to or through a non-United States office of a broker that is: (i) a United States person; (ii) a "controlled foreign corporation" for United States federal income tax purposes or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, (a) backup withholding will not apply unless such broker has actual knowledge that the owner is not a Non-U.S. Holder, and (b) information reporting will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITERS

    Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, and the International Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of the Common Stock set forth opposite the names of such Underwriters below:


    NAME                                                      NUMBER OF SHARES
- -----------------------------------------------------------   ----------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated........................
  CS First Boston Corporation..............................

  Salomon Brothers Inc.....................................







                                                              ----------------
      Subtotal.............................................
                                                              ----------------

International Underwriters:
  Morgan Stanley & Co. International Limited...............
  CS First Boston Limited..................................
  Salomon Brothers International Limited...................
  S.G.Warburg Securities Limited...........................






                                                              ----------------
      Subtotal.............................................
                                                              ----------------
Total......................................................
                                                              ----------------
                                                              ----------------


    The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby if any such shares are taken.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian

Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the U.S. Shares and the International Shares, respectively.

    Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that: (i) it has not offered or sold and will not offer or sell any shares of Common Stock in the United Kingdom by means of any document (other than in circumstances which do not constitute an offer to the public within the meaning of the Companies Act
1985); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock, other than any document which consists of, or is a part of, listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act 1986, if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988.

    The Underwriters initially propose to offer part of the Common Stock directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in
excess of $      per share under the Price to Public. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $      per
share to other Underwriters or to certain dealers. After the initial offering of the Common Stock the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company intends to apply to have the Common Stock approved for listing
on the                         under the symbol "    ."

    The Company has agreed that, without the prior written consent of MS&Co, it will not register for sale or offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of the Underwriting Agreement, other than: (i) the shares of Common Stock offered hereby; (ii) any shares of Common Stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the Underwriting Agreement and (iii) any shares of Common Stock issued pursuant to existing employee benefit plans of the Company. In addition, substantially all current shareholders of the Company, subject to certain limited exceptions (including as set forth in the following sentence), have agreed not to offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of MS&Co (except with respect to shares of Common Stock held by Morgan Stanley Group and its affiliates, for which the prior written consent of all the U.S. representatives of the U.S. underwriters will be required).

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Upon consummation of the Offering, affiliates of MS&Co will own
approximately       % of the outstanding shares of Common Stock (      % if the
Underwriters' over-allotment option is exercised in full). See "Ownership of Common Stock." For a description of certain transactions between the Company, MSLEF II, MS&Co and affiliates of MS&Co, see "Certain Transactions."

    The provisions of Schedule E ("Schedule E") to the by-laws of the NASD apply to the U.S. Offering. Accordingly, the public offering price can be no higher than that recommended by a "qualified independent underwriter." The NASD requires that the "qualified independent underwriter" (i) be an NASD member experienced in the securities or investment banking business and (ii) not be an affiliate of the issuer of the securities and (iii) agree to undertake the responsibilities and liabilities of an underwriter under the Securities Act. In accordance with this requirement, CS First Boston is serving in such role, and the initial public offering price of the Common Stock offered hereby is not higher than CS First Boston's recommended initial public offering price. CS First Boston also participated in the preparation of the Registration Statement of which this Prospectus is a part and has performed due diligence with respect thereto. The Company has agreed to indemnify CS First Boston against certain liabilities, including liabilities under the Securities Act.

    Pursuant to the provisions of Schedule E, NASD members may not execute transactions in Common Stock offered hereby to any accounts over which they exercise discretionary authority without prior written approval of the customer.

    The Company has reserved approximately          shares of Common Stock,
representing       % of the shares of Common Stock to be sold in the Offering, for sale to certain of its directors, officers and other employees. If such shares are not so sold to directors, officers and other employees of the Company, they will be sold to the public.

    From time to time MS&Co has provided, and continues to provide, investment banking services to the Company and its affiliates. See "Certain Transactions."

PRICING OF THE OFFERING

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock was determined by negotiations among the Company and the Underwriters in accordance with the recommendation of CS First Boston, the "qualified independent underwriter," as is required by the by-laws of the NASD. Among the factors which were considered in determining the initial public offering price were the sales, earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, and certain ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

    The validity of the Common Stock and certain other legal matters relating to the Offering have been passed upon for the Company by Shearman & Sterling, New York, New York. Certain legal matters have been passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Shearman & Sterling regularly represents Morgan Stanley Group and MSLEF II on a variety of legal matters. Davis Polk & Wardwell is currently representing the Company in connection with its anticipated appeal of the U.S. Tax Court decision discussed under "Business--Legal Proceedings." Shortly after the Acquisition, certain partners of Davis Polk & Wardwell, acting through a general partnership, acquired shares of Common Stock of the Company from Morgan Stanley Group which, in the aggregate, amount to less than 1% of the outstanding shares.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company included in this Prospectus and elsewhere in this Registration Statement for the years ended December 31, 1993, 1992 and 1991 have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement (which term shall encompass any amendment thereto) on Form S-1 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    Upon completion of the Offering, the Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. The Registration Statement and the exhibits and schedules thereto, as well as all such reports and other information filed with the Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at prescribed rates at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                            FORT HOWARD CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
CONSOLIDATED FINANCIAL STATEMENTS OF FORT HOWARD CORPORATION
Report of Independent Public Accountants.............................................    F-2
  Consolidated Statements of Income for the years ended December 31, 1993, 1992 and
    1991.............................................................................    F-3
  Consolidated Balance Sheets at December 31, 1993 and 1992..........................    F-4
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1992
    and 1991.........................................................................    F-5
  Notes to Consolidated Financial Statements.........................................    F-6

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
  Condensed Consolidated Statements of Income for the nine months ended September 30,
    1994 and 1993....................................................................   F-25
  Condensed Consolidated Balance Sheets at September 30, 1994 and December 31, 1993..   F-26
  Condensed Consolidated Statements of Cash Flows for the nine months ended September
    30, 1994 and 1993................................................................   F-27
  Notes to Condensed Consolidated Financial Statements...............................   F-28

    After the stock split is effected as discussed in Note 18 to the Fort Howard Corporation consolidated financial statements, we expect to be in a position to render the following report of independent public accountants.

                                          ARTHUR ANDERSEN LLP
                                          November 22, 1994

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
  FORT HOWARD CORPORATION:

    We have audited the accompanying consolidated balance sheets of Fort Howard Corporation (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income and cash flows for the years ended December 31, 1993, 1992 and 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fort Howard Corporation and subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for the years ended December 31, 1993, 1992 and 1991, in conformity with generally accepted accounting principles.

    As discussed in Notes 1, 7 and 10 to the consolidated financial statements, effective January 1, 1992, the Company changed its methods of accounting for postretirement benefits other than pensions and income taxes.

                                          ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
February 1, 1994
(except with respect to the matter discussed in Note 18,
  as to which the date is            , 1995).

                            FORT HOWARD CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1993           1992          1991
                                                         -----------    ----------    ----------
Net sales.............................................   $ 1,187,387    $1,151,351    $1,138,210
Cost of sales.........................................       784,054       726,356       713,135
                                                         -----------    ----------    ----------
Gross income..........................................       403,333       424,995       425,075
Selling, general and administrative...................        96,966        97,620        97,885
Amortization of goodwill..............................        42,576        56,700        56,658
Goodwill write-off....................................     1,980,427            --            --
                                                         -----------    ----------    ----------
Operating income (loss)...............................    (1,716,636)      270,675       270,532
Interest expense......................................       342,792       338,374       371,186
Other (income) expense, net...........................        (2,996)        2,101        (2,655)
                                                         -----------    ----------    ----------
Loss before taxes.....................................    (2,056,432)      (69,800)      (97,999)
Income taxes (credit).................................       (16,314)         (398)      (23,963)
                                                         -----------    ----------    ----------
Loss before equity earnings, extraordinary items and
  adjustment for accounting change....................    (2,040,118)      (69,402)      (74,036)
Equity in net loss of unconsolidated subsidiaries.....            --            --       (31,504)
                                                         -----------    ----------    ----------
Net loss before extraordinary items and adjustment for
  accounting change...................................    (2,040,118)      (69,402)     (105,540)
Extraordinary items--losses on debt repurchases (net
  of income taxes of $7,333 in 1993 and $3,090 in
  1991)...............................................       (11,964)           --        (5,044)
Adjustment for adoption of SFAS No. 106 (net of income
  taxes of $6,489)....................................            --       (10,587)           --
                                                         -----------    ----------    ----------
Net loss..............................................   $(2,052,082)   $  (79,989)   $ (110,584)
                                                         -----------    ----------    ----------
                                                         -----------    ----------    ----------
Loss per share:
  Net loss before extraordinary items and adjustment
    for accounting change.............................   $    (53.54)   $    (1.82)   $    (3.03)
  Extraordinary items.................................         (0.31)           --         (0.14)
  Adjustment for adoption of SFAS No. 106.............            --         (0.28)           --
                                                         -----------    ----------    ----------
  Net loss............................................   $    (53.85)   $    (2.10)   $    (3.17)
                                                         -----------    ----------    ----------
                                                         -----------    ----------    ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                            FORT HOWARD CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                        1993           1992
                                                                     -----------    ----------
    ASSETS
Current assets:
  Cash and cash equivalents.......................................   $       227    $      188
  Receivables, less allowances of $2,366 in 1993 and $1,376 in
    1992..........................................................       105,834       103,491
  Inventories.....................................................       118,269       100,975
  Deferred income taxes...........................................        14,000        10,000
  Income taxes receivable.........................................         9,500         2,500
                                                                     -----------    ----------
      Total current assets........................................       247,830       217,154
Property, plant and equipment.....................................     1,845,052     1,694,946
  Less: Accumulated depreciation..................................       516,938       437,518
                                                                     -----------    ----------
      Net property, plant and equipment...........................     1,328,114     1,257,428
Goodwill, net of accumulated amortization of $247,495 in 1992.....            --     2,023,416
Other assets......................................................        73,843        76,569
                                                                     -----------    ----------
      Total assets................................................   $ 1,649,787    $3,574,567
                                                                     -----------    ----------
                                                                     -----------    ----------

    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................................   $   101,665    $  104,405
  Interest payable................................................        54,854        33,057
  Income taxes payable............................................           122         1,792
  Other current liabilities.......................................        70,138        64,282
  Current portion of long-term debt...............................       112,750       137,747
                                                                     -----------    ----------
      Total current liabilities...................................       339,529       341,283
Long-term debt....................................................     3,109,838     2,953,027
Deferred and other long-term income taxes.........................       243,437       259,625
Other liabilities.................................................        26,088        36,473
Voting Common Stock with put right................................        11,820        13,219
Shareholders' equity (deficit):
  Voting Common Stock.............................................       600,459       600,465
  Cumulative translation adjustment...............................        (5,091)       (3,915)
  Retained earnings (deficit).....................................    (2,676,293)     (625,610)
                                                                     -----------    ----------
      Total shareholders' equity (deficit)........................    (2,080,925)      (29,060)
                                                                     -----------    ----------
      Total liabilities and shareholders' equity (deficit)........   $ 1,649,787    $3,574,567
                                                                     -----------    ----------
                                                                     -----------    ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                            FORT HOWARD CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               1993          1992        1991
                                                            -----------    --------    ---------
Cash provided from (used for) operations:
  Net loss...............................................   $(2,052,082)   $(79,989)   $(110,584)
  Depreciation and amortization..........................       130,671     137,977      172,671
  Goodwill write-off.....................................     1,980,427          --           --
  Non-cash interest expense..............................       100,844     139,700      141,362
  Deferred income tax (credit)...........................       (17,874)    (17,799)     (34,881)
  Employee stock compensation............................        (7,832)      1,120        1,256
  Equity in net loss of unconsolidated subsidiaries......            --          --       31,504
  Pre-tax loss on debt repurchases.......................        19,297          --        8,134
  Pre-tax adjustment for adoption of SFAS No. 106........            --      17,076           --
  (Increase) decrease in receivables.....................        (2,343)     (5,284)       4,087
  Increase in inventories................................       (17,294)     (1,215)      (6,001)
  (Increase) decrease in income taxes receivable.........        (7,000)     (2,500)      26,300
  Increase (decrease) in accounts payable................        (2,740)     13,572        3,429
  Increase (decrease) in interest payable................        21,797        (298)      (1,468)
  Decrease in income taxes payable.......................        (1,670)     (5,094)        (394)
  All other, net.........................................         6,854      12,684        5,466
                                                            -----------    --------    ---------
      Net cash provided from operations..................       151,055     209,950      240,881
Cash provided from (used for) investment activities:
  Additions to property, plant and equipment.............      (165,539)   (232,844)    (144,055)
  Acquisition of Stuart Edgar Limited, net of acquired
    cash of $749.........................................            --      (8,302)          --
  Net proceeds from dispositions of investments in and
    advances to unconsolidated subsidiaries..............            --          --       38,568
                                                            -----------    --------    ---------
      Net cash used for investment activities............      (165,539)   (241,146)    (105,487)
Cash provided from (used for) financing activities:
  Proceeds from long-term borrowings.....................       887,088     189,518      462,995
  Repayment of long-term borrowings......................      (841,399)   (167,731)    (759,487)
  Debt issuance costs....................................       (31,160)         --      (11,058)
  Issuance (purchase) of Common Stock....................            (6)         --      163,357
                                                            -----------    --------    ---------
      Net cash provided from (used for) financing
        activities.......................................        14,523      21,787     (144,193)
                                                            -----------    --------    ---------
Increase (decrease) in cash..............................            39      (9,409)      (8,799)
Cash, beginning of year..................................           188       9,597       18,396
                                                            -----------    --------    ---------
      Cash, end of year..................................   $       227    $    188    $   9,597
                                                            -----------    --------    ---------
                                                            -----------    --------    ---------
Supplemental Cash Flow Disclosures:
  Interest paid..........................................   $   228,360    $208,051    $ 236,140
  Income taxes paid (refunded), net......................   $     4,432    $  9,997    $ (11,090)

  The accompanying notes are an integral part of these consolidated financial statements.

                            FORT HOWARD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

1. SIGNIFICANT ACCOUNTING POLICIES

    (A) Principles of Consolidation--The consolidated financial statements include the accounts of Fort Howard Corporation and all domestic and foreign subsidiaries other than the Company's former cup subsidiaries. Assets and liabilities of foreign subsidiaries are translated at the rates of exchange in effect at the balance sheet date. Income amounts are translated at the average of the monthly exchange rates. The cumulative effect of translation adjustments is deferred and classified as a cumulative translation adjustment in the consolidated balance sheet. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to conform prior years' data to the current format.

    On September 4, 1992, Fort Sterling Limited ("Fort Sterling"), the Company's United Kingdom tissue operations, acquired for $25 million, including debt assumed of $17 million, Stuart Edgar Limited ("Stuart Edgar"), a converter of consumer tissue products with annual net sales approximating $43 million. The operating results of Stuart Edgar are included in the consolidated financial statements since September 4, 1992.

    The Company's investments in unconsolidated subsidiaries were reduced to zero at December 31, 1991 as a result of sales of all foreign cup subsidiaries and recognition of equity in the net losses of its remaining cup subsidiary, Sweetheart Holdings Inc. ("Sweetheart"). During 1993, the Company sold its remaining equity interest in Sweetheart for $5.1 million recognizing a gain of the same amount.

    (B) Cash and Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of the investments.

    (C) Inventories--Inventories are carried at the lower of cost or market, with cost principally determined on a first-in, first-out basis (see Note 2).

    (D) Property, Plant and Equipment--Prior to August 9, 1988, property, plant and equipment were stated at original cost and depreciated using the straight-line method. Effective with the Acquisition (as defined below), properties were adjusted to their estimated fair values and are being depreciated on a straight-line basis.

    Effective January 1, 1992, the Company prospectively changed its estimates of depreciable lives of certain machinery and equipment. These changes were made to better reflect the estimated periods during which such assets will remain in service. For the year ended December 31, 1992, the change had the effect of reducing depreciation expense by $38 million and net loss by $24 million. Subsequent to the change, depreciation is provided over useful lives of 30 to 50 years for buildings and 2 to 25 years for equipment.

    Assets under capital leases principally arose in connection with sale and leaseback transactions as described in Note 9 and are stated at the present value of future minimum lease payments. These assets are amortized over the respective periods of the leases which range from 15 to 25 years. Amortization of assets under capital leases is included in depreciation expense.

    The Company follows the policy of capitalizing interest incurred in conjunction with major capital expenditure projects. The amounts capitalized in 1993, 1992 and 1991 were $8,369,000, $11,047,000 and $5,331,000, respectively.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    (E) Revenue Recognition--Sales of the Company's paper products are recorded upon shipment of products.

    (F) Environmental Expenditures--Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when material environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.

    (G) Goodwill--In 1988, FH Acquisition Corp., a company organized on behalf of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), acquired the Company in a leveraged buyout and was subsequently merged with and into the Company (the "Acquisition"). Goodwill (the acquisition costs in excess of the fair value of net assets of acquired businesses) acquired in connection with the Acquisition and the purchases of other businesses was amortized on a straight-line basis over 40 years through the third quarter of 1993 when the Company wrote off its remaining goodwill balance (see Note 4). The Company evaluates the carrying value of goodwill for possible impairment using a methodology which assesses whether forecasted cumulative net income before goodwill amortization is adequate to recover the future amortization of the Company's goodwill balance over the remaining amortization period of the goodwill.

    (H) Employee Benefit Plans--A substantial majority of the Company's employees are covered under defined contribution plans. The Company's annual contributions to defined contribution plans are based on pre-tax income, subject to percentage limitations on participants' earnings and a minimum return on shareholders' equity. In recent years, the Company made discretionary contributions as permitted under the plans. Participants may also contribute a certain percent of their wages to the plans. Costs charged to operations for defined contributions plans were approximately $12,725,000, $11,716,000 and $12,231,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

    Employees retiring prior to February 1, 1990 from the Company's U.S. tissue operations who have met certain eligibility requirements are entitled to postretirement health care benefit coverage. These benefits are subject to deductibles, copayment provisions, a lifetime maximum benefit and other limitations. In addition, employees who retire after January 31, 1990 at age 55 or older with ten years of service may purchase health care benefit coverage from the Company up to age 65. The Company has reserved the right to change or terminate this benefit at any time. As of January 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The standard requires that the expected cost of postretirement health care benefits be charged to expense during the years that employees render service (see Note 10). Prior to 1992, the annual cost of these benefits had been expensed as claims and premiums were paid. Employees of the Company's U.K. tissue operations are not entitled to Company-provided postretirement benefit coverage.

    In November 1992, the Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postretirement Benefits." This new standard requires that the expected cost of benefits to be provided to former or inactive employees after employment but before retirement be charged to expense during the years that the employees render service. In the fourth quarter of 1992, the Company retroactively adopted the new standard effective January 1, 1992. Adoption of the new accounting standard had no effect on the Company's 1992 consolidated statement of income.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    (I) Interest Rate Cap and Swap Agreements--The cost of interest rate cap agreements is amortized over the respective lives of the agreements. The differential to be paid or received in connection with interest rate swap agreements is accrued as interest rates change and is recognized over the lives of the agreements.

    (J) Income Taxes--Effective January 1, 1992, the Company has adopted SFAS No. 109, "Accounting for Income Taxes." The Company had previously adopted SFAS No. 96, "Accounting for Income Taxes" in 1988. As a result of the accounting change, the Company reclassified certain deferred tax benefits from long-term deferred income taxes payable to current assets in the accompanying 1992 consolidated balance sheet. The adoption of SFAS No. 109 had no effect on the Company's provision for income taxes for the year ended December 31, 1992.

    Deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The principal difference relates to depreciation expense. Deferred income tax expense represents the change in the deferred income tax asset and liability balances, excluding the deferred tax benefit related to extraordinary losses.

    (K) Earnings (Loss) Per Share--Earnings (loss) per share has been computed on the basis of the average number of common shares outstanding during the years. The average number of shares used in the computation was 38,107,154, 38,107,453 and 34,868,321 for the years ended December 31, 1993, 1992 and 1991, respectively. The assumed exercise of all outstanding stock options has been excluded from the computation of earnings (loss) per share in 1993, 1992 and 1991 because the result was antidilutive.

    (L) Segment Information--The Company operates in one industry segment as a manufacturer, converter and marketer of a diversified line of single-use paper products for the home and away-from-home markets.

2. INVENTORIES

    Inventories are summarized as follows:
                                                             DECEMBER 31,
                                                         --------------------
                                                           1993        1992
                                                         --------    --------
                                                            (IN THOUSANDS)
Components
  Raw materials and supplies..........................   $ 61,285    $ 53,872
  Finished and partly-finished products...............     56,984      47,103
                                                         --------    --------
                                                         $118,269    $100,975
                                                         --------    --------
                                                         --------    --------
Value at lower of cost or market:
  First-in, first-out (FIFO)..........................   $ 94,436    $ 82,805
  Average cost by specific lot........................     23,833      18,170
                                                         --------    --------
                                                         $118,269    $100,975
                                                         --------    --------
                                                         --------    --------

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

3. PROPERTY, PLANT AND EQUIPMENT

    The Company's major classes of property, plant and equipment are:

                                                           DECEMBER 31,
                                                     ------------------------
                                                        1993          1992
                                                     ----------    ----------
                                                          (IN THOUSANDS)
Land..............................................   $   44,429    $   44,631
Buildings.........................................      318,955       294,768
Machinery and equipment...........................    1,367,839     1,212,136
Construction in progress..........................      113,829       143,411
                                                     ----------    ----------
                                                     $1,845,052    $1,694,946
                                                     ----------    ----------
                                                     ----------    ----------

    Included in the property, plant and equipment totals above are assets under capital leases, as follows:
                                                           DECEMBER 31,
                                                     ------------------------
                                                        1993          1992
                                                     ----------    ----------
                                                          (IN THOUSANDS)
Buildings.........................................   $    3,989    $    3,998
Machinery and equipment...........................      185,624       179,487
                                                     ----------    ----------
Total assets under capital leases.................   $  189,613    $  183,485
                                                     ----------    ----------
                                                     ----------    ----------

4. GOODWILL

    Changes in the Company's goodwill are summarized as follows:

                                                YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                           1993           1992          1991
                                        -----------    ----------    ----------
Balance, beginning of year...........   $ 2,023,416    $2,075,525    $2,132,183
Acquisition of Stuart Edgar..........            --         6,043            --
Amortization of goodwill.............       (42,576)      (56,700)      (56,658)
Effects of foreign currency
  translation........................          (413)       (1,452)           --
Goodwill write-off...................    (1,980,427)           --            --
                                        -----------    ----------    ----------
Balance, end of year.................   $        --    $2,023,416    $2,075,525
                                        -----------    ----------    ----------
                                        -----------    ----------    ----------

    Low industry operating rates and aggressive competitive activity among tissue producers resulting from the recession, additions to capacity and other factors have been adversely affecting tissue industry operating conditions and the Company's operating results since 1991. Accordingly, the Company revised its projections and determined that its projected results would not support the future amortization of the Company's remaining goodwill balance of approximately $1.98 billion at September 30, 1993.

    The methodology employed to assess the recoverability of the Company's goodwill first involved the projection of operating results forward 35 years, which approximated the remaining amortization period of the goodwill as of October 1, 1993. The Company then evaluated the recoverability of goodwill

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

4. GOODWILL--(CONTINUED)
on the basis of this forecast of future operations. Based on such forecast, the cumulative net income before goodwill amortization of approximately $100 million over the remaining 35-year amortization period was insufficient to recover the goodwill balance. Accordingly, the Company wrote off its remaining goodwill balance of $1.98 billion in the third quarter of 1993.

    The Company's forecast assumed that sales volume increases would be limited to production from a new paper machine under construction at the Company's Muskogee mill which is scheduled to start-up in 1994 and that further capacity expansion was not justifiable given the Company's high leverage and adverse tissue industry operating conditions. Net selling price and cost increases were assumed to approximate 1% per year, based on the Company's annual historical price increase trend for the years 1984 through 1993 and management's estimates of future performance. Through the year 2001, the Company's projections indicated that interest expense would exceed operating income, which is determined after deducting annual depreciation expense. However, projected operating income before depreciation was adequate to cover projected interest expense. Inflation and interest rates were assumed to remain low at 1993 levels during the projected period. Each of the Company's higher yielding debt securities, the 12 3/8% Senior Subordinated Notes due 1997 (the "12 3/8% Notes"), the 12 5/8% Subordinated Debentures due 2000 (the "12 5/8% Debentures") and the 14 1/8% Junior Subordinated Discount Debentures due 2004 (the "14 1/8% Debentures"), were further assumed to be refinanced at lower interest rates. Total capital expenditures were projected to approximate $55-$80 million annually over the next ten years, plus $32 million in 1994 to complete the Muskogee mill expansion and another $32 million over 1994 and 1995 for a new coal-fired boiler under construction at the Company's Savannah River mill. Management believed that the projected future results based on these assumptions were the most likely scenario given the Company's high leverage and adverse tissue industry operating conditions.

5. OTHER ASSETS

    The components of other assets are as follows:
                                                              DECEMBER 31,
                                                           ------------------
                                                            1993       1992
                                                           -------    -------
                                                             (IN THOUSANDS)
Deferred loan costs, net of accumulated amortization....   $71,459    $70,983
Prepayments and other...................................     2,384      5,586
                                                           -------    -------
                                                           $73,843    $76,569
                                                           -------    -------
                                                           -------    -------

    Amortization of deferred loan costs for the years ended December 31, 1993, 1992 and 1991, totaled $13,488,000, $14,910,000 and $14,883,000, respectively.
During 1993, $19,297,000 of deferred loan costs were written off in conjunction with the retirement of long-term debt and $31,160,000 of deferred loan costs were incurred for the issuance of a new bank term loan (the "1993 Term Loan"), the 9 1/4% Senior Unsecured Notes due 2001 (the "9 1/4% Notes") and the 10% Subordinated Notes due 2003 (the "10% Notes") and for the purchase of interest rate caps. During 1991, $11,250,000 of deferred loan costs were written off in conjunction with the retirement of long-term debt and $11,058,000 of deferred loan costs were incurred for the issuance of Senior Secured Notes (see Note 8).

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

6. OTHER CURRENT LIABILITIES

    The components of other current liabilities are as follows:
                                                              DECEMBER 31,
                                                           ------------------
                                                            1993       1992
                                                           -------    -------
                                                             (IN THOUSANDS)
Salaries and wages......................................   $38,152    $35,939
Contributions to employee benefit plans.................    12,805     11,858
Taxes other than income taxes...........................     5,492      2,536
Other accrued expenses..................................    13,689     13,949
                                                           -------    -------
                                                           $70,138    $64,282
                                                           -------    -------
                                                           -------    -------

7. INCOME TAXES

    The income tax provision (credit) includes the following components:

                                                                    YEAR ENDED DECEMBER 31,
                                                               ---------------------------------
                                                                 1993         1992        1991
                                                               ---------    --------    --------
                                                                        (IN THOUSANDS)
Current
  Federal...................................................   $  (6,012)   $ 10,501    $  2,040
  State.....................................................         465         411         551
  Foreign...................................................        (225)         --       5,237
                                                               ---------    --------    --------
      Total current.........................................      (5,772)     10,912       7,828
Deferred
  Federal...................................................      (7,731)    (13,678)    (27,120)
  State.....................................................      (2,956)     (2,380)     (4,231)
  Foreign...................................................         145       4,748        (440)
                                                               ---------    --------    --------
      Total deferred........................................     (10,542)    (11,310)    (31,791)
                                                               ---------    --------    --------
                                                               $ (16,314)   $   (398)   $(23,963)
                                                               ---------    --------    --------
                                                               ---------    --------    --------

    The effective tax rate varied from the U.S. federal tax rate as a result of the following:

                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                                     1993     1992     1991
                                                                     -----    -----    -----
U.S. federal tax rate.............................................   (34.0)%  (34.0)%  (34.0)%
Amortization of intangibles.......................................    33.4     27.6     19.6
Interest on long-term income taxes................................      --      5.7      4.1
State income taxes net of U.S. tax benefit........................    (0.1)    (3.0)    (3.9)
Equity in net loss of Sweetheart..................................      --       --    (10.9)
Other, net........................................................    (0.1)     3.1      0.6
                                                                     -----    -----    -----
Effective tax rate................................................    (0.8)%   (0.6)%  (24.5)%
                                                                     -----    -----    -----
                                                                     -----    -----    -----

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

7. INCOME TAXES--(CONTINUED)
    The domestic and foreign components of loss before income taxes are as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               1993          1992        1991
                                                            -----------    --------    ---------
                                                                       (IN THOUSANDS)
Domestic.................................................   $(2,048,746)   $(85,597)   $(112,438)
Foreign..................................................        (7,686)     15,797       14,439
                                                            -----------    --------    ---------
                                                            $(2,056,432)   $(69,800)   $ (97,999)
                                                            -----------    --------    ---------
                                                            -----------    --------    ---------

    The net deferred income tax liability at December 31, 1993, includes $229 million related to property, plant and equipment. All other components of the gross deferred income tax assets and gross deferred income tax liabilities are individually not significant. The Company has not recorded a valuation allowance with respect to any deferred income tax asset.

    The Internal Revenue Service ("IRS") issued a statutory notice of deficiency ("Notice") to the Company in March 1992 for additional income tax for the 1988 tax year. The Notice resulted from an audit of the Company's 1988 tax year wherein the IRS adjusted income and disallowed deductions, including deductions for fees and expenses related to the Acquisition. The IRS also disallowed deductions for fees and expenses related to 1988 debt financing and refinancing transactions. In March 1992, the Company filed a petition in the U.S. Tax Court opposing substantially all of the claimed deficiency and the case was tried in September 1993. After the trial, the Company and the IRS executed an agreed Supplemental Stipulation of Facts by which the IRS and the Company partially settled the case by agreeing that certain fees and expenses (previously disallowed by the IRS and potentially representing approximately $26 million of tax liability) were properly deductible by the Company over the term of the 1988 debt financing and refinancing. In addition, the Company agreed to capitalize certain amounts identified by the IRS and paid additional federal income tax of approximately $5 million representing its liability with respect to the agreed adjustments. The U.S. Tax Court has not yet decided the points that remain in dispute in the case following the partial settlement. The Company estimates that if the IRS were to prevail in disallowing deductions for the fees and expenses remaining in dispute before the trial judge, the potential amount of additional taxes due the IRS on account of such disallowance for the period 1988 through 1993 would be approximately $31 million and for the periods after 1993 (assuming current statutory tax rates) would be approximately $11 million, in each case exclusive of IRS interest charges. Since the Company's 1988 tax case involves disputed issues of law and fact, the Company is unable to predict its final result with certainty. The Company believes, however, that its ultimate resolution will not have a material adverse effect on the Company's financial condition or on its results of operations.

    Subject to a favorable resolution of the dispute with the IRS with respect to the 1988 tax year, the Company has $65 million of net operating loss carryforwards for federal income tax purposes which expire as follows: $12 million in 2007 and $53 million in 2008.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

8. LONG-TERM DEBT

    Long-term debt and capital lease obligations, including amounts payable within one year, are summarized as follows (in thousands):

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1993          1992
                                                                      ----------    ----------
Term Loan, at prime plus 1.50% or, subject to certain limitations, at a reserve adjusted Eurodollar rate plus 2.25% subject to downward adjustment if certain financial criteria are met (at a weighted average rate of 5.72% at December 31, 1993), due in varying annual repayments with a final maturity of December 31,
  1996.............................................................   $  331,753    $  581,753
Revolving Credit Facility, at prime plus 1.50% or, subject to certain limitations, at a reserve adjusted Eurodollar rate plus
  2.25% subject to downward adjustment if certain financial
  criteria are met (at a weighted average rate of 6.13% at December
  31, 1993), due December 31, 1996.................................      243,700       216,000
1993 Term Loan, at prime plus 1.75% or, subject to certain
  limitations, at a reserve adjusted Eurodollar rate plus 3.0%
  (6.53% at December 31, 1993) due May 1, 1997.....................      100,000            --
Senior Secured Notes, at three month LIBOR plus 2.75% to 3.50%
  (6.13% to 6.88% at December 31, 1993), due in varying amounts
  between 1996 and 2000............................................      300,000       300,000
Senior Unsecured Notes, 9 1/4%, due March 15, 2001.................      450,000            --
Senior Subordinated Notes, 12 3/8%, due November 1, 1997...........      333,910       383,910
Subordinated Debentures, 12 5/8%, due November 1, 2000.............      383,910       383,910
Subordinated Notes, 10%, due March 15, 2003........................      300,000            --
Junior Subordinated Discount Debentures, 14 1/8%, due November 1,
  2004, $567 million face value....................................      506,186       441,606
Junior Subordinated Debentures, 14 5/8%, repurchased in 1993.......           --       517,846
Capital lease obligations, at interest rates approximating 10.9%...      184,023       186,082
Pollution Control Revenue Refunding Bonds, 7.90%, due October 1,
  2005.............................................................       42,000        42,000
Debt of foreign subsidiaries, at rates ranging from 6.38% to 7.42%,
  due in varying annual installments through March 2001............       47,106        37,667
                                                                      ----------    ----------
                                                                       3,222,588     3,090,774
Less: Current portion of long-term debt............................      112,750       137,747
                                                                      ----------    ----------
                                                                      $3,109,838    $2,953,027
                                                                      ----------    ----------
                                                                      ----------    ----------

    The aggregate fair values of the Company's long-term debt and capital lease obligations approximated $3,276 million and $3,116 million compared to aggregate carrying values of $3,223 million and $3,091 million at December 31, 1993 and 1992, respectively. The fair values of the Term Loan, Revolving Credit Facility and 1993 Term Loan are estimated based on secondary market transactions in such securities. Fair values for the Senior Secured Notes, the 9 1/4% Notes, the 12 3/8% Notes, the 12 5/8% Debentures, the 10% Notes, the 14 1/8% Debentures and the Pollution Control Revenue Refunding Bonds were estimated based on trading activity in such securities. Of the capital lease obligations, the fair values of 1991 Series Pass Through Certificates were estimated based on trading activity in such securities. The fair values of other capital lease obligations were estimated based on

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

8. LONG-TERM DEBT--(CONTINUED)
interest rates implicit in the valuation of the 1991 Series Pass Through Certificates. The fair value of debt of foreign subsidiaries is deemed to approximate its carrying amount.

    The 14 1/8% Debentures do not accrue interest in cash until November 1, 1994, and were issued at a discount to yield a 14 1/8% effective annual rate. The 14 1/8% Debentures will require payments of interest in cash commencing on May 1, 1995. For the years ended December 31, 1993, 1992, and 1991, interest related to these debentures was added to the balance due.

    On March 22, 1993, the Company sold $450 million principal amount of 9 1/4% Notes and $300 million principal amount of 10% Notes in a registered public offering. On April 21, 1993, the Company borrowed $100 million pursuant to the 1993 Term Loan. Proceeds from the sale of the 9 1/4% Notes and the 10% Notes and from the 1993 Term Loan were applied to the prepayment of $250 million of the Term Loan, to the repayment of a portion of the Company's indebtedness under the Revolving Credit Facility, to the repurchase of all the Company's outstanding Junior Subordinated Debentures due 2004 (the "14 5/8% Debentures") and to the payment of fees and expenses. As a result of the repayment of $250 million of the Term Loan and the repurchases of the 14 5/8% Debentures, the Company incurred an extraordinary loss of $10 million (net of income taxes of $6 million) representing the write-off of unamortized deferred loan costs.

    The 9 1/4% Notes are senior unsecured obligations of the Company, rank equally in right of payment with the other senior indebtedness of the Company and are senior to all existing and future subordinated indebtedness of the Company. The 10% Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company, including the 12 3/8% Notes, rank equally with the 12 5/8% Debentures and constitute senior indebtedness with respect to the 14 1/8% Debentures. The 1993 Term Loan bears interest, at the Company's option, at Bankers Trust's prime rate, plus 1.75% or, subject to certain limitations, at a reserve adjusted Eurodollar rate, plus 3.00%, and matures May 1, 1997. The 1993 Term Loan constitutes senior secured indebtedness of the Company.

    In connection with the sale of the 9 1/4% Notes and the 10% Notes and the borrowing under the 1993 Term loan, the Company amended its Bank Credit Agreement and the Senior Secured Note Agreement. Among other changes, the amendments reduced domestic capital spending limits. In addition, the Company's required ratios of earnings before non-cash charges, interest and taxes to cash interest were lowered to give effect to the greater amount of the Company's cash interest payments as a result of the issuance of the 9 1/4% Notes and 10% Notes and subsequent repurchases of 14 5/8% Debentures.

    The Company redeemed $50 million of its 12 3/8% Notes at the redemption price of 105% of the principal amount thereof on November 1, 1993, the first date that such notes were redeemable. The redemption was funded principally from excess funds from the sale of the 9 1/4% Notes and the 10% Notes. In connection with the redemption, the Company incurred an extraordinary loss of $2 million (net of income taxes of $1 million), representing the redemption premium and unamortized deferred loan costs.

    In 1991, Fort Sterling entered into a credit agreement to provide financing for the addition of a third paper machine and related equipment at its tissue mill. The facility consists of 20 million pound sterling (approximately $30 million) term loan due March 2001 and a 5 million pound sterling (approximately $7 million) revolving credit facility due March 1996. In 1992, Fort Sterling entered into a second credit agreement to finance the acquisition of Stuart Edgar. This facility consists of a term

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

8. LONG-TERM DEBT--(CONTINUED)
loan due December 1997 with 3.4 million pounds sterling (approximately $5 million) outstanding at December 31, 1993, and a second term loan due December 1997 with 6.8 million pounds sterling (approximately $10 million ) outstanding at December 31, 1993. These credit agreements bear interest at floating rates and are secured by certain assets of Fort Sterling and Stuart Edgar but are nonrecourse to the Company.

    Obligations under the Bank Credit Agreement, the 1993 Term Loan Agreement and the Senior Secured Notes bear interest at floating rates. The Company's policy is to enter into interest rate cap and swap agreements as a hedge to effectively fix or limit its exposure to floating interest rates to, at a minimum, comply with the terms of these senior secured debt agreements. The Company is a party to interest rate cap agreements which limit the interest cost to the Company to 8.25% (including the Company's borrowing margin on Eurodollar rate loans) until June 1, 1996 with respect to $500 million of obligations under the Bank Credit Agreement. The Company is party to an interest rate swap agreement which effectively fixes the interest cost to the Company at 6.53% (including the Company's borrowing margin on Eurodollar rate loans) until April 21, 1994 with respect to the $100 million outstanding under the 1993 Term Loan Agreement. The Company is also a party to an interest rate cap agreement which limits the interest cost to the Company to rates between 11.25% and 12.00% until September 11, 1994 with respect to the $300 million received through the issuance of the Senior Secured Notes. At current market rates at December 31, 1993, the fair value of the Company's interest rate cap agreements is $1.6 million. The fair value of the interest rate swap agreement at December 31, 1993 is zero. The Company monitors the risk of default by the counterparties to the interest rate cap and swap agreements and does not anticipate nonperformance. Because current market interest rates are substantially lower than the rates in the Company's interest rate cap and swap agreements, nonperformance by the other parties to the interest rate cap and swap agreements would not result in a material loss to the Company.

    In addition to the scheduled mandatory annual repayments, the Bank Credit Agreement provides for mandatory repayments from proceeds of any significant asset sales (except for proceeds from certain foreign asset sales which are redeployed outside the U.S.), from proceeds of sale and leaseback transactions, and annually an amount equal to 50% of excess cash flow for the prior calendar year, as defined.

    Among other restrictions, the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Note Agreement, the foreign credit agreements and the Company's indentures: (1) restrict payments of dividends, repayments of subordinated debt, purchases of the Company's stock, additional borrowings and acquisition of property, plant and equipment; (2) require that the ratios of current assets to current liabilities, senior debt to adjusted net worth plus subordinated debt and earnings before non-cash charges, interest and taxes to cash interest be maintained at prescribed levels; (3) restrict the ability of the Company to make fundamental changes and to enter into new lines of business, the pledging of the Company's assets and guarantees of indebtedness of others and (4) limit dispositions of assets, the ability of the Company to enter lease and sale and leaseback transactions, and investments which might be made by the Company. The Company believes that such limitations should not impair its plans for continued maintenance and modernization of facilities or other operating activities.

    Pursuant to amendments to the Bank Credit Agreement and the Senior Secured Note Agreement and the completion of various transactions, at December 31, 1993, the Company may borrow up to $39 million to repurchase 14 1/8% Debentures.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

8. LONG-TERM DEBT--(CONTINUED)
    The Company believes that, notwithstanding the adverse tissue industry operating conditions and the non-cash charge to write-off the remaining balance of the Company's goodwill (see Note 4), cash provided by operations and access to debt financing in the public and private markets will be sufficient to enable it to fund maintenance and modernization capital expenditures and meet its debt service requirements for the foreseeable future. However, in the absence of improved financial results, it is likely that in 1995 the Company would be required to seek a waiver of the cash interest coverage covenant under the Bank Credit Agreement, the 1993 Term Loan Agreement and the Senior Secured Note Agreement because the Company's 14 1/8% Debentures will accrue interest in cash commencing on November 1, 1994 and will require payments of interest in cash on May 1, 1995. Although the Company believes that it will be able to obtain appropriate waivers from its lenders, there can be no assurance that this will be the case.

    Pursuant to 1993 amendments to the Bank Credit Agreement, the 1993 Term Loan Agreement and the Senior Secured Note Agreement, the required ratio of earnings before non-cash charges, interest and taxes to cash interest for the four fiscal quarters ending March 31, 1994 was reduced from 1.50 to 1.00 to 1.40 to 1.00.

    At December 31, 1993, receivables totaling $100 million, inventories totaling $118 million and property, plant and equipment with a net book value of $1,177 million were pledged as collateral under the terms of the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Note Agreement, the foreign credit agreements and under the indentures for sale and leaseback transactions.

    The Company is charged a 0.5% fee with respect to any unused balance available under its $350 million Revolving Credit Facility, and a 2% fee with respect to any letters of credit issued under the Revolving Credit Facility. At December 31, 1993, $244 million of borrowings reduced available capacity under the Revolving Credit Facility to $106 million.

    The aggregate annual maturities of long-term debt and capital lease obligations at December 31, 1993, are as follows (in thousands):

1994...........................................................   $  112,750
1995...........................................................      115,906
1996...........................................................      376,192
1997...........................................................      541,214
1998...........................................................       87,498
1999 and thereafter............................................    1,989,028
                                                                  ----------
                                                                  $3,222,588
                                                                  ----------
                                                                  ----------

9. SALE AND LEASEBACK TRANSACTIONS

    Buildings and machinery and equipment related to various capital additions at the Company's tissue mills were sold and leased back from various financial institutions (the "sale and leaseback transactions") for periods from 15 to 25 years. The terms of the sale and leaseback transactions contain restrictions which are less restrictive than the covenants of the Bank Credit Agreement described in Note 8.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

9. SALE AND LEASEBACK TRANSACTIONS--(CONTINUED)
    These leases are treated as capital leases in the accompanying consolidated financial statements. Future minimum lease payments at December 31, 1993, are as follows (in thousands):

YEAR ENDING DECEMBER 31,                                            AMOUNT
- ------------------------                                           --------
1994............................................................   $ 21,205
1995............................................................     23,397
1996............................................................     24,492
1997............................................................     24,492
1998............................................................     24,280
1999 and thereafter.............................................    386,412
                                                                   --------
Total payments..................................................    504,278
Less imputed interest at rates approximating 10.9%..............    320,255
                                                                   --------
Present value of capital lease obligations......................   $184,023
                                                                   --------
                                                                   --------

    Capital lease obligations incurred in 1991 totaling $82 million are considered noncash items and, accordingly, are not reflected in the consolidated statement of cash flows for 1991.

10. EMPLOYEE POSTRETIREMENT BENEFIT PLANS

    As of January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The cumulative effect on years prior to 1992 of adopting SFAS No. 106 is stated separately in the Company's consolidated statement of income for 1992 as a one-time after-tax charge of $10.6 million. This change in accounting principle, excluding the cumulative effect, decreased operating income by $2.1 million and $1.2 million in 1993 and 1992, respectively.

    Net periodic postretirement benefit cost included the following components (in thousands):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             ----------------
                                                              1993      1992
                                                             ------    ------
Service cost..............................................   $1,140    $  902
Interest cost.............................................    1,800     1,366
Other.....................................................       99        --
                                                             ------    ------
  Net periodic postretirement benefit cost................   $3,039    $2,268
                                                             ------    ------
                                                             ------    ------

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

10. EMPLOYEE POSTRETIREMENT BENEFIT PLANS--(CONTINUED)
    The following table sets forth the components of the plan's unfunded accumulated postretirement benefit obligation (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1993        1992
                                                         --------    --------
Accumulated postretirement benefit obligation:
  Retirees............................................   $  7,504    $  6,632
  Fully eligible active plan participants.............      4,401       2,890
  Other active plan participants......................     12,037      13,558
                                                         --------    --------
                                                         23,942..      23,080
Unrecognized actuarial losses.........................     (3,517)     (4,800)
                                                         --------    --------
Accrued postretirement benefit cost...................   $ 20,425    $ 18,280
                                                         --------    --------
                                                         --------    --------

    The medical trend rate assumed in the determination of the accumulated postretirement benefit obligation at December 31, 1993 begins at 12% in 1994, decreases 1% per year to 6% for 2000 and remains at that level thereafter. Increasing the assumed medical trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $2.9 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost by $0.5 million. The medical trend rate assumed in the determination of the accumulated postretirement benefit obligation at December 31, 1992 began at 14% in 1993, decreasing 1% per year to 7% for 2000 and remained at that level thereafter.

    The discount rate used in determining the accumulated postretirement benefit obligation was 7% and 8% compounded annually with respect to the 1993 and 1992 valuations, respectively.

11. SHAREHOLDERS' EQUITY (DEFICIT)

    The Company is authorized to issue up to          shares of $.01 par value
Voting Common Stock. At December 31, 1993, 38,107,778 shares were issued and 38,107,128 shares were outstanding. At December 31, 1992, 38,107,778 shares were issued and 38,107,453 shares were outstanding. In addition, 3,900,000 shares of $.01 par value Non-Voting Common Stock have been authorized, of which none were issued and outstanding at both December 31, 1993 and 1992.

    During 1991, the Company sold 8,849,549 shares of Voting Common Stock and 40,300 shares of Voting Common Stock with put right pursuant to a private placement of Common Stock. The net proceeds of the sales totaled $163.4 million. Also during 1991, 174,967 shares of Non-Voting Common Stock were exchanged on a one-for-one basis for Voting Common Stock.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

11. SHAREHOLDERS' EQUITY (DEFICIT)--(CONTINUED)

    Changes in the Company's shareholders' equity (deficit) accounts for the years ended December 31, 1993, 1992 and 1991, are as follows:

                                                       VOTING    NON-VOTING    CUMULATIVE     RETAINED
                                                       COMMON      COMMON      TRANSLATION    EARNINGS
                                                       STOCK       STOCK       ADJUSTMENT     (DEFICIT)
                                                       ------    ----------    -----------    --------
                                                                        (IN MILLIONS)
Balance, December 31, 1990..........................    $435        $  3          $   8       $   (432)
Net loss............................................      --          --             --           (111)
Issuance of Voting Common Stock.....................     163          --             --             --
Exchange of Non-Voting Common Stock for Voting
  Common Stock......................................       3          (3)            --             --
Amortization of the increase in fair market value of
  Voting Common Stock with put right................      --          --             --             (2)
Foreign currency translation adjustment.............      --          --             (1)            --
                                                       ------      -----          -----       --------
Balance, December 31, 1991..........................     601          --              7           (545)
Net loss............................................      --          --             --            (80)
Amortization of the increase in fair market value of
  Voting Common Stock with put right................      --          --             --             (1)
Foreign currency translation adjustment.............      --          --            (11)            --
                                                       ------      -----          -----       --------
Balance, December 31, 1992..........................     601          --             (4)          (626)
Net Loss............................................      --          --             --         (2,052)
Decrease in fair market value of Voting Common Stock
  with put right....................................      --          --             --              2
Foreign currency translation adjustment.............      --          --             (1)            --
                                                       ------      -----          -----       --------
Balance, December 31, 1993..........................    $601        $ --          $  (5)      $ (2,676)
                                                       ------      -----          -----       --------
                                                       ------      -----          -----       --------

    The aggregate par value of the Voting Common Stock reported in the amounts above at December 31, 1993 was $381,071.

12. VOTING COMMON STOCK WITH PUT RIGHT

    Pursuant to an Amended and Restated Management Equity Participation Agreement, as amended (the "Management Equity Participation Agreement"), members of the Company's senior management have acquired shares of the Company's $.01 par value Voting Common Stock. In addition, the Fort Howard Corporation Management Equity Plan (the "Management Equity Plan") provides for the offer of Voting Common Stock and the grant of options to purchase Voting Common Stock to officers and certain other key employees of the Company. Officers or other key employees of the Company who purchase shares of Voting Common Stock or are granted options pursuant to the Management Equity Plan are required to enter into a Management Equity Plan Agreement with the Company and to become bound by the terms of the Company's stockholders agreement. All Voting Common Stock acquired by management investors, including shares acquired by the Company's former chairman and chief executive officer, are collectively referred to as the "Putable Shares."

    Beginning with the fifth anniversary of the respective dates of purchase of certain of the Putable Shares to the date on which 15% or more of the Company's Voting Common Stock has been sold in one or more public offerings, specified percentages of the shares may be put to the Company at the option of

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

12. VOTING COMMON STOCK WITH PUT RIGHT--(CONTINUED) the holders thereof, with certain limitations, at their fair market value. Subject to certain exceptions, the Management Equity Participation Agreement and Management Equity Plan also provide that management investors who terminate their employment with the Company shall sell their shares of Voting Common Stock and vested options to the Company or its designee. Subject to certain exceptions, options which have not vested at the time a management investor's employment is terminated are forfeited to the Company. At the time of his resignation, all the Putable Shares then owned by the Company's former chairman and chief executive officer became putable to the Company.

    During 1993, the Company decreased the estimated fair market valuation of its Common Stock as a result of the effects of adverse tissue industry operating conditions on its long-term earnings forecast and, as a result, reduced the carrying amount of its Voting Common Stock with put right to its original cost. The effect of the adjustment was to reduce both the Voting Common Stock with put right and the deficit in retained earnings by approximately $1.4 million.

    Changes in the Company's Voting Common Stock with put right are as follows (in thousands, except number of shares):

                                                    YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  1993       1992       1991
                                                 -------    -------    -------
Balance, beginning of year....................   $13,219    $12,963    $ 9,574
Issuance of 40,300 shares including 32,071
  shares from treasury........................        --         --        744
Amortization of the increase (decrease) in
  fair market value and increased vested
  portion of Putable Shares...................    (1,399)       256      2,645
                                                 -------    -------    -------
Balance, end of year..........................   $11,820    $13,219    $12,963
                                                 -------    -------    -------
                                                 -------    -------    -------

13. STOCK OPTIONS

    Pursuant to the Management Equity Participation Agreement and the Management Equity Plan, 5,253,463 shares of Voting Common Stock are reserved for sale to officers and key employees as stock options. The exercisability of such options is subject to certain conditions. Options must be exercised within ten years of the date of grant. All options and shares to be issued under the terms of these plans are restricted as to transferability. Under certain conditions, the Company has the right or obligation to redeem shares issued under terms of the options at a price equal to their fair market value.

    All options outstanding at December 31, 1993, except for fully vested options held by the Company's former chairman and chief executive officer, have a vesting schedule of twenty percent per year, measured from the date of initial grant. Any such options will be subject to partial acceleration of vesting in the event of death or disability and must be exercised within 10 years of the date of grant.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

13. STOCK OPTIONS--(CONTINUED)
    Changes in stock options outstanding are summarized as follows:

                                                                  EXERCISE
                                                  NUMBER OF         PRICE
                                                   OPTIONS       PER OPTION
                                                  ---------    ---------------
Balance, December 31, 1990.....................   3,137,303    $15.38 to 20.77
  Options Granted..............................     890,240              18.46
  Options Cancelled............................    (363,740)    15.38 to 20.77
                                                  ---------    ---------------
Balance, December 31, 1991.....................   3,663,803     15.38 to 18.46
  Options Granted..............................      80,600              18.46
  Options Cancelled............................      (6,890)    15.38 to 18.46
                                                  ---------    ---------------
Balance, December 31, 1992.....................   3,737,513     15.38 to 18.46
  Options Granted..............................      98,800              18.46
  Options Cancelled............................     (10,660)    15.38 to 18.46
                                                  ---------    ---------------
Balance, December 31, 1993.....................   3,825,653    $15.38 to 18.46
                                                  ---------    ---------------
                                                  ---------    ---------------
Exercisable at December 31, 1993...............   3,233,737    $15.38 to 18.46
                                                  ---------    ---------------
                                                  ---------    ---------------
Shares available for future grant at December
  31, 1993.....................................   1,427,810
                                                  ---------
                                                  ---------

    The Company amortizes the excess of the fair market value of its Common Stock over the strike price of options granted to employees over the periods the options vest. Due to the effects of adverse tissue industry operating conditions on its long-term earnings forecast, the Company decreased the estimated fair market valuation of its Common Stock and, as a result, reversed all previously accrued employee stock compensation expense in 1993. The reversal of the accrued employee stock compensation expense resulted in a credit to operations of $7,832,000 for 1993. Employee stock compensation expense was $1,120,000 and $1,256,000 for 1992 and 1991, respectively.

14. RELATED PARTY TRANSACTIONS

    Morgan Stanley Group Inc. ("Morgan Stanley Group") and an affiliate acquired a substantial majority equity interest in the Company to effect the Acquisition. At December 31, 1993, Morgan Stanley Group and its affiliates controlled 57% (on a fully diluted basis) of the Company's Voting Common Stock.

    The Company has entered into an agreement with Morgan Stanley & Co. Incorporated ("MS&Co") for financial advisory services in consideration for which the Company will pay MS&Co an annual fee of $1 million. MS&Co will also be entitled to reimbursement for all reasonable expenses incurred in the performance of the foregoing services. The Company paid MS&Co $1,046,000, $1,096,000 and $1,064,000 for these and other miscellaneous services in 1993, 1992 and 1991, respectively. In 1993, MS&Co received approximately $19.5 million related to the underwriting of the issuance of the 1993 Notes. In 1992, MS&Co received approximately $0.7 million related to the underwriting of the reissuance of the Company's Development Authority of Effingham County Pollution Control Revenue Refunding Bonds, Series 1988. In connection with a 1991 sale and leaseback transaction, MS&Co received approximately $2.9 million of advisory and underwriting fees. Also in

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

14. RELATED PARTY TRANSACTIONS--(CONTINUED)
1991, in connection with the offering of Senior Secured Notes, MS&Co received approximately $6.8 million of advisory fees.

    MS&Co served as lead underwriter for the initial offering of the Company's subordinated debt securities and since the Acquisition has been a market maker with respect to those securities. In connection with the 1991 repurchases of the Company's subordinated debt securities, $52.8 million aggregate principal amount at maturity of the 14 5/8% Debentures and $132.7 million aggregate principal amount at maturity of the 14 1/8% Debentures were purchased through MS&Co. In addition, $46.5 million and $77.5 million aggregate principal amount at maturity of the 14 1/8% Debentures were purchased from Leeway & Co. and First Plaza Group Trust, respectively, shareholders of the Company. The purchases were made in negotiated transactions at market prices.

15. COMMITMENTS AND CONTINGENCIES

    In 1992, the Company commenced the installation of a fifth paper machine, environmental protection equipment and associated facilities at its Muskogee, Oklahoma tissue mill. The expansion is planned for completion in 1994 at an estimated cost of $140 million. Total expenditures for the expansion through December 31, 1993 were $109 million.

    The Company's domestic manufacturing operations are subject to regulation by various federal, state and local authorities concerned with the limitation and control of emissions and discharges to the air and waters and the handling, use and disposal of specified chemicals and solid waste. The Company's United Kingdom operations are subject to similar regulation.

    The Company has made significant capital expenditures in the past to comply with environmental regulations. Future environmental legislation and developing regulations are expected to further limit emission and discharge levels and to expand the scope of regulation, all of which will require continuing capital expenditures. There can be no assurance that such costs would not be material to the Company.


    The Company operates a licensed solid waste landfill at each of its tissue mills in the United States to dispose of residue from recycling wastepaper and ash from coal-fired boilers. In March 1990, the Company began a remedial investigation of its Green Bay, Wisconsin landfill. The investigation is being overseen by the United States Environmental Protection Agency under authority granted to the agency by the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as the "Superfund Act." A Preliminary Health Assessment released by the United States Department of Health and Human Services in January 1992 reported that the Company's Green Bay landfill does not pose any apparent public health hazard. Based upon the results of the remedial investigation through December 31, 1993, the Company believes that costs or expenditures associated with any future remedial action, were it to be required, would not have a material adverse effect on the Company's financial condition or on its results of operations.


    Except for the Green Bay landfill site, the Company is not presently named as a potentially responsible party at any other Superfund related sites; however, there can be no certainty that the Company will not be named as a potentially responsible party at any other sites in the future or that the costs associated with those sites would not be material.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

    The Company and its subsidiaries are parties to lawsuits and state and federal administrative proceedings in connections with their businesses. Although the final results in such suits and proceedings cannot be predicted with certainty, the Company believes that they will not have a material adverse effect on the Company's financial condition or on its results of operations.


16. GEOGRAPHIC INFORMATION

    A summary of the Company's operations by geographic area as of December 31, 1993, 1992 and 1991, and for the years then ended is presented below (in thousands):

                                                           UNITED        UNITED
                                                           STATES       KINGDOM     CONSOLIDATED
                                                         -----------    --------    ------------
1993
  Net sales...........................................   $ 1,044,174    $143,213    $  1,187,387
  Operating loss......................................    (1,715,777)       (859)     (1,716,636)
  Identifiable operating assets.......................     1,486,166     163,621       1,649,787

1992
  Net sales...........................................   $ 1,008,129    $143,222    $  1,151,351
  Operating income....................................       253,437      17,238         270,675
  Identifiable operating assets.......................     3,411,833     162,734       3,574,567

1991
  Net sales...........................................   $ 1,027,969    $110,241    $  1,138,210
  Operating income....................................       254,603      15,929         270,532
  Identifiable operating assets.......................     3,373,199      96,603       3,469,802

    Intercompany sales and charges between geographic areas and export sales are not material.

    In 1993, the Company determined that its projected results would not support the future amortization of the Company's remaining goodwill balance. Accordingly, the Company wrote off its remaining goodwill balance of $1,980 million in the third quarter of 1993, resulting in charges of $1,968 million and $12 million to the operating income of the United States and United Kingdom operations, respectively.

    In 1992, the Company changed its estimates of the depreciable lives of certain machinery and equipment resulting in a reduction of depreciation expense and an increase in operating income of $38 million in the United States.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1993

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    A summary of the quarterly results of operations for 1993 and 1992 follows (in millions, except per share data):

                                                     FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                    QUARTER    QUARTER    QUARTER    QUARTER     YEAR
                                                    -------    -------    -------    -------    -------
1993
  Net sales......................................   $   285    $   302    $   309    $   291    $ 1,187
  Gross income...................................        96        101        109         97        403
  Operating income (loss)........................        56         61     (1,905)        71     (1,717)
  Net loss before extraordinary items............       (26)       (24)    (1,986)        (4)    (2,040)
  Extraordinary items--losses on debt
    repurchases..................................       (10)        --         --         (2)       (12)
  Net loss.......................................       (36)       (24)    (1,986)        (6)    (2,052)
  Loss per share:
    Net loss before extraordinary items..........     (0.69)     (0.62)    (52.12)     (0.10)    (53.54)
    Extraordinary items--losses on debt
      repurchases................................     (0.25)        --         --      (0.06)     (0.31)
    Net loss per share...........................     (0.94)     (0.62)    (52.12)     (0.16)    (53.85)
  Dividends per share............................        --         --         --         --         --

1992
  Net sales......................................   $   276    $   282    $   308    $   285    $ 1,151
  Gross income...................................       106        110        114         95        425
  Operating income...............................        66         72         75         58        271
  Net loss before adjustment for accounting
    change.......................................       (17)       (13)       (11)       (28)       (69)
  Adjustment for adoption of SFAS No. 106........       (11)        --         --         --        (11)
  Net loss.......................................       (28)       (13)       (11)       (28)       (80)
  Loss per share:
    Net loss before adjustment for accounting
      change.....................................     (0.45)     (0.33)     (0.30)     (0.73)     (1.82)
    Adjustment for adoption of SFAS No. 106......     (0.28)        --         --         --      (0.28)
    Net loss per share...........................     (0.73)     (0.33)     (0.30)     (0.73)     (2.10)
  Dividends per share............................        --         --         --         --         --

18. SUBSEQUENT EVENT

    On             , 1994, the Company's shareholders approved an increase in
the number of authorized shares of Common Stock to     shares and approved a
6.50-for-one stock split of the Common Stock, effective             , 1995. All
share and per share amounts included in the consolidated financial statements and notes thereto have been restated to give effect to the increase in authorized shares and the stock split.

                            FORT HOWARD CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                       -----------------------
                                                                         1994         1993
                                                                       --------    -----------
Net sales...........................................................   $930,697    $   895,768
Cost of sales.......................................................    624,399        590,147
                                                                       --------    -----------
Gross income........................................................    306,298        305,621
Selling, general and administrative.................................     82,092         70,707
Amortization of goodwill............................................         --         42,576
Goodwill write-off..................................................         --      1,980,427
                                                                       --------    -----------
Operating income (loss).............................................    224,206     (1,788,089)
Interest expense....................................................    251,562        259,157
Other income (expense), net.........................................       (215)         5,475
                                                                       --------    -----------
Loss before taxes...................................................    (27,571)    (2,041,771)
Income tax credit...................................................    (10,640)        (5,483)
                                                                       --------    -----------
Loss before extraordinary item......................................    (16,931)    (2,036,288)
Extraordinary item--loss on debt repurchases (net of income taxes of
  $14,731 in 1994 and $5,982 in 1993)...............................    (28,170)        (9,760)
                                                                       --------    -----------
Net loss............................................................   $(45,101)   $(2,046,048)
                                                                       --------    -----------
                                                                       --------    -----------
Loss per common share:
  Net loss before extraordinary item................................   $  (0.44)   $    (53.44)
  Extraordinary item................................................      (0.74)         (0.25)
                                                                       --------    -----------
  Net loss..........................................................   $  (1.18)   $    (53.69)
                                                                       --------    -----------
                                                                       --------    -----------
Average shares outstanding..........................................     38,104         38,107
                                                                       --------    -----------
                                                                       --------    -----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            FORT HOWARD CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                             SEPTEMBER 30, 1994    DECEMBER 31, 1993
                                                             ------------------    -----------------
    ASSETS
Current assets:
  Cash and cash equivalents...............................      $        637          $       227
  Receivables, less allowances of $1,923 in 1994 and
    $2,366 in 1993........................................           132,731              105,834
  Inventories.............................................           123,891              118,269
  Deferred income taxes...................................            14,000               14,000
  Income taxes receivable.................................             5,600                9,500
                                                             ------------------    -----------------
      Total current assets................................           276,859              247,830
Property, plant and equipment.............................         1,917,811            1,845,052
  Less: Accumulated depreciation..........................           588,009              516,938
                                                             ------------------    -----------------
      Net property, plant and equipment...................         1,329,802            1,328,114
Other assets..............................................            71,675               73,843
                                                             ------------------    -----------------
      Total assets........................................      $  1,678,336          $ 1,649,787
                                                             ------------------    -----------------
                                                             ------------------    -----------------

    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable........................................      $    102,751          $   101,665
  Interest payable........................................            35,084               54,854
  Income taxes payable....................................            12,137                  122
  Other current liabilities...............................            66,326               70,138
  Current portion of long-term debt.......................            15,474              112,750
                                                             ------------------    -----------------
      Total current liabilities...........................           231,772              339,529
Long-term debt............................................         3,322,482            3,109,838
Deferred and other long-term income taxes.................           211,817              243,437
Other liabilities.........................................            23,438               26,088
Common Stock with put right...............................            11,711               11,820
Shareholders' equity (deficit):
  Common Stock............................................           600,471              600,459
  Cumulative translation adjustment.......................            (1,961)              (5,091)
  Retained earnings (deficit).............................        (2,721,394)          (2,676,293)
                                                             ------------------    -----------------
      Total shareholders' equity (deficit)................        (2,122,884)          (2,080,925)
                                                             ------------------    -----------------
      Total liabilities and shareholders' equity
        (deficit).........................................      $  1,678,336          $ 1,649,787
                                                             ------------------    -----------------
                                                             ------------------    -----------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            FORT HOWARD CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                      ------------------------
                                                                        1994          1993
                                                                      ---------    -----------
Cash provided from (used for) operations:
  Net loss.........................................................   $ (45,101)   $(2,046,048)
  Depreciation and amortization....................................      69,786        105,469
  Goodwill write-off...............................................          --      1,980,427
  Employee stock compensation......................................          --         (7,832)
  Non-cash interest expense........................................      64,759         80,109
  Deferred income tax credit.......................................     (19,698)       (12,360)
  Pre-tax loss on debt repurchases.................................      42,901         15,742
  Increase in receivables..........................................     (26,897)       (19,798)
  Increase in inventories..........................................      (5,622)        (3,113)
  (Increase) decrease in income taxes receivable...................       3,900         (2,500)
  Increase (decrease) in accounts payable..........................       1,086        (14,471)
  Increase (decrease) in interest payable..........................     (19,770)        29,139
  Increase in income taxes payable.................................         776          1,077
  All other, net...................................................      (8,418)         8,577
                                                                      ---------    -----------
      Net cash provided from operations............................      57,702        114,418
Cash used for investment activity:
  Additions to property, plant and equipment.......................     (64,674)      (107,384)
Cash provided from (used for) financing activities:
  Proceeds from long-term borrowings...............................     750,000        858,090
  Repayment of long-term borrowings................................    (721,034)      (833,565)
  Debt issuance costs..............................................     (21,584)       (30,983)
                                                                      ---------    -----------
      Net cash provided from (used for) financing activities.......       7,382         (6,458)
                                                                      ---------    -----------
Increase in cash...................................................         410            576
Cash at beginning of period........................................         227            188
                                                                      ---------    -----------
  Cash at end of period............................................   $     637    $       764
                                                                      ---------    -----------
                                                                      ---------    -----------
Supplemental Cash Flow Disclosures:
  Interest paid....................................................   $ 210,091    $   155,504
  Income taxes paid (refunded), net................................      (8,696)        (2,716)

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            FORT HOWARD CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The condensed consolidated financial statements reflect all adjustments (consisting only of normally recurring accruals, except for extraordinary items related to debt repurchases described in Note 5 and the goodwill write-off described in Note 4) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Certain reclassifications have been made to conform prior years' data to the current format.

2. LOSS PER SHARE

    Loss per share is computed on the basis of the weighted average number of common shares outstanding during the periods. The weighted average number of common shares outstanding for the nine month periods ended September 30, 1994 and 1993 were 38,103,878 and 38,107,167, respectively. The assumed exercise of all outstanding stock options has been excluded from the computation of loss per share for the nine month periods ended September 30, 1994 and 1993 because the results were antidilutive.

3. INVENTORIES

    Inventories consist of:

                                                     SEPTEMBER 30,    DECEMBER 31,
                                                         1994             1993
                                                     -------------    ------------
                                                            (IN THOUSANDS)
Raw materials and supplies........................     $  57,681        $ 61,285
Finished and partly-finished products.............        66,210          56,984
                                                     -------------    ------------
                                                       $ 123,891        $118,269
                                                     -------------    ------------
                                                     -------------    ------------

4. GOODWILL WRITE-OFF

    Low industry operating rates and aggressive competitive activity among tissue producers resulting from the 1991-1992 recession, additions to industry capacity and other factors adversely affected tissue industry operating conditions and the Company's operating results beginning in 1991 and through the third quarter of 1993.

    As a result of these conditions, during the second quarter of 1993 the Company commenced an evaluation of the carrying value of its goodwill for possible impairment. The Company revised its projections and concluded its evaluation in the third quarter of 1993 determining that its forecasted cumulative net income before goodwill amortization was inadequate to recover the future amortization of the Company's goodwill balance over the remaining amortization period of the goodwill. Accordingly, the Company wrote off its remaining goodwill balance of $1.98 billion in the third quarter of 1993.

5. LONG-TERM DEBT

    On February 9, 1994, the Company sold $100 million principal amount of 8 1/4% Senior Unsecured Notes due 2002 (the "8 1/4% Notes") and $650 million principal amount of 9% Senior Subordinated Notes due 2006 (the "9% Notes") in a registered public offering (collectively, the "1994 Notes").

                            FORT HOWARD CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

5. LONG-TERM DEBT--(CONTINUED)
Proceeds from the sale of the 1994 Notes have been applied to the repurchase of all the remaining 12 3/8% Notes at the redemption price of 105% of the principal amount thereof, to the repurchase of $238 million of 12 5/8% Debentures at the redemption price of 105% of the principal amount thereof, to the prepayment of $100 million of the Term Loan, to the repayment of a portion of the Company's indebtedness under the Revolving Credit Facility and to the payment of fees and expenses.

    The 8 1/4% Notes are senior unsecured obligations of the Company, rank equally in right of payment with the other senior indebtedness of the Company and are senior to all existing and future subordinated indebtedness of the Company. The 9% Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company and constitute senior indebtedness with respect to the 10% Notes, the 12 5/8% Debentures and the 14 1/8% Debentures.

    In connection with the sale of the 1994 Notes, the Company amended the Bank Credit Agreement, the 1993 Term Loan Agreement and the Senior Secured Note Agreement. Among other changes, the amendments reduced the required ratio of earnings before non-cash charges, interest and taxes to cash interest for the four fiscal quarters ending March 31, 1994, to 1.40 to 1.00 from 1.50 to 1.00.

    The Company incurred an extraordinary loss of $28 million (net of income taxes of $15 million) in the first quarter of 1994 representing the redemption premiums on the repurchases of the 12 3/8% Notes and the 12 5/8% Debentures, and the write-off of deferred loan costs associated with the repayment of $100 million of the Term Loan and the repurchases of the 12 3/8% Notes and the 12 5/8% Debentures.

    On October 14, 1994, the Company entered into an amendment of its Bank Credit Agreement, 1993 Term Loan Agreement and Senior Secured Note Agreement. Among other things, this amendment adjusted certain financial covenants, including the reduction of the required ratio of earnings before non-cash charges, interest and taxes to cash interest to 1.25 to 1.00 from 1.50 to 1.00 and the increase of the maximum ratio of senior debt to adjusted net worth plus subordinated debt to 0.85 to 1.00 from 0.80 to 1.00 effective for the rolling four quarters ended December 31, 1994 through December 31, 1995. The ratios were adjusted to give effect to the Company's higher aggregate cash interest expense which results from the Company's 14 1/8% Debentures accruing interest in cash commencing on November 1, 1994, with payments of interest in cash commencing on May 1, 1995.

    At September 30, 1994, the available capacity under the Revolving Credit Facility was $120 million.

6. INCOME TAXES

    In 1992, the Internal Revenue Service (the "IRS") issued a statutory notice of deficiency (the "Notice") to the Company for additional income tax due for the 1988 tax year. In the Notice, the IRS disallowed deductions for its 1988 tax year for fees and expenses, other than interest, related to the 1988 debt financing and refinancing transactions. In disallowing these deductions, the IRS relied on Internal Revenue Code (the "Code") Section 162(k) (which denies deductions for otherwise deductible amounts paid or incurred in connection with stock redemptions). The Company had deducted a portion of the disallowed fees and expenses in 1988 and has been deducting the balance of the fees and expenses over the terms of the 1988 long-term debt financing and refinancing. Following receipt of the Notice, the Company filed a petition in the U.S. Tax Court contesting the deficiency. In August 1994, the U.S. Tax Court issued its opinion in which it essentially adopted the interpretation of Code Section 162(k) advanced by the IRS and disallowed the deductions claimed by the Company. At present, the U.S. Tax

                            FORT HOWARD CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

6. INCOME TAXES--(CONTINUED)
Court is preparing an order in which it will determine the amount of tax deficiency owed by the Company as a result of the court's decision. The Company intends to appeal the U.S. Tax Court decision to the U.S. Court of Appeals for the Seventh Circuit. If the decision of the U.S. Tax Court is ultimately sustained, the Company estimates that the potential amount of additional taxes due on account of such disallowance for the period 1988 through 1994 would be approximately $39 million and for the period after 1994 (assuming current statutory tax rates) would be approximately $4 million, in each case exclusive of interest. In anticipation of its appeal, the Company has paid to the IRS additional tax of approximately $5 million potentially due for its 1988 tax year pursuant to the U.S. Tax Court opinion along with $4 million for the interest accrued on such additional taxes. While the Company is unable to predict the final result of its appeal of the U.S. Tax Court decision with certainty, it has accrued for the potential tax liability as well as for the interest charges thereon for the period 1988 through 1994 and thus the Company believes that the ultimate resolution of this case will not have a material adverse effect on the Company's financial condition or on its results of operations.

    During the third quarter of 1994, the Company reclassified $11 million from the liability for other long-term income taxes to the liability for current income taxes principally to reflect the payments totaling $9 million made to the IRS in October 1994.

7. STOCK OPTIONS

    The Company amortizes the excess of the fair market value of its Common Stock over the strike price of options granted to employees over the period the options vest. Due to the effects of adverse tissue industry operating conditions on its long-term earnings forecast as of September 30, 1993, the Company decreased the estimated fair market valuation of its Common Stock and, as a result, reversed all previously accrued employee stock compensation expense in the third quarter of 1993. The reversal of the accrued employee stock compensation expense resulted in a credit to operations of $7,832,000 for the first nine months of 1993.

8. COMMITMENTS AND CONTINGENCIES


    The Company and its subsidiaries are parties to lawsuits and state and federal administrative proceedings in connection with their businesses. Although the final results in such suits and proceedings cannot be predicted with certainty, the Company presently believes that, aside from what is discussed below, such suits and proceedings will not have a material adverse effect on the Company's financial condition or results of operations.



    Since July 1992, the Company has been participating with a coalition consisting of industry, local government, state regulatory commission and public interest members studying the nature and extent of PCB (polychlorinated biphenyl) and other sediment contamination of the Lower Fox River in northeast Wisconsin. The objective of the coalition is to identify, recommend and implement cost effective remediation of contaminated deposits which can be implemented on a voluntary basis. One of the industry coalition members, in cooperation with the Wisconsin Department of National Resources, is in the process of undertaking a demonstration of river remediation techniques on the Lower Fox River to remediate one sediment deposit located approximately 35 miles upstream from the Company's Green Bay, Wisconsin mill.

                            FORT HOWARD CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

8. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

    The Company's participation in the studies undertaken by the coalition is voluntary and its contributions to funding those activities, to date, have not been significant. Based upon presently available information the Company believes that there are additional parties, some of which may have substantial resources, who may in the future contribute to the remediation effort. Because the methods to be employed and the remediation standards to be achieved to remediate the Lower Fox River sediment contamination have not been determined and because the number of additional parties and their resources at the time remediation is undertaken has not been determined, the Company cannot estimate its ultimate share of the liability arising out of this matter, and it cannot conclude that its share would not be material.



    On June 20, 1994, the United States Department of Interior, Fish and Wildlife Service ("FWS"), a federal natural resources trustee, informed the Company that it had identified the Company and four other companies with facilities located along the Lower Fox River as potentially responsible parties for purposes of natural resource liability under CERCLA, commonly known as the "Superfund Act," and the Federal Water Pollution Control Act arising from alleged releases of PCBs to the Fox River and Green Bay system. The FWS alleges that natural resources including endangered species, fish, birds and tribal lands or lands held by the United States in trust for various tribes have been exposed to PCBs that were released from facilities located along the Fox River. The FWS has stated that it intends to undertake an assessment to determine and quantify the nature and extent of injury to natural resources. The FWS has invited the Company and the other four companies to participate in the development of the type and scope of the assessment and in the performance of the assessment, pursuant to federal regulations. It is anticipated that any assessment would require considerable time to complete. Given the preliminary nature of this action and the absence of any factual analysis, it is not possible at this time to estimate the Company's potential liability on this matter, but it cannot conclude that such liability would not be material.


    In March 1990, the Company began a remedial investigation of its Green Bay, Wisconsin landfill. The investigation was conducted under the oversight of the U.S. Environmental Protection Agency (the "U.S. EPA") under authority granted to the agency by the Comprehensive Environmental Response, Compensation and Liability Act. A Preliminary Health Assessment released by the United States Department of Health and Human Services in January 1992 reported that the Company's Green Bay landfill does not pose any apparent public health hazard. In April 1994, the Company forwarded its final Remedial Investigation Report (the "RI Report") for the landfill to the U.S. EPA for its review. The RI Report concluded, among other things, that no further remedial action is required at the landfill other than the continued operation of the currently in-place control systems and operating practices. In September 1994, after consultation with the Wisconsin Department of Natural Resources and the Oneida Tribe of Indians of Wisconsin (a neighboring business entity), the U.S. EPA formally notified the Company that the RI Report had been accepted, that no further action was required by the Company and that the investigation was concluded.

9. SUBSEQUENT EVENT


    On             , 1994, the Company's shareholders approved an increase in
the number of authorized shares of Common Stock to       shares and approved a
6.50-for-one stock split of the Common Stock, effective           , 1995. All
share and per share amounts included in the condensed consolidated financial statements and notes thereto have been restated to give effect to the increase in authorized shares and the stock split.

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
PROSPECTUS (Subject to Completion)
Issued November 23, 1994

                                     Shares
                            Fort Howard Corporation
                                  COMMON STOCK
                              -------------------

ALL SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. OF THE
       SHARES OF COMMON STOCK BEING OFFERED,      SHARES ARE BEING OFFERED
    INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL
    UNDERWRITERS AND      SHARES ARE BEING OFFERED INITIALLY IN THE UNITED
      STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." PRIOR
      TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON
       STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL
       PUBLIC OFFERING PRICE WILL BE BETWEEN $     AND $     PER SHARE.
          SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS
                        TO BE CONSIDERED IN DETERMINING THE INITIAL
                              PUBLIC OFFERING PRICE.

                              -------------------

 THE COMPANY INTENDS TO APPLY TO HAVE THE COMMON STOCK APPROVED FOR LISTING ON
                                      THE
                        UNDER THE TRADING SYMBOL "   ".

                              -------------------

                   SEE "CERTAIN RISK FACTORS" FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                OFFENSE.

                              -------------------

                             PRICE $        A SHARE

                              -------------------

                                                                     UNDERWRITING
                                                        PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                         PUBLIC     COMMISSIONS(1)    COMPANY(2)
                                                        ---------   ---------------   -----------
Per Share............................................       $              $               $
Total(3).............................................       $              $               $

- ---------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting expenses payable by the Company estimated at $        .

(3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional shares at the price to public less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
    $        , $        and $        , respectively. See "Underwriters."

                              ----------------------

    The Shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about        , 1995, at the office of
Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in New York funds.
                              -------------------

MORGAN STANLEY & CO.
   International

      CS FIRST BOSTON

                 SALOMON BROTHERS INTERNATIONAL LIMITED

                           S.G.WARBURG SECURITIES

            , 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Set forth below is an estimate (except for the Commission registration fee
and the               listing fee) of the fees and expenses payable by the
Company in connection with the distribution of the Common Stock:

Securities and Exchange Commission registration fee.............   $118,966
Listing fee.....................................................      *
NASD filing fee.................................................     30,500
Printing and engraving costs....................................      *
Legal fees......................................................      *
Accountants' fees...............................................      *
Blue Sky qualification fees and expenses........................      *
Transfer Agent and Registrar fees...............................      *
Miscellaneous...................................................      *
                                                                   --------
      Total.....................................................   $  *
                                                                   --------
                                                                   --------

- ------------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The By-laws of the Company provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

    Reference is made to Article VII of the Underwriting Agreement contained in
Exhibit 1.1 hereto, which provides certain indemnification rights to the directors and officers of the Company.

    In addition, the Company maintains directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None

ITEM 16. EXHIBITS

 EXHIBIT
   NO.                                         DESCRIPTION
- ----------  ---------------------------------------------------------------------------------
 *1.1       --Form of Underwriting Agreement.
 *3.1       --Restated Certificate of Incorporation of the Registrant.
 *3.2       --Amended and Restated By-laws of the Registrant.
 *4.0       --Specimen Certificate of Common Stock.
  4.1       --Indenture dated as of February 1, 1994 between the Registrant and the Bank of
              New York, as Trustee, relating to 8 1/4% Senior Notes due 2002 (filed as
              Exhibit 4.1 to the Registrant's Registration Statement on Form S-2, No.
              33-51557, and incorporated herein by reference).
  4.2       --Indenture dated as of February 1, 1994 between the Registrant and the Bank of
              New York, as Trustee, relating to 9% Senior Subordinated Notes due 2006 (filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-2, No.
              33-51557, and incorporated herein by reference).
  4.3       --Indenture dated as of March 22, 1993 between the Registrant and Norwest Bank,
              N.A., as Trustee, relating to 9 1/4% Senior Unsecured Notes due 2001 (filed as
              Exhibit 4.1 to the Registrant's Registration Statement on Form S-2, No.
              33-51876, and incorporated herein by reference).
  4.4       --Indenture dated as of March 22, 1993 between the Registrant and United States
              Trust Company of New York, as Trustee, relating to 10% Subordinated Notes due
              2003 (filed as Exhibit 4.2 to the Registrant's Registration Statement on Form
              S-2, No. 33-51876, and incorporated herein by reference).
  4.5       --Amended and Restated Credit Agreement dated as of October 24, 1988, among the
              Registrant, FH Acquisition and Bankers Trust, as agent for the bank parties thereto, with respect to the Bank Bridge Loan, the Term Loan and the Revolving
              Credit Facility (filed as Exhibit No. 4.5 to Amendment No. 2 to the
              Registrant's Registration Statement on Form S-1, No. 33-23826, and incorporated herein by reference).
  4.5(A)    --Amendment No. 1 dated February 21, 1989 to the Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.E-1 to the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              1989, File No. 1-6901, and incorporated herein by reference).
  4.5(B)    --Amendment No. 2 dated October 20, 1989 to Amended and Restated Credit Agreement
              dated as of October 24, 1988 (filed with the Registrant's September 30, 1989
              Quarterly Report on Form 10-Q, File No. 1-6901, and incorporated herein by reference).
  4.5(C)    --Amendment No. 3 dated as of November 14, 1989 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed with the Registrant's September
              30, 1989 Quarterly Report on Form 10-Q, File No. 1-6901, and incorporated herein by reference).
  4.5(D)    --Amendment No. 4 dated as of November 9, 1990 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.J to the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              1990, File No. 1-6901, and incorporated herein by reference).
  4.5(E)    --Amendment No. 5 dated as of December 19, 1990 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.K to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1990,
              File No. 1-6901, and incorporated herein by reference).
  4.5(F)    --Amendment No. 6 dated as of September 11, 1991 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.A to the
              Registrant's Current Report on Form 8-K on September 13, 1991, File No. 1-6901,
              and incorporated herein by reference).
  4.5(G)    --Amendment No. 7 dated as of December 2, 1991 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit No. 4.N to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1991,
              File No. 1-6901, and incorporated herein by reference).
  4.5(H)    --Amendment No. 8 dated as of October 7, 1992 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.0 to Registrant's
              Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, File
              No. 1-6901, and incorporated herein by reference).

 EXHIBIT
   NO.                                         DESCRIPTION
- ----------  ---------------------------------------------------------------------------------
  4.5(I)    --Amended and Restated Amendment No. 8 dated as of November 12, 1992, to Amended and Restated Credit Agreement dated as of October 24, 1988 (filed as Exhibit
              4.P to Registrant's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1992, File No. 1-6901, and incorporated herein by reference).
  4.5(J)    --Form of Second Amended and Restated Amendment No. 8 dated as of March 4, 1993, to Amended and Restated Credit Agreement dated as of October 24, 1988 (filed as
              Exhibit 4.3(J) to the Registrant's Registration Statement on Form S-2, No.
              33-51876, and incorporated herein by reference).
  4.5(K)    --Amendment No. 9 dated as of December 31, 1993 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.4(L) to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1993,
              File No. 1-6901, and incorporated herein by reference).
  4.5(L)    --Amendment No. 10 dated as of October 14, 1994 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, File
              No. 1-6901, and incorporated herein by reference).
 *5.1       --Opinion of Shearman & Sterling.
 10.1       --Stockholders Agreement dated as of December 7, 1990, among the Registrant,
              Morgan Stanley Group, MSLEF II, certain institutional investors and the
              Management Investors which amends and restates the Stockholders and
              Registration Rights Agreement dated as of August 1, 1988, as amended (filed as
              Exhibit 10.C to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.2       --Management Incentive Plan as amended and restated as of December 10, 1992
              (filed as Exhibit 10.C to the Registrant's Annual Report on Form 10-K for the
              year ended December 31, 1992, File No. 1-6901, and incorporated herein by reference).
 10.3       --Supplemental Retirement Plan (filed as Exhibit No. 10.7 to Amendment No. 2 to the Registrant's Registration Statement on Form S-1, No. 33-23826, and
              incorporated herein by reference).
 10.3(A)    --Amendment No. 1 to the Supplemental Retirement Plan dated December 21, 1988
              (filed as Exhibit 10.P to the Registrant's Annual Report on Form 10-K for the
              year ended December 31, 1988, File No. 1-6901, and incorporated herein by reference).
 10.4       --Form of Supplemental Retirement Agreement for Mr. DeMeuse, as amended (filed as
              Exhibit 10.M to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1988, File No. 1-6901, and incorporated herein by reference).
 10.5       --Supplemental Retirement Agreements for certain directors and officers (filed as
              Exhibit 10.T to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1989, File No. 1-6901, and incorporated herein by reference).
 10.5(A)    --Form of Amendment No. 1 to Supplemental Retirement Agreements for certain directors and officers (filed as Exhibit 10.U to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.6       --Employment Agreements dated October 15, 1993, with the Company's Chief
              Executive Officer, Chief Operating Officer and Chief Financial Officer (filed as Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, File No. 1-6901, and incorporated herein by reference).
 10.7       --Amended and Restated Management Equity Participation Agreement dated as of
              August 8, 1988, among Holdings, Morgan Stanley, MSLEF II and the Management
              Investors (filed as Exhibit 10.9 to Amendment No. 2 to the Registrant's
              Registration Statement on Form S-1, No. 33-23826, and incorporated herein by reference).
 10.7(A)    --Form of Letter Agreement dated June 27, 1990, among the Registrant and
              Management Investors, which modifies Amended and Restated Management Equity
              Participation Agreement (filed as Exhibit 10.V to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.7(B)    --Letter Agreement dated as of July 31, 1990, among the Company and the Principal
              Management Investors which amends Amended and Restated Management Equity
              Participation Agreement (filed as Exhibit 10.W to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).

 EXHIBIT
   NO.                                         DESCRIPTION
- ----------  ---------------------------------------------------------------------------------
 10.7(C)    --Letter Agreement dated as of July 31, 1990, between the Company and the
              Management Investor Committee which amends Amended and Restated Management
              Equity Participation Agreement (filed as Exhibit 10.X to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1990, File No.
              1-6901, and incorporated herein by reference).
 10.7(D)    --Letter Agreement dated February 7, 1991, between the Company and the Management
              Investors Committee which amends the Amended and Restated Management Equity
              Participation Agreement (filed as Exhibit 10.GG to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.7(E)    --Form of Letter Agreement dated February 7, 1991 among the Company, the
              Management Investors Committee and Management Investors which cancels certain stock options, grants new stock options and amends the Amended and Restated
              Management Equity Participation Agreement (filed as Exhibit 10.HH to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1990,
              File No. 1-6901, and incorporated herein by reference).
 10.8       --Agreement dated as of July 31, 1990, among the Company and its former Chief
              Executive Officer (filed as Exhibit 10.Y to the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.8(A)    --Modification dated December 11, 1990 to Agreement dated as of July 31, 1990, among the Company and its former Chief Executive Officer (filed as Exhibit 10.Z to the Registrant's Annual Report on Form 10-K for the year ended December 31,
              1990, File No. 1-6901, and incorporated herein by reference).
 10.8(B)    --Letter Agreement dated February 7, 1991, among the Company, its former Chief
              Executive Officer and his spouse which cancels stock options, grants new stock options and amends the Agreement dated as of July 31, 1990, among the Company, its former Chief Executive Officer and his spouse (filed as Exhibit 10.II to the Registrant's Annual Report on Form 10-K for the year ended December 31,
              1990, File No. 1-6901, and incorporated herein by reference).
 10.9       --Subscription Agreement dated as of December 7, 1990, among the Company, Mellon
              Bank, N.A., Trustee for First Plaza Group Trust and Leeway & Co. (filed as
              Exhibit 10.DD to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.10      --Subscription Agreement dated as of March 12, 1991, between the Company and Fort
              Howard Equity Investors II, L.P. (filed as Exhibit 10.EE to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1990, File No. 1-
              6901, and incorporated herein by reference).
 10.11      --Management Equity Plan (filed as Exhibit 10.23 to the Registrant's Registration
              Statement on Form S-2, No. 33-51557, and incorporated herein by reference).
 10.12      --Form of Management Equity Agreement dated as of April 30, 1991, between the
              Registrant and Management Investors (filed as Exhibit 10.24 to the Registrant's
              Registration Statement on Form S-2, No. 33-51557, and incorporated herein by reference).
 10.13      --Employment Agreements with certain executive officers of the Company (filed as
              Exhibit No. 10.13 to the Registrant's Registration Statement on Form S-2, No.
              33-51557, and incorporated herein by reference).
+12.1       --Computation of Deficiency of Earnings to Fixed Charges.
+12.2       --Computation of Pro Forma Ratio of Earnings to Fixed Charges.
 21         --Subsidiaries of Fort Howard Corporation (filed as Exhibit 22 to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1993,
              File No. 1-6901, and incorporated herein by reference).
+23.1       --Consent of Arthur Andersen LLP.
*23.2       --Consent of Shearman & Sterling (included in its opinion delivered under Exhibit
              No. 5.1).
+24         --Powers of Attorney (included on the signature page hereof).
 99         --Stock Transfer Agreement dated November 2, 1989 between the Company and
              Sweetheart Holdings Inc., a Delaware corporation (filed as Exhibit 28 to the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              1989, File No. 1-6901, and incorporated herein by reference).


- ------------

+ Filed herewith.

* To be filed by amendment.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes that:

        1. For the purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or(4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby further undertakes to provide the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin on the 23rd day of November, 1994.

                                          FORT HOWARD CORPORATION

                                          By     /s/ JAMES W. NELLEN II
                                             ...................................
                                                     James W. Nellen II
                                                Vice President and Secretary

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints James W. Nellen II and Kathleen J. Hempel, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                              TITLE                         DATE
- -----------------------------------  -----------------------------------   ------------------
  /s/ DONALD H. DEMEUSE              Chairman of the Board of Directors     November 23, 1994
  .................................    and Chief Executive Officer
         Donald H. DeMeuse             (principal executive officer)

   /s/ KATHLEEN J. HEMPEL            Director, Vice Chairman and Chief      November 23, 1994
  .................................    Financial Officer (principal
        Kathleen J. Hempel             financial officer)

   /s/ MICHAEL T. RIORDAN            Director, President and Chief          November 23, 1994
  .................................    Operating Officer
        Michael T. Riordan

   /s/ DONALD P. BRENNAN             Director                               November 23, 1994
  .................................
         Donald P. Brennan

      /s/ FRANK V. SICA              Director                               November 23, 1994
  .................................
           Frank V. Sica

   /s/ ROBERT H. NIEHAUS             Director                               November 23, 1994
  .................................
         Robert H. Niehaus

     /s/ JAMES S. HOCH               Director                               November 23, 1994
  .................................
           James S. Hoch

   /s/ CHARLES L. SZEWS              Vice President and Controller          November 23, 1994
  .................................    (principal accounting officer)
         Charles L. Szews

    After the stock split is effected as discussed in Note 18 to the Fort Howard Corporation consolidated financial statements, we expect to be in a position to render the following report of independent public accountants.



                                          ARTHUR ANDERSEN LLP
                                          November 22, 1994


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Fort Howard Corporation included in this Registration Statement and have issued our report thereon dated February 1, 1994 (except with respect to the matter discussed in Note 18, as to which the
date is           , 1995). Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedules are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
February 1, 1994

                                                                      SCHEDULE V

                            FORT HOWARD CORPORATION
                         PROPERTY, PLANT AND EQUIPMENT
                                 (IN THOUSANDS)

                                     BALANCE AT
                                     BEGINNING     ADDITIONS                                BALANCE AT
                                      OF YEAR       AT COST     RETIREMENTS     OTHER*      END OF YEAR
                                     ----------    ---------    -----------    ---------    -----------
Year Ended December 31, 1991
  Land............................   $   42,708    $     300                   $    (276)   $    42,732
  Buildings.......................      255,193        4,162                       4,126        263,481
  Machinery and Equipment.........      980,056      118,893     $   (2,269)      (5,367)     1,091,313
  Construction in Progress........       75,624       20,700             --       (5,957)        90,367
                                     ----------    ---------    -----------    ---------    -----------
                                     $1,353,581    $ 144,055     $   (2,269)   $  (7,474)   $ 1,487,893
                                     ----------    ---------    -----------    ---------    -----------
                                     ----------    ---------    -----------    ---------    -----------
Year Ended December 31, 1992
  Land............................   $   42,732    $     274     $     (366)   $   1,991    $    44,631
  Buildings.......................      263,481       20,206           (416)      11,497        294,768
  Machinery and Equipment.........    1,091,313      147,502        (16,228)     (10,451)     1,212,136
  Construction in Progress........       90,367       64,862         (1,107)     (10,711)       143,411
                                     ----------    ---------    -----------    ---------    -----------
                                     $1,487,893    $ 232,844     $  (18,117)   $  (7,674)   $ 1,694,946
                                     ----------    ---------    -----------    ---------    -----------
                                     ----------    ---------    -----------    ---------    -----------
Year Ended December 31, 1993
  Land............................   $   44,631                  $     (122)   $     (80)   $    44,429
  Buildings.......................      294,768    $  27,057         (1,977)        (893)       318,955
  Machinery and Equipment.........    1,212,136      168,709        (11,811)      (1,195)     1,367,839
  Construction in Progress........      143,411      (30,228)            --          646        113,829
                                     ----------    ---------    -----------    ---------    -----------
                                     $1,694,946    $ 165,538     $  (13,910)   $  (1,522)   $ 1,845,052
                                     ----------    ---------    -----------    ---------    -----------
                                     ----------    ---------    -----------    ---------    -----------

- ------------

NOTE: * Other includes the effects of foreign currency translation, transfers from construction in progress, the effects of the acquisition of Stuart Edgar in 1992 and the effects of the sale and leaseback transactions in 1991.

                                                                     SCHEDULE VI

                            FORT HOWARD CORPORATION
                          ACCUMULATED DEPRECIATION AND
                 AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT
                                 (IN THOUSANDS)

                                         BALANCE AT    PROVISIONS
                                         BEGINNING     CHARGED TO                               BALANCE AT
                                          OF YEAR      EARNINGS*     RETIREMENTS    OTHER**     END OF YEAR
                                         ----------    ----------    -----------    --------    -----------
Year Ended December 31, 1991
  Buildings...........................    $  28,976     $ 16,437                    $ 12,581     $  57,994
  Machinery and Equipment.............      236,464       99,576      $    (733)     (14,495)      320,812
                                         ----------    ----------    -----------    --------    -----------
                                          $ 265,440     $116,013      $    (733)    $ (1,914)    $ 378,806
                                         ----------    ----------    -----------    --------    -----------
                                         ----------    ----------    -----------    --------    -----------
Year Ended December 31, 1992
  Buildings...........................    $  57,994     $  8,723      $    (148)    $    279     $  66,848
  Machinery and Equipment.............      320,812       72,554        (14,278)      (8,418)      370,670
                                         ----------    ----------    -----------    --------    -----------
                                          $ 378,806     $ 81,277      $ (14,426)    $ (8,139)    $ 437,518
                                         ----------    ----------    -----------    --------    -----------
                                         ----------    ----------    -----------    --------    -----------
Year Ended December 31, 1993
  Buildings...........................    $  66,848     $  9,784      $    (799)    $    (55)    $  75,778
  Machinery and Equipment.............      370,670       78,311         (7,776)         (45)      441,160
                                         ----------    ----------    -----------    --------    -----------
                                          $ 437,518     $ 88,095      $  (8,575)    $   (100)    $ 516,938
                                         ----------    ----------    -----------    --------    -----------
                                         ----------    ----------    -----------    --------    -----------

- ------------

NOTES: * The provision is based on the straight-line depreciation method with rates varying from 2% to 50% per year.

       ** Other includes the effects of foreign currency translation and reclassifications.

                                                                   SCHEDULE VIII

                            FORT HOWARD CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                      1993      1992      1991
                                                                     ------    ------    ------
Allowance for Doubtful Accounts:
  Balance at beginning of year....................................   $1,376    $1,379    $1,502
  Additions charged to earnings...................................    1,633       792       698
  Charges for purpose for which reserve was created...............     (643)     (795)     (821)
                                                                     ------    ------    ------
  Balance at end of year..........................................   $2,366    $1,376    $1,379
                                                                     ------    ------    ------
                                                                     ------    ------    ------

                                                                      SCHEDULE X

                            FORT HOWARD CORPORATION
                   SUPPLEMENTARY INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)

                                                                  CHARGED TO COSTS AND EXPENSES
                                                                  -----------------------------
                                                                       FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                  -----------------------------

                                                                   1993       1992       1991
                                                                  -------    -------    -------
Maintenance and repairs........................................   $49,626    $46,671    $45,324
                                                                  -------    -------    -------
                                                                  -------    -------    -------